                          AS FILED ON MARCH 15, 1999.

                                           REGISTRATION STATEMENT NO. 333-   -
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ---------------

                           CH2M HILL COMPANIES, LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         OREGON                      8711                    93-0549963
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                           6060 SOUTH WILLOW DRIVE,
                       GREENWOOD VILLAGE, CO 80111-5142
                                (303) 771-0900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                              SAMUEL H. IAPALUCCI
                           CH2M HILL COMPANIES, LTD.
                            6060 SOUTH WILLOW DRIVE
                       GREENWOOD VILLAGE, CO 80111-5142
                                (303) 771-0900
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                   COPY TO:
                           FRANCIS R. WHEELER, ESQ.
                             WHITNEY HOLMES, ESQ.
                           HOLME ROBERTS & OWEN LLP
                              1700 LINCOLN STREET
                               DENVER, CO 80203
                                (303) 861-7000

                               ---------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and from time to time thereafter.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                               ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                                  PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
TILETOF EACH CLASS OF SECURITIES     AMOUNT TO BE  OFFERING PRICE  AGGREGATE OFFERING REGISTRATION
      TO BE REGISTERED(1)             REGISTERED    PER SHARE(2)        PRICE(2)          FEE
  ------------------------------------------------------------------------------------------------
  Common Stock................        24,227,530       $4.31          $104,420,654     $29,028.94

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(1) This Registration Statement also relates to an indeterminate number of interests in the Retirement and Tax-Deferred Savings Plan, Employee Stock Plan, 1999 Stock Option Plan, 1999 Payroll Deduction Stock Purchase Plan, the Pre-Tax Deferred Compensation Plan and the After-Tax Deferred Compensation Plan pursuant to which certain of the shares of common stock offered pursuant to the Prospectus included as part of this Registration Statement may be issued and delivered or sold.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.

                               ---------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND WILL BE AMENDED AND + +COMPLETED. A REGISTRATION STATEMENT RELATING TO THE COMMON STOCK HAS BEEN + +FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND WE MAY NOT SELL THESE +
+SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS           +
+PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING + +AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE +
+IS NOT PERMITTED.                                                             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 15, 1999
PROSPECTUS

                             [LOGO APPEARS HERE]

                       24,227,530 Shares of Common Stock

                                  -----------

  CH2M HILL Companies, Ltd. and certain shareholders are offering up to 24,227,530 shares of common stock pursuant to this prospectus, including:

  . Up to 2,000,000 shares that CH2M HILL may offer to its employees from time to time directly or through the internal market to be established by CH2M HILL

  . Up to 2,000,000 shares that CH2M HILL may offer to its employees from time to time through one or more of CH2M HILL's employee benefit plans

  . Up to 1,536,980 shares that certain officers and directors may offer from time to time through the internal market

  . Up to 16,690,550 shares that other shareholders may offer from time to time through the internal market

  . Up to 2,000,000 shares that one or more of CH2M HILL's employee benefit plans may offer from time to time through the internal market

  All shareholders (other than CH2M HILL and the employee benefit plans) will pay a commission equal to 2% of the proceeds of the sale of any shares of common stock. The commission will be paid to a broker to defray the costs of maintaining the internal market that will be established by CH2M HILL. CH2M HILL will not receive any proceeds from the sale of shares by officers, directors, consultants or other shareholders.

  This is our initial public offering of common stock which is designed to allow trading of the common stock among CH2M HILL employees, directors, consultants and employee benefit plans up to four times each year on the internal market. We are not seeking to have the common stock listed on any securities exchange and transfers of the common stock are subject to various restrictions.

                                  -----------

  Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 3.

                                  -----------

  Effective for the year 1999, the formula price for the common stock as determined by our Board of Directors is $4.31 per share.

                                                                 Per share Total
                                                                 --------- -----
Offering Price..................................................   $       $
Discounts and Commissions.......................................   $       $
Proceeds to CH2M HILL...........................................   $       $
Proceeds to Selling Shareholders................................   $       $

  All of the shares offered and sold pursuant to this prospectus will be sold through the internal market. The offering price has been, and subsequent trading prices for the common stock on the internal market will be, established by the Board of Directors rather than by the operation of a trading market. The internal market generally will permit eligible shareholders to buy and sell shares of common stock up to four times each year on predetermined days at a price determined by a formula adopted by the Board of Directors. For more details on how the internal market will function, see "Internal Market Information" beginning on page 7.

                                  -----------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                         Prospectus dated       , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   3
Securities Offered by this Prospectus....................................   5
Internal Market Information..............................................   7
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Dilution.................................................................  13
Selected Financial Data..................................................  14
Business.................................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Employee Benefit Plans...................................................  28
Management...............................................................  49
Executive Compensation...................................................  51
Security Ownership of Certain Beneficial Owners and Management...........  53
Securities Offered by the Current Shareholders...........................  54
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  59
Validity of Common Stock.................................................  59
Experts..................................................................  59
Available Information....................................................  60
Index to Consolidated Financial Statements............................... F-1

                                ----------------

    This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the continuance of and funding for certain governmental regulation and enforcement programs which create demand for our services; our ability to attract, finance and perform large longer-term projects; our ability to cover (through adequate insurance contracts or otherwise) the liability risks inherent in our business, including environmental liabilities and professional engineering liabilities; our ability to manage the risks inherent in the government contracting business; our ability to manage the costs associated with our fixed-price contracts; and our ability to attract and retain professional personnel.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements. The information in this prospectus (including number of shares and share prices) has been adjusted to reflect the conversion of each outstanding share of Class A preferred stock into one share of common stock and a ten-for-one stock split of the common stock.

General

   CH2M HILL provides engineering, consulting, design, construction, procurement, operations, maintenance, and project management services to our clients in the public and private sectors. We provide services to our domestic and foreign clients through three operating segments:

  . Environmental, Energy and Infrastructure

  . Water

  . Industrial

   For the year ended December 31, 1998, CH2M HILL had gross revenues of approximately $935 million.

   Environmental, Energy and Infrastructure consists of two businesses:
Environmental, Nuclear, Energy & Systems and Transportation. The Environmental, Nuclear, Energy & Systems business provides integrated environmental and waste management consulting and engineering services, and performs design and build, remediation, construction and implementation of infrastructure and telecommunications systems for a variety of public and private clients. The Transportation business provides planning, siting, permitting, design, program and construction management, transportation management and consulting services for aviation, ports, highways, bridges and transit systems.

   Water consists of two businesses: Water & Wastewater and Operations & Maintenance. The Water & Wastewater business focuses on the planning, design, construction and implementation of water supply systems and wastewater treatment facilities. The Operations & Maintenance business provides services to water and wastewater operators, including startup, performance testing, facility operations, maintenance and management.

   Industrial provides design, construction, specialized precision manufacturing support and facility services to high-technology manufacturing companies, food and beverage processing businesses and fine chemical and pharmaceutical manufacturers.

Business Strategy

   CH2M HILL is seeking to grow through increasing market share in each of our operating segments both domestically and internationally. The key elements of our strategy include:

  . Increasing the number and the dollar value of our contracts

  . Expanding and diversifying our client base

  . Increasing the number of large, longer-term projects with the potential for higher profit margins

  . Encouraging ownership in our common stock across a greater proportion of our workforce

Common Stock Ownership

   Historically, our key employee policy has restricted ownership of common stock to persons known as "key employees," and to employee benefit trusts. Employees were selected for key employee status by existing key employees on the basis of various objective and subjective criteria. To expand our ownership base beyond "key employees," the Board of Directors decided to establish a new ownership program as a replacement for the key employee policy. The main goals of the new program are:

  . Establishing an internal market to enable shareholders to buy and sell common stock

  . Expanding the opportunity for common stock ownership to include all eligible employees, directors and consultants

  . Adopting new and amending existing employee benefit plans to encourage employees to invest in common stock

Internal Market

   Through the internal market, any eligible shareholder may offer shares of common stock for sale to eligible buyers up to four times each year on pre-determined trade dates. Our 401(k) plan, employee stock plan, stock option plan, payroll deduction stock purchase plan and trusts holding common stock for the benefit of the employees may also participate in these trades. Shares will be bought and sold through the internal market at a formula price determined by the Board of Directors that is intended to represent fair market value. CH2M HILL may purchase or offer to sell shares of common stock on the internal market on any trade date to balance the supply and demand for common stock between sellers and buyers, but we will not be obligated to do so.

Principal Executive Offices

   Our principal executive offices are located at 6060 South Willow Drive, Greenwood Village, Colorado 80111-5142. Our telephone number is (303) 771-0900.

                                 RISK FACTORS
   You should carefully consider the following factors and other information contained in this prospectus before deciding to invest in our common stock.

Government Contracts Present Unique Risks

   In 1998, we derived approximately 63% of our total revenues from contracts with federal, state, local and foreign government agencies. In 1998, our mix of contracts was:

                [PIE CHART WHICH SHOWS PERCENTAGE OF CONTRACTS
                 WITH DIFFERENT TYPES OF CLIENTS APPEARS HERE]

Private commercial clients                              37%
State, local and foreign government agency clients      47%
Federal government agency clients                       16%

   In addition, we own equity interests in joint ventures with revenues attributable primarily or entirely to contracts with governmental clients.

   Consequently, our operations, prospects and financial condition may be adversely affected by the following risks inherent in government contracts:

  . Because federal law and some state laws permit government agencies to terminate a contract for convenience, our governmental clients may terminate or decide not to renew our contracts with little or no prior notice.

  . Federal governmental clients may audit contract payments we receive for several years after these payments are made. Based on these audits, the clients may adjust or demand repayment of payments we previously received. Audits have been completed on our federal contracts through December 31, 1994 and are continuing for subsequent periods.

  . Federal government contract regulations provide that any company convicted of a crime or indicted on a violation of certain federal statutes may lose its right to receive future contract awards or extensions. To our knowledge, we are not currently subject to any investigation that may affect our ability to compete for federal government work.

  . Our ability to earn revenues from our existing and future government projects will depend upon the availability of funding from various federal, state, local and foreign government agencies and private sector clients. We cannot control whether those clients will fund or continue funding our outstanding projects.

Fixed Price Contracts Present Special Risks

   Under "fixed price" contracts, we estimate the costs of the project and agree to deliver the project for a definite, predetermined payment regardless of our actual costs incurred over the life of the project. Many of our fixed price contracts involve large industrial facilities and public infrastructure projects with fixed prices in the millions of dollars. Significant cost overruns could have a material adverse effect on our business. We look to various factors to estimate the costs and time requirements to complete fixed price projects, including:

  . Management's experience in completing similar projects

  . Estimates by and contract terms with third-party suppliers relating to the project, if any

  . Estimated time for government entities to process applications, issue permits and take other actions

   We have experience in pricing and performing fixed price projects, but fixed price assignments present the risk that our costs to complete a project may exceed the fixed price agreed to with the client. There can be no assurances that the fixed payments negotiated for such projects will adequately cover our actual costs and desired profit margins for such projects.

Changes in Environmental Regulations Could Adversely Affect Our Operations

   A substantial portion of our business is generated either directly or indirectly as a result of federal, state, local and foreign laws and regulations related to environmental matters. Changes in environmental regulations could affect our business more significantly than they would affect some other engineering firms. Accordingly, a reduction in the number or scope of these laws and regulations, or changes in government policies regarding the funding, implementation or enforcement of such laws and regulations, could have a material adverse effect on our business. In addition, any significant effort by government agencies to reduce the role of private contractors in regulatory programs, including environmental compliance projects, could have a material adverse effect on our business.

Our Work May Expose Us to Environmental Liability

   We could become subject to liabilities or fines for our environmental activities. The assessment, analysis, remediation, handling, management, and disposal of hazardous substances compose a significant portion of our business and involve significant risks, including the possibility of property damages, personal injuries, fines and penalties and other regulatory action. Civil and criminal liabilities and liabilities to clients and third parties for environmental violations and damages can be very large. Although we have never been subject to any significant fines relating to environmental matters, it is possible that we could be subject to substantial fines or liabilities in the future that could adversely affect our business.

Our Projects May Result in Liability for Faulty Engineering Services

   Because our projects are often large and can affect many people, our failure to make judgments and recommendations in accordance with applicable professional standards could result in disproportionately large damages and, perhaps, punitive damages. Our engineering practices involve professional judgments regarding the planning, design, development, construction, operation and management of industrial facilities and public infrastructure projects. Although we have adopted a range of insurance, risk management and avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities.

Absence of a Public Market May Prevent You from Selling Your Stock

   There is no public market for our common stock. While we intend the internal market to provide liquidity to shareholders, there can be no assurance that there will be enough orders to purchase shares to permit shareholders to resell their shares on the internal market, or that a regular trading market will develop or be sustained in the future. Moreover, although CH2M HILL may enter the internal market as a buyer of common stock under certain circumstances, including an excess of sell orders over buy orders, we have no obligation to engage in internal market transactions and will not guarantee market liquidity. Consequently, insufficient buyer demand could cause sell orders to be prorated, or could prevent the internal market from opening on any particular trade date. Insufficient buyer demand could cause shareholders to suffer a total loss of investment or substantial delay in their ability to sell their common stock. No assurance can be given that shareholders desiring to sell all or a portion of their shares of common stock will be able to do so. Accordingly, the purchase of common stock is suitable for you only if you have limited need for liquidity in this investment.

Investors in the Offering Will Experience Immediate and Substantial Dilution

   The initial offering price per share of common stock exceeds CH2M HILL's net tangible book value per share. Accordingly, the purchasers of shares sold in the offering will experience immediate and substantial dilution.

We Do Not Plan to Pay Cash Dividends

   We do not currently anticipate paying cash dividends on the common stock and intend to continue to retain any earnings for use in our business.

All Shares of Common Stock Are Subject to Transfer Restrictions

   All shares of common stock will be subject to CH2M HILL's right of first refusal to purchase such shares before they may be sold to third parties (other than on the internal market), our right to refuse to allow the shareholder to sell or transfer such shares to specific transferees (other than on the internal market), and our right to repurchase such shares upon the shareholder's termination of employment.

Offering Price Determined by Formula Intended to Represent Fair Market Value Not by Market Forces

   The offering price is, and subsequent offering prices at each trade date will be, established by a formula determined by the Board of Directors, taking into consideration several factors which are described in the section of this prospectus called "Internal Market Information." Our Board of Directors intends the formula to result in offering prices for the common stock that represent fair market value. The formula is subject to change at the discretion of the Board of Directors.

Anti-Takeover Effects

   The internal market and restrictions on the transfer of our common stock will most likely prevent any acquisition offer that is not approved in advance by our Board of Directors.
                     SECURITIES OFFERED BY THIS PROSPECTUS

                                  Common Stock

   The shares of common stock offered by CH2M HILL may be offered to present and future employees, including executive officers, directors and consultants, of CH2M HILL through the internal market or through the employee benefit plans summarized below.

   Certain officers, including officers who are also directors, may, from time to time, sell up to an aggregate of 1,536,980 shares of common stock through the internal market. Certain other employees of CH2M HILL may, from time to time, sell up to an aggregate of 16,690,550 shares of common stock on the internal market. We do not know whether these officers and other employees will offer or sell some, none or all of such shares. The shares offered by officers and other employees may include shares they hold directly and also shares they hold indirectly through the employee benefit plans summarized below. The officers and other employees will not be treated more favorably than other shareholders participating on the internal market.

   Pursuant to our Restated Bylaws, all shares of common stock are subject to CH2M HILL's repurchase right, right of first refusal and certain other restrictions on transferability.

                                 Benefit Plans

   The following summary of the benefit plans that will participate in the internal market may not contain all the information that may be important to you. For more detailed information on these plans, you should read the plan documents, which will be made available to you on request and which have been attached as exhibits to the registration statement filed with the Securities and Exchange Commission.

--------------------------------------------------------------------------------
                       CH2M HILL EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

 . Retirement and Tax-Deferred Savings Plan (401(k) Plan)

 . Employee Stock Plan

 . 1999 Stock Option Plan

 . 1999 Payroll Deduction Stock Purchase Plan

 . Pre-Tax and After-Tax Deferred Compensation Plans
--------------------------------------------------------------------------------

Retirement and Tax-Deferred Savings Plan

    We maintain a 401(k) plan, which is intended to be qualified under Sections 401(a) and (k) of the Internal Revenue Code. Generally, all employees are eligible to participate, except for leased employees, temporary employees, and employees of affiliates that have not adopted the 401(k) plan. The 401(k) plan allows our employees and certain of our affiliates' employees to make pre-tax contributions through payroll deductions.

    The 401(k) plan provides for contributions, including matching contributions, by CH2M HILL. We may, but are not obligated to, make a matching contribution to the 401(k) plan for the benefit of those participants who have elected to defer a portion of their compensation. Matching contributions are normally invested in shares of common stock. The amount of the matching contribution is either a percentage of the employee's contributions for the calendar quarter up to 3% of the employee's compensation, or a percentage of the employee's contributions for the calendar quarter, up to a specified dollar limit.

    Participating employees will be 100% vested at all times in their employee contribution account and the participant's rollover account, if any. Each employee's matching contribution account and defined contribution account, if any, are subject to the vesting schedule and other vesting rules contained in the plan document governing the 401(k) plan. Benefits are payable to a participant within certain specified time periods following such participant's retirement, permanent disability, death or other termination of employment.

Employee Stock Plan

    We maintain an employee stock plan, which is a profit sharing plan intended to be qualified under Section 401(a) of the Internal Revenue Code. Generally, all employees are eligible to participate, except leased employees, temporary employees, and employees of our affiliates that have not adopted the employee stock plan. Interests of participants in the employee stock plan vest in accordance with the vesting schedule and other vesting rules contained in the plan document governing the employee stock plan. Contributions are allocated to a participant in shares of common stock and cash and are distributable in cash within certain specified time periods following such participant's retirement, permanent disability, death or other termination of employment. The amount of CH2M HILL's annual contribution to the employee stock plan is determined by the Board of Directors and may be in the form of cash or stock.

1999 Stock Option Plan

    We have recently adopted the 1999 Stock Option Plan under which we may grant stock options to eligible participants, including certain officers and employees of CH2M HILL and its affiliates. The Ownership and Incentive Compensation Committee of the Board of Directors (the "O&IC Committee") decides which eligible employees will be granted options to buy common stock under the 1999 Stock Option Plan and determines the terms and conditions of such options.

1999 Payroll Deduction Stock Purchase Plan

    We have recently established the 1999 Payroll Deduction Stock Purchase Plan for the benefit of our employees and employees of certain of our affiliates. The payroll deduction stock purchase plan provides for the purchase of common stock through payroll deductions by participating employees. The payroll deduction stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. To participate, an employee must authorize a deduction of at least 1% of the employee's pay, but no more than 10%, subject to an aggregate limit of $25,000 per year. The amounts deducted from the employee's paychecks will be placed in a payroll deduction stock purchase account held in the employee's name. Beginning in 2000, we will use the amount in the employee's payroll deduction stock purchase account to buy common stock for the employee on each trade date. The O&IC Committee will decide from time to time what percentage, which may range from 0% to 15%, of the purchase price of common stock we will contribute toward the purchase of common stock under the payroll deduction stock purchase plan. As of January 1, 2000, CH2M HILL's contribution percentage will be 10%. We will not actually contribute any amount to the employee's payroll deduction stock purchase account. Instead, we will add the contribution percentage to the amount in the employee's stock purchase account and use the combined amount to purchase common stock on each trade date. We will buy the common stock on each trade date either in the internal market or directly from CH2M HILL.

Pre-Tax and After-Tax Deferred Compensation Plans

    We plan to adopt two deferred compensation plans known as the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan and the CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plan. In connection with these plans, we have established the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Trust and the CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Trust. Employees who are not eligible to own common stock directly may be eligible to participate in the Pre-Tax or After-Tax Deferred Compensation Plan by electing to defer compensation into the deferred compensation trusts.

    When an eligible employee elects to receive interests in a deferred compensation trust instead of current cash compensation, CH2M HILL or its affiliates may use the deferred compensation to purchase common stock on the internal market, issue treasury shares or issue new shares, and contribute that common stock to a deferred compensation trust. CH2M HILL and its affiliates may also contribute common stock to the Pre-Tax Deferred Compensation Trust as bonuses on behalf of eligible employees. The trustees of the deferred compensation trusts will receive and hold common stock contributed by CH2M HILL and its affiliates. Cash dividends, if any, paid with respect to shares of common stock held in the deferred compensation trusts will be returned to CH2M HILL and will not be held in the deferred compensation trusts or made available to participants in the Pre-Tax and After-Tax Deferred Compensation Plans.
                          INTERNAL MARKET INFORMATION

General

    This section contains brief descriptions of:

  . Our key employee policy

  . The transition from the key employee policy to the internal market

  . How the internal market will work

For more details on the key employee policy and the internal market, you should read the entire key employee policy and the internal market rules, which are attached as exhibits to the registration statement filed with the Securities and Exchange Commission.

    Until this offering, our principal policy on stock ownership has been our key employee policy, which restricted ownership of the common stock to persons referred to as "key employees." As of March 1999, approximately 1,000 key employees held common stock. To expand our ownership base beyond key employees, the Board of Directors decided to establish a new ownership program as a replacement for the key employee policy. The main goals of the new program are:

  . Establishing an internal market to enable shareholders to buy and sell common stock

  . Expanding the opportunity for common stock ownership to include all eligible employees, directors and consultants

  . Adopting new and amending existing employee benefit plans to encourage employees to invest in common stock

Key Employee Policy

    Under the key employee policy, existing key employees voted to select new key employees recommended by the Board of Directors. To earn the recommendation of the Board of Directors to become a key employee, an employee generally had to work for CH2M HILL for four or more years, receive consistent high job performance evaluations and be deemed critical to the success of CH2M HILL. Designation as a key employee qualified an individual to receive bonuses in the form of stock and cash. Each year we would grant bonuses expressed in dollar amounts, but paid in shares of common stock and cash, to selected key employees based on job performance and position. Upon a key employee's termination or retirement, we repurchased his or her shares at a price calculated according to a formula established annually by the Board of Directors.

    Under the old formula, the market value of a share of common stock was equal to the sum of present book value ("PBV") and the present going concern value ("PGCV") divided by the number of outstanding shares of stock ("CS").

                      Old Formula Price = (PBV + PGCV)/CS

    "PBV" was the total audited book value of CH2M HILL at the end of the most recent fiscal year, prior to giving effect to the issuance of bonuses for the most recent fiscal year. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors.

    "PGCV" was 1.5 times the previous five fiscal year rolling average of net income. Net income was defined as the net income on an accrual basis according to our audited financial statements, after the deduction of all costs but before the deduction of bonuses and income taxes. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors.

    As of March 15, 1999, approximately 1,000 key employees and the employee benefit plan trusts held 29,400,380 shares of common stock.

        [PIE CHART WHICH SHOWS OWNERSHIP OF COMMON STOCK APPEARS HERE]

Executive officers and employee directors, 1,536,980 shares     5.23%
Other key employees, 16,690,550 shares                         56.77%
Employee benefit plan trusts, 11,172,850 shares                38.00%

Transition from the Key Employee Policy

    In connection with establishing a new ownership program, on November 6, 1998, the Board of Directors (i) terminated the key employee policy and established the internal market, effective on the date that the contingencies described below are satisfied, and (ii) adopted the 1999 Stock Option Plan. Our shareholders approved these actions of the Board of Directors during the key employee vote on December 18, 1998. The Board of Directors will approve the final terms of all of the other benefit plans before any common stock is sold under this prospectus.

    These actions by the Board of Directors, however, remain subject to the effectiveness of the registration statement and to the rules and regulations of the Securities and Exchange Commission and the securities commissions of a sufficient number of states so that the internal market can function efficiently, as determined by the Board of Directors in its discretion. Once these contingencies have been satisfied, the old formula will no longer be in effect and the key employee policy will not govern new transactions in the common stock.

                      How Does the Internal Market Work?

         [GRAPH WHICH SHOWS OPERATION OF INTERNAL MARKET APPEARS HERE]

   The internal market will permit shareholders, eligible employees and the benefit plans to buy and sell shares of common stock up to four times each year on predetermined trade dates.

   Authorized Buyers. All sales of common stock on the internal market will be restricted to the following "Authorized Buyers:"


--------------------------------------------------------------------------------
                       AUTHORIZED BUYERS OF COMMON STOCK
--------------------------------------------------------------------------------

 . Employees, directors and consultants of CH2M HILL

 . Trustees of the 401(k) Plan

 . Trustees of the Employee Stock Plan

 . Trustees of the Deferred Compensation Plans

 . Administrator of the Payroll Deduction Stock Purchase Plan

Limitations on the number of shares which an individual may purchase may be imposed when there are more buy orders than sell orders for a particular trade date.

   Broker. We established and will manage the internal market through a broker, initially Buck Investment Services, Inc., which will act upon instructions from the buyers and sellers. Individual stock ownership account records will be maintained by the broker. Subsequent to determination of the applicable formula price for use on the next trade date, and at approximately fifteen days prior to such trade date, we will advise all employees and directors as to the new formula price and the next trade date, inquiring whether such individuals wish to purchase or sell shares on the internal market and advising them on how to deliver written buy and sell orders approximately five days prior to such trade date.

   Under-Subscribed Market. CH2M HILL may, but is not obligated to, purchase shares of common stock on the internal market on any trade date, but only to the extent that the number of shares offered for sale by shareholders exceeds the number of shares sought to be purchased by Authorized Buyers.

   If the aggregate number of shares offered for sale on the internal market on any trade date is greater than the number of shares sought to be purchased, shareholder offers to sell will be accepted as follows:

  . If enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then all sell orders will be accepted up to the first 500 shares and the portion of any sell orders exceeding 500 shares will be accepted on a pro-rata basis.

  . If not enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then the purchase orders will be allocated equally to each seller.

   Over-Subscribed Market. To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, CH2M HILL may, but is not obligated to, sell authorized but unissued shares of common stock on the internal market to satisfy purchase demands.

   If the aggregate purchase orders exceed the number of shares available for sale, the following prospective purchasers will have priority, in the order listed:

  . Administrator of the Payroll Deduction Stock Purchase Plan

  . Trustees of the 401(k) Plan

  . Trustees of the Employee Stock Plan

  . Individual employees and directors on a pro rata basis (including purchases through the pre-tax and after-tax deferred compensation plans)

   Sales Commission. All sellers on the internal market (other than CH2M HILL and the employee benefit plans) will pay the broker, initially Buck Investment Services, Inc., a commission equal to 2% of the proceeds from such sales. No commission is paid by Authorized Buyers on the internal market. All offers and sales of common stock made on the internal market may be attributed to CH2M HILL for securities law purposes.

Determination of Offering Price

   The Board of Directors will determine the price, which is intended to be the fair market value, of the shares of common stock on each trade date pursuant to the formula and valuation process described below. The formula price per share of common stock is as follows:

                   FORMULA PRICE = [(7.8 x M x P) + (SE)]/CS

   "M" is the market factor, which is subjectively determined in the sole discretion of the Board of Directors. In determining the market factor, the Board of Directors will take into account factors the directors consider to be relevant in determining the fair market value of the common stock, including:

  . the market for publicly traded equity securities of companies most comparable to CH2M HILL

  . the merger and acquisition market for companies most comparable to CH2M
    HILL

  . the prospects for CH2M HILL's future performance

  . general economic conditions

  . general capital market conditions

  . other factors the Board of Directors deems appropriate

    The Board of Directors may take into account the company appraisal information obtained by the trustees of the benefit plans. The Board has not assigned predetermined weights to the various factors it may consider in determining the market factor.

    In its discretion, the Board of Directors may change, from time to time, the market factor component of the formula price. The Board of Directors will not make any other change in the method of determining the formula price unless
(i) in the good faith exercise of its fiduciary duties and after consultation with its professional advisors, the Board of Directors determines that the formula price no longer results in a stock price that reasonably reflects the fair market value of CH2M HILL on a per share basis, or (ii) a change in the formula price or the method of valuing the common stock is required under applicable law.

    "P" is profit after tax for the four fiscal quarters immediately preceding the trade date. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors.

    "SE" is the shareholders' equity as set forth on CH2M HILL's most recently available quarterly or annual financial statements. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors.

    "CS" is the number of shares of common stock outstanding at the end of the fiscal quarter immediately preceding the trade date on a fully diluted basis. By "fully diluted" we mean that the calculations are made as if all outstanding options to purchase common stock had been exercised and as if certain other "dilutive" securities were changed into shares of common stock.

    Under the new formula, the formula price would have been $4.30 per share based on a market factor of 1.0 on January 1, 1999. Under the old formula, the price for the common stock for 1999 was $4.31, as determined by our Board of Directors. The formula price will be reviewed by the Board of Directors up to four times each year, usually in conjunction with Board of Directors meetings, currently scheduled for February, May, August and November. The Board of Directors believes that the formula price valuation process described above will result in a stock price that will reasonably reflect the fair market value of CH2M HILL on a per share basis.

                       [QUARTERLY TRADE TIMELINE APPEARS HERE]

   We intend to publish the current formula price and upcoming trade date prior to each trade date to all participants in the internal market through internal communications, including bulletins, electronic mail communications or mailed reports. Trade dates are expected to occur approximately 75 days after the end of each fiscal quarter.

   We will also distribute our audited annual financial statements to all shareholders, as well as other employees, and to participants in the internal market through the employee benefit plans. Such information will be distributed at the same time as our annual reports, proxy information and solicitations are distributed for voting instructions from shareholders and participants in the employee benefit plans each year.

Price Range of Common Stock

   Because the common stock has not been publicly traded, there has not been any historical market-determined price. However, the Board of Directors has periodically determined the price of the common stock for purposes of awards of common stock made pursuant to the key employee policy.

   The price per share figures shown below for 1989 through 1999 reflect market values established by the Board of Directors pursuant to the old formula for purposes of transactions under the key employee policy and employee benefit plans. There can be no assurance that the common stock will, in the future, provide returns comparable to historical returns, or that the formula price Fwill provide returns similar to those for past transactions that were based on the old formula.

   The stock prices have been adjusted to reflect the ten-for-one stock split.

   Because of the change from the old formula to the new formula for determining the formula price, the historical prices for the common stock are not directly comparable to the stock prices that will be determined under the new formula. Since the determination of the formula price includes market analyses that are applied by the Board at the time of making its determinations, we do not know what the historical prices for the common stock would have been under the new formula.

                             [CHART APPEARS HERE]

                          Price Per
                            Share               % Increase
        Date            (Old Formula)           (Decrease)

        1989               $2.05                    __%
        1990                2.25                   9.8
        1991                2.52                  12.0
        1992                2.77                   9.9
        1993                2.99                   7.9
        1994                2.95                  (1.3)
        1995                3.07                   4.1
        1996                3.31                   7.8
        1997                3.59                   8.5
        1998                3.82                   6.4
        1999                4.31                  12.8

        [GRAPH OF COMMON STOCK PRICE FROM 1989 TO 1999 APPEARS HERE]

                                USE OF PROCEEDS

    The shares of common stock which may be offered by CH2M HILL are principally being offered to permit the acquisition of shares by the employee benefit plans as described herein and to permit CH2M HILL to offer shares of common stock on the internal market if necessary because there are more buy orders than sell orders on a trade date. We do not intend or expect this offering to raise significant capital. Any net proceeds received by CH2M HILL from the sale of the common stock offered (after giving effect to the payment of expenses of the offering) will be added to our general funds and used for working capital and general corporate purposes. It is anticipated that the majority of the sales of common stock on the internal market will be made by shareholders and the employee benefit plans. All shareholders (other than CH2M HILL and the employee benefit plans) will pay a commission equal to 2% of the proceeds of the sale of any shares of common stock. The commission will be used by the broker to defray the costs of establishing and maintaining the internal market.
                                DIVIDEND POLICY

    We do not currently anticipate paying any cash dividends on the common stock and intend to retain any future earnings to finance the growth and development of our business.
                                    DILUTION

    The tangible book value of CH2M HILL on December 31, 1998 was $72,946,000 or $2.60 per share. Tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of common stock then outstanding. Total common stock outstanding at December 31, 1998 was 28,025,940 shares. As the following table demonstrates, after giving effect to the sale of 4,000,000 shares of common stock by CH2M HILL in the offering at a formula price of $4.31 per share, and after deducting anticipated expenses that had not been paid as of December 31, 1998, the pro forma book value of the common stock on December 31, 1998 would have been $89,363,921 or $2.79 per share, representing an immediate dilution of $1.52 per share to new investors purchasing shares of common stock at the formula price. "Dilution per share" represents the difference between the price per share to be paid by new investors for shares issued in this offering and the net pro forma book value per share as of December 31, 1998.

Formula price per share.............................................       $4.31
  Net tangible book value per share before the offering............. $2.60
  Increase per share attributable to new investors..................  0.19
                                                                     -----
Pro forma net tangible book value per share after the offering......        2.79
                                                                           -----
Dilution per share to new investors.................................       $1.52
                                                                           =====

                            SELECTED FINANCIAL DATA

   The following table presents selected historical financial data derived from the Consolidated Financial Statements of CH2M HILL, which have been reported on by Arthur Andersen LLP, independent public accountants, for each of the last five years. During the periods presented, CH2M HILL paid no cash dividends on its common stock. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto, included elsewhere in this prospectus.


---------------------------------------------------------------------------------------------------------------------
                                                                    Years Ended Decmber 31,
                                                          (dollars in thousands except per share data)

                                                1994           1995           1996           1997          1998
---------------------------------------------------------------------------------------------------------------------
Statement of Operations Data:

Revenues..................................    $676,205       $804,614       $937,198       $917,578       $935,030

Operating income..........................      10,030         12,699         13,444         13,946         14,802

Net income................................       3,255          5,371          4,709          4,716          5,812

Net income per common and
  preferred share (basic and diluted).....        0.11           0.19           0.17           0.17           0.21


Balance Sheet Data:

Total assets..............................     224,541        304,136        309,364        311,117        297,784

Long-term debt including current maturities     33,270         44,576         39,987         34,414         27,388
---------------------------------------------------------------------------------------------------------------------


                                    BUSINESS
                                    Overview

    CH2M HILL is a project delivery firm founded in 1946. We provide engineering, consulting, design, construction, procurement, operations and maintenance, and program and project management services to clients in the private and public sector in the United States and abroad.

    We are an employee-owned Oregon corporation with approximately 7,000 employees working in 65 offices throughout the United States and 33 offices abroad.

                               Business Strategy

    Our business strategy is to grow domestically and internationally through increasing market share in each of our operating segments. The key elements of this strategy are:

  . Increasing the number and the dollar value of our contracts

  . Expanding and diversifying our client base by attracting new private and public sector clients and developing a diversified mix of projects

  . Increasing the number of large, longer-term projects with the potential for higher profit margins

  . Encouraging ownership in our common stock across a greater proportion of our workforce

                               Operating Segments

    We provide services to our clients through three operating segments:

  . Environmental, Energy and Infrastructure

  . Water

  . Industrial

Environmental, Energy and Infrastructure

    Our Environmental, Energy and Infrastructure ("EE&I") operating segment consists of two businesses: Environmental, Nuclear, Energy & Systems ("ENE&S") and Transportation. These two businesses are described below.

    EE&I's business strategy is to grow by increasing market share in each of its two businesses, expanding its client base and obtaining large, longer-term projects with the potential for higher profit margins. While maintaining its focus on its traditional services, EE&I is expanding its expertise into related industries such as telecommunications, and into related business concepts such as "sustainable development." Sustainable development is a design approach used, for example, in power plant design. Sustainable development addresses environmental issues throughout the life of a project (from design and construction to decommissioning) in an effort to minimize total environmental impact.

    ENE&S. ENE&S provides integrated environmental and waste management consulting and engineering services, and performs design and build, remediation, construction and implementation of infrastructure and telecommunications systems for a variety of public and private clients.

    1. Environmental. Our Environmental group provides environmental consulting for remedial construction projects, ecological and natural resource damage assessments, strategic environmental management and permitting services, environmental liability management services, site investigations, remedial design, implementation and construction services, treatment systems for hazardous, toxic and radioactive waste contaminated properties, and sustainable development planning, design and construction services.

    Representative Environmental projects include:

  . Environmental consulting, engineering and remedial activities for the U.S. Air Force Center for Environmental Excellence

  . Remediation of contaminated sites on Naval and Marine Corps installations in 26 domestic states and several foreign countries

  . Program management and remedial design of a refinery for a large oil company

  . Environmental impact studies for a number of proposed industrial projects and municipal programs on behalf of the Beijing city government in China

   2. Nuclear. Our Nuclear group provides program management, integration, engineering, construction and operations and maintenance services for the U.S. Department of Energy and commercial nuclear power plants. We manage decommissioning and closure of weapons production facilities and design nuclear waste treatment and handling facilities in the United States, Western, Central and Eastern Europe and the former Soviet Union.

   Representative Nuclear projects include:

  . Management and integration of decontamination, decommissioning, and closure of the nuclear weapons production facility at Rocky Flats in Golden, Colorado, on behalf of the U.S. Department of Energy

  . Engineering, design and technical services to support decontamination, decommissioning and remedial activities at the Department of Energy Hanford Reservation in Richland, Washington

   3. Energy. Our Energy group provides full lifecycle energy services (from design to decommissioning), including consulting, engineering, design, construction, operations and maintenance services for power projects around the world.

   Representative Energy projects include:

  . Expert consulting on utility deregulation

  . The design and construction of gas turbine energy systems

  . The design and construction of energy efficiency upgrades

  . Development of generation services in renewable energy

  . Carbon and other greenhouse gasses management projects

   4. Systems. For the communications industry, our Systems group provides program management, planning, design, and construction management of local and regional fiber optic and hybrid fiber/coaxial systems for voice, video and data communications. In other markets, our Systems group develops and implements environmental management information systems, and total energy management and information technology systems. It provides military base operation services for government agencies, and other outsourcing services for industrial and government clients.

   Representative Systems projects include:

  . Program management, design and construction management of voice, video and data networks for a large European telecommunications company in Europe

  . Design, implementation and on-going maintenance of the worldwide environmental management information system in Detroit, Michigan

  . Program management for the upgrade of a hybrid fiber/coaxial network for voice, video and high-speed data services in several domestic cities

   Transportation. Transportation provides planning, siting, permitting, design, program and construction management, intermodal transportation planning and consulting services for aviation, ports, highways, bridges and transit systems.

   Representative Transportation projects include:

  . Master planning and program management for a large international airport in the U.S., including terminal, financial, and airport environmental planning

  . Developing lighting control systems for another large international airport in the U.S., including touch-screen controls, runway incursion protection, and automatic safety measures

  . Designing and providing project management and engineering services for the expansion of a container shipping terminal in the Eastern U.S., including berths, wharf and cranes

  . Seismic retrofit design of seven bridges along an interstate highway in California

  . Design of the Eastern Transportation Corridor for the Orange County,
    California transportation authority including 27 miles of highway and 58 bridges

Water

   Our Water operating segment consists of two businesses: Water & Wastewater and Operations & Maintenance.

   The business strategy of the Water operating segment is to grow through increasing market share in each of its businesses, both domestically and internationally, to diversify its client base, and to pursue larger projects. We seek to attract new clients by leveraging our reputation for providing quality services, and by taking advantage of the current trends for outsourcing operations and maintenance activities to specialized service providers.

   Water & Wastewater. Our Water & Wastewater business focuses on the planning, design, construction and implementation of water supply systems and wastewater treatment facilities.

   Representative Water & Wastewater projects include:

  . Design of a water treatment plant and transmission pipelines in Las
    Vegas, Nevada

  . Design, construction and commissioning of a wastewater treatment facility in Manakau, New Zealand

  . Program management for design and construction of a deep tunnel sewage project in the Republic of Singapore

  . Design, construction and commissioning of a water treatment plant in Halifax, Nova Scotia

   Operations & Maintenance. Our Operations & Maintenance business provides water, wastewater and public works operations and maintenance services to water and wastewater facility operators, including startup and performance testing, consulting, facility operations, on-going maintenance and management. The facility management services include water and wastewater treatment, collection, and distribution, equipment and process maintenance, and site grounds maintenance.

   Representative Operations & Maintenance projects include:

  . Operations and maintenance of a water reclamation center in Fairfield, California

  . Operations of the wastewater facilities in Hoboken, New Jersey

  . Operations of the wastewater plant for a large brewery in Jacarei, Brazil

Industrial

   Our Industrial operating segment provides design, construction, specialized precision manufacturing support and facility services support to high-technology manufacturing companies, food and beverage processing businesses, and fine chemical and pharmaceutical manufacturers.

   The business strategy of the Industrial operating segment is to diversify its client base beyond the microelectronics industry, capitalizing on a strong professional reputation in project delivery of complex manufacturing facilities and leadership in the area of single-source design, engineering and construction of industrial manufacturing facilities.

   The Industrial operating segment built its reputation primarily in the microelectronics industry, where it provides a single source for a broad range of integrated design and construction services. The Industrial segment's clients typically require design and installation services for complex systems that comprise many of their facilities, including clean rooms, ultrapure water and wastewater treatment systems, chemical and gas systems, and production tools.

   Representative Industrial projects include:

  . Design and construction services for the development of multiple domestic and foreign production facilities for a large microelectronics manufacturer

  . Design and construction services for a soy sauce production facility in California for a Japanese manufacturer

  . Complete engineering and construction services for an ultrapure water system for
   a multi-national pharmaceutical manufacturer

  . Continuous facility engineering, maintenance and operations support services for several microelectronics manufacturers under multi-year contracts

                                    Clients

    Our clients include:

  . Corporations in the energy, transportation, chemical, steel, aluminum, mining, forest products, electronics, food, pharmaceuticals, and manufacturing industries in the United States and abroad

  . The U.S. Agency for International Development, U.S. Department of
    Defense, U.S. Department of Energy and U.S. Environmental Protection
    Agency

  . A variety of state and local government agencies in the United States and abroad

                                  Kaiser-Hill

    In 1995, through Kaiser-Hill Company, LLC ("Kaiser-Hill"), we won the U.S. Department of Energy's Performance Based Integrating Management Contract for the Rocky Flats Closure Project in Golden, Colorado. Kaiser-Hill is a joint venture with ICF Kaiser International, Inc. in which we hold a 50 percent interest. Rocky Flats is a former U.S. Department of Energy nuclear weapons production facility. Under the five-year contract, Kaiser-Hill oversees plutonium stabilization and storage, environmental restoration, waste management, decontamination and decommissioning, site safety and security, and construction activities of subcontractor companies.

    Under the performance-based contract signed by Kaiser-Hill, a concept that was developed in the U.S. Department of Energy's 1994 Contract Reform Initiative, 85% of Kaiser-Hill's fees are based on performance, while only 15% are fixed. Kaiser-Hill's contract commits it to dealing with urgent risks first. Achievement of measurable results in the following "urgent risk" areas determines Kaiser-Hill's incentive fee: stabilize plutonium and plutonium residues for specific time frames; consolidate plutonium in a single building; and clean up and remove all high-risk "hot spot" contamination. The Rocky Flats contract is scheduled to expire in June 2000. Kaiser-Hill is in the process of applying for renewal of the contract, but there can be no assurance that the contract will be renewed.

                                    Backlog

    At December 31, 1998, our backlog (contracted task orders less previously recognized revenue on such task orders) was approximately $1,337 million, compared to a backlog of approximately $966 million at December 31, 1997. U.S. government agencies operate under annual fiscal appropriations by Congress and fund various federal contracts only on an incremental basis. The same is true of many state, local and foreign contracts. Our ability to earn revenues from our backlog depends on the availability of funding for various U.S., state, local and foreign government agencies.

                             Government Contracting

    Overall, we received 16% of our revenues in 1998 from U.S. federal government contracts. Typically, a federal contract has an initial term of one year combined with two, three, or four one-year renewal periods, exercisable at the discretion of the federal government. The government is not obligated to exercise its option to renew a federal contract. At the expiration of the term of a federal contract, the contract in its entirety is resubmitted for competitive bids by all interested service providers. The government's failure to renew, or the early termination of, any significant portion of our federal contracts would adversely affect our business and prospects.

    Contracts with the federal government and its prime contractors usually contain standard provisions for termination at the convenience of the government or such prime contractors. Upon such a termination, we are generally entitled to recover costs incurred, settlement expenses, and profit on work completed prior to termination. Our federal contracts do not provide for renegotiation of profits. Terminations of federal contracts may occur, and such terminations could adversely affect our business and prospects.

    Federal contract payments we receive in excess of allowable direct and indirect costs are subject to adjustment and repayment after audit by government auditors. The U.S. government has completed audits on our incurred contract costs through December 31, 1994, and audits are continuing for subsequent periods.

    As a U.S. government contractor, we are subject to federal regulations under which our right to receive future awards of new federal contracts, or extensions of existing federal contracts, may be unilaterally suspended or barred if CH2M HILL is convicted of a crime or indicted based on allegations of a violation of certain specific federal statutes. Suspensions, even if temporary, can result in the loss of valuable contract awards for which we would otherwise be eligible. While suspension and debarment actions may be limited to that division or subsidiary of a company engaged in the improper activity, government agencies have authority to impose debarment and suspension on affiliated entities that were not involved in the improper activity. Any suspension or debarment action against us or any of our affiliates could have a material adverse impact upon our business and prospects.

    Many similar regulations are also applicable to our contracts with state, local and foreign governments.

                             Environmental Matters

    A substantial portion of our business has been generated either directly or indirectly as a result of federal, state, local and foreign laws and programs related to protection of the environment. Our environmental activities are conducted in the context of a rapidly developing and changing statutory and regulatory framework. Such activities are subject to regulation by a number of federal agencies, including the U.S. Environmental Protection Agency ("EPA"), the U.S. Nuclear Regulatory Commission and the U.S. Occupational Safety and Health Administration, as well as similar state, local and foreign regulatory agencies.

    Several federal statutes govern our environmental activities. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") established the "superfund" program to clean up hazardous waste sites, and provides for penalties and punitive damages for noncompliance with EPA orders. CERCLA may impose strict liability (joint and several as well as individual) on certain hazardous substance waste owners, operators, disposal arrangers, transporters and disposal facility owners and operators (collectively, "Potentially Responsible Parties" or "PRPs"). Liabilities under CERCLA may include payment of the costs of removal or remedial action, for other necessary response costs, for damages for injury, destruction or loss of natural resources, and for the cost of health effects studies.

    Although the liabilities imposed by environmental legislation are generally intended to remedy and prohibit pollution by industrial companies, we could face liability under environmental laws in some circumstances. Increasingly, there are efforts to expand the reach of CERCLA to make environmental contractors responsible for cleanup costs by claiming that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation, or disposal of hazardous substances. Should we be held responsible under CERCLA for damages caused while performing services or otherwise, CH2M HILL could be forced to bear such liability by itself, if contribution or indemnification is not available from other parties.

    The Resources Conservation and Recovery Act ("RCRA") governs hazardous waste generation, treatment, transportation, storage, and disposal. RCRA, or similar EPA-approved state programs, govern waste-handling activities involving wastes classified as "hazardous." Substantial fees and penalties may be imposed under RCRA and similar state statutes for any violation.

    In addition to civil and criminal liabilities under environmental laws, we could face liabilities to clients and other private parties for property damage, personal injury and other claims. Such claims could arise in a number of ways, including:

  . An accidental release of pollutants during our performance of services

  . The inability of one of our remedial plans to contain or correct an ongoing seepage or release of pollutants

  . The inadvertent exacerbation by us of an existing contamination problem

  . Reliance by others on reports or recommendations we prepare that turn out to be incorrect

   In the environmental field, personal injury claims may arise in connection with our work while it is being done or long after completion of the project. In addition, claimants may assert that we should be strictly liable for performing environmental remediation services -- that is, liable for damages even though our services may have been performed using reasonable care -- on the grounds that such services involve "abnormally dangerous activities."

                            Contractual Liabilities

   We operate under a number of different types of contracts with our private and public sector clients, including cost reimbursement contracts, time-and-materials contracts, and fixed price contracts. The most common type is the fixed price contract, which accounted for 36.1% of our revenues in 1998. Under fixed price contracts, we are paid a predetermined amount for all services provided as determined at the project's inception. Under time-and-materials contracts, we are paid at a specified fixed hourly rate for direct labor hours worked. Under cost reimbursement contracts, our costs are reimbursed, often with a negotiated cost ceiling and also with an incentive fee (either fixed or some percentage of cost) to provide inducement for effective project management. We assume the greatest financial risk on fixed price contracts because we assume the risk of performing those contracts at the stipulated prices regardless of actual costs incurred. We also incur some financial risks under time-and-materials contracts because we contract to complete the work at negotiated hourly rates. The failure to accurately estimate ultimate costs or to control costs during performance of the work could result in losses or reduced anticipated profits.

   When we perform services for our clients, we can become liable for breach of contract, personal injury, property damage, and negligence (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). Because our projects are typically large enough to affect the lives of many people, the damages available to a client or third parties are potentially large and could include punitive and consequential damages. For example, our transportation projects and manufacturing facility projects involve services and products that affect not only our client, but also the many end users of those services and products. In addition, our clients often require us to be responsible for liabilities through contractual indemnities. Such provisions typically require us to assume liabilities for damage or personal injury to the client, third parties and their property, and also for fines and penalties.

   We seek to protect CH2M HILL from potential liabilities by obtaining indemnification where possible from our private sector clients. Under most of our private sector contracts, we have been successful in obtaining such indemnification, but such indemnification generally is not available if we fail to satisfy specified standards of care in performing our services or if the indemnifying party has insufficient assets to cover the liability.

   We also try to obtain available indemnities from our public sector clients. For example, some of our clients, including some U.S. government agencies, are Potentially Responsible Parties under CERCLA. Under our contracts with these clients, we usually try to seek contribution from the client for liability imposed on us in connection with our work at these clients' CERCLA sites. In addition, when we perform superfund related work for our U.S. government clients, certain CERCLA provisions usually permit us to limit our potential liabilities. However, the EPA recently has significantly narrowed the circumstances under which it will indemnify contractors against liabilities incurred in connection with CERCLA projects. There are also proposals both in Congress and at various regulatory agencies to further restrict indemnification of contractors from third-party claims. In connection with services at the Rocky Flats closure project, Kaiser-Hill is indemnified by its U.S. government client against certain liability claims arising out of contractual activities involving a nuclear incident.

                            International Operations

    We routinely conduct operations outside of the United States. Overall, we derived approximately $57 million or 6.1% of our service revenues in 1998 from such operations. International operations entail additional business risks and complexities such as foreign currency exchange fluctuations, different taxation methods, restrictions on financial and business practices and political instability. Our international clients include both private sector firms and foreign government agencies in more than 20 countries, with significant projects in Egypt, Spain, Singapore, and New Zealand.

                                  Competition

    The market for the design, consulting, engineering and construction services that we offer is highly competitive. We compete with many other design, consulting, engineering and construction firms, including large multinational firms having substantially greater financial, management, and marketing resources. Other competitors are small firms with lower cost structures enabling them to offer lower prices for particular services. We also compete with government agencies, including our own clients, that can utilize their internal resources to perform certain services that we might otherwise perform.

    Most contracts between public sector clients and our EE&I and Industrial operating segment are awarded through a competitive bidding process that places no limit on the number or type of potential service providers. The process usually begins with a government agency request for proposal that delineates the size and scope of the proposed contract. The government agency evaluates the proposals on the basis of technical merit and, in certain circumstances, cost. For the Water operating segment, most contracts are awarded through qualification selection processes that vary among projects.

    In both the private and public sectors, acting either as a prime contractor or as a subcontractor, we may join with other firms that we otherwise compete with to form a team to compete for a single contract. Because a team can often offer stronger combined qualifications than any firm standing alone, these teaming arrangements can be very important to the success of a particular contract competition or proposal. Consequently, we maintain a network of relationships with other companies to form teams that compete for particular contracts and projects.

                             Conflicts of Interest

    Many of our clients and potential clients are concerned about actual or possible conflicts of interest in retaining professional services consultants. Governmental agencies and some private sector clients have contracting policies that may, from time to time, prevent us from seeking or performing contracts for certain potential clients. We have, on occasion, declined to bid on particular projects because of actual or perceived conflicts of interest, and we are likely to continue encountering such conflicts of interest in the future.

                                   Properties

    Our corporate headquarters, a 131,000 square foot facility, is located at 6060 South Willow Drive, Greenwood Village, Colorado 80111. We lease all of our significant facilities, including our corporate headquarters and 65 domestic and 33 foreign office locations, under many separate leases. We believe that comparable facilities are available for lease and therefore that the loss of any such leases would not have a material adverse impact on our operations. We believe that our facilities are adequate for the present needs of our business.

                               Legal Proceedings

    We are party to various legal actions arising in the normal course of our business. Our management believes that the levels of insurance coverage (after retentions and deductibles) are generally adequate to cover our potential liabilities for such claims, but there can be no assurance that we will be able to avoid liabilities in excess of our policy limits.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   The following discussion and analysis explains our general financial condition, changes in financial condition and results of operations for CH2M HILL as a whole and each of our operating segments including:

  . Factors affecting our business

  . Our revenues and profits in 1998, 1997, and 1996

  . Where our revenues and profits came from

  . Why those revenues and profits were different from year to year

  . Where our cash came from and how it was used

  . How all of this affects our overall financial condition

   The following discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

   As you read this section, you should also refer to our consolidated financial statements and the accompanying notes. These consolidated financial statements provide additional information regarding our financial activities and condition.

   This analysis may be important to you in making decisions about your investments in CH2M HILL.

                                  Introduction

   The engineering and construction industry has been undergoing substantial change as public and private clients privatize and outsource many of the services that were formerly provided internally. Numerous mergers and acquisitions in the industry have resulted in a group of larger firms that offer a full complement of single-source services including studies, designs, construction, operations, and in some instances, facility ownership. Included in the current trend is the movement towards longer-term contracts for the expanded array of services, e.g., 5 to 20 year contracts for facility operations. These larger, longer contracts require us to have substantially greater financial capital to remain competitive.

   We currently enjoy a strong reputation for innovative project delivery assignments using cost effective approaches and application of advanced technologies to meet our clients' needs. We continuously monitor acquisition and investment opportunities that will expand our portfolio of services, add value to the projects undertaken for clients, or enhance capital strength. We believe that we are well positioned geographically, technically and financially to compete worldwide in the markets we have elected to pursue and clients we serve.

                                    Overall

   Net income after tax for 1998 was $5.8 million compared with $4.7 million in 1997 and 1996. Our earnings per share in 1998 was $0.21, compared with $0.17 in 1997 and 1996.


                    ------------------------------------------------------------------------------------------------------
                                1998                                1997                             1996
(in millions)          Revenues      Pre-tax Profit         Revenues    Pre-tax Profit      Revenues      Pre-tax Profit
                    ------------------------------------------------------------------------------------------------------
Environmental,
 Energy and
 Infrastructure     $386.1     41%        $ 9.3           $360.2    39%      $ 5.8          $389.6   42%       $ 7.2
Water                362.8     39%          7.2            309.9    34%        5.0           289.3   31%         2.2
Industrial           186.1     20%          3.6            247.5    27%        7.2           258.3   27%         8.2
Corporate              -        -          (5.7)             -       -        (6.0)            -      -         (5.6)
                    ------------------------------------------------------------------------------------------------------
Total               $935.0    100%        $14.4           $917.6   100%       $12.0         $937.2  100%       $12.0
                    ------------------------------------------------------------------------------------------------------


                  1998 RESULTS OF OPERATIONS COMPARED TO 1997

    Overall, Environmental, Energy and Infrastructure generated a significant portion of our improvement in pre-tax profit from 1997 to 1998. Most of this improvement came from managing resources and containing costs throughout the organization. We also realized project performance improvements (producing improved net profit before tax yields) during the year.


ENVIRONMENTAL, ENERGY AND INFRASTRUCTURE

    Revenues in the EE&I operating segment increased $25.9 million to $386.1 million in 1998, compared to $360.2 million in 1997. EE&I revenues accounted for 41% and 39% of our total operating revenues for the years 1998 and 1997, respectively. New hazardous waste remedial action contracts as well as significant growth in the telecommunications markets were the main sources of additional revenues.

    We were awarded several major public sector contracts during the last half of 1998 from federal government agencies (including the Department of Defense and the Department of Energy) for hazardous/toxic waste remediation projects. We also were awarded an energy management contract for a large public school district in Southern California. EE&I has been successful in obtaining several new major clients in the telecommunications market providing program management oversight, site development and construction management services to install or upgrade cable and wireless networks and related infrastructure both domestically and internationally.

    In 1998, Congress adopted the Transportation Efficiency Act for the 21st Century (TEA 21) which provides federal funding to the various states for transportation infrastructure improvement projects across the nation. TEA 21 has created numerous opportunities for revenue expansion in the Transportation sector of EE&I including construction related projects for highways, bridges, airports and ports.

WATER

    Water segment revenues were $362.8 million in 1998 versus $309.9 million in 1997, an increase of $52.9 million. Approximately 30 percent of the growth came from new contracts in the utility plant operations market for public and private clients. The new contracts are for periods ranging from 5 to 20 years. The balance of the increase came from contract activities in water and wastewater infrastructure facility improvement programs principally in the United States and Puerto Rico.

    Profitability in the Water operating segment increased from $5.0 million in 1997 to $7.2 million in 1998. Profitability continued to improve as we continued to win significant new contracts without a corresponding increase in costs. Year over year, margins continued to be stable even though competition was increasing. The market for the Water segment's sources continues to be strong as necessary water and wastewater treatment infrastructure improvement projects are undertaken by municipalities and other utility authorities across the United States and abroad. The desire by municipalities to preserve the environment and provide clean water creates a fundamental demand for our services. Future success in the Water operating segment is dependent on continuing improvements in project delivery performance which result in higher profit yields and continuing successes in winning new contracts.

INDUSTRIAL

    Revenues in the Industrial segment were $186.1 million in 1998, compared with $247.5 million in 1997, a decrease of $61.4 million. This decline is due to the significant slowdown in the microelectronics industry, which is the primary user of the Industrial segment services worldwide. The microelectronics industry decline began in 1997 and continued through 1998. Nearly all of the industry's capital expenditure plans were stalled, resulting in a sharp decline in purchases of engineering and construction services. The decline in revenues caused by the downturn in the microelectronics industry was partially offset by an increase in revenues from other industries served by the Industrial segment. Services in the food, pharmaceutical, fine chemical, and facility services markets each showed growth in revenues in 1998 as the Industrial segment continues to diversify and penetrate into other markets.

    Pre-tax profits in the Industrial segment were $3.6 million in 1998 versus $7.2 million in 1997.

Although profits declined year over year, the Industrial segment managed costs by reducing staff levels to meet the current market environment. These actions resulted in slightly improved gross margins over 1997.

    Future success in the Industrial segment is dependent on recoveries in the electronics industry where, for example, development of the next generation of microcomputer chips will cause renewed activities in facility construction. Industrial will also continue to expand their business into the food and beverage, fine chemical, and pharmaceutical markets in the United States and abroad.

                  1997 RESULTS OF OPERATIONS COMPARED TO 1996

    Revenues for 1997 were $917.6 million compared to $937.2 million in 1996. The decrease of $19.6 million was primarily related to a decline in the EE&I segment, which was partially offset by improvements in the Water segment. Pre-tax profit remained essentially unchanged.

ENVIRONMENTAL, ENERGY AND INFRASTRUCTURE

    Revenues for the Environmental, Energy and Infrastructure segment were $360.2 million in 1997 versus $389.6 million in 1996, a decrease of $29.4 million. Substantial completion of several major projects, including the Eastern Corridor Transportation Project in Southern California, resulted in a 7.5% decline in revenue, and the decrease of $1.4 million in pre-tax profit. Investments in several major marketing efforts affected pre-tax profits.

WATER

    Water segment revenues were $309.9 million for 1997 versus $289.3 million for 1996, an increase of $20.6 million. A significant portion of the revenue increase was attributable to the utility plant operations market for public and private clients. We continued to win substantial contracts that were for longer terms and which will contribute to revenues over the next 20 years. The balance of the increase was attributable to contract activities in the water and wastewater infrastructure facility improvement programs principally in the United States.

    The increase in pre-tax profits of $2.8 million was a result of the increase in revenues, project performance and cost containment programs. We were able to add significant new contracts without increasing our cost structure and also maintain stable margins.

INDUSTRIAL

    Industrial segment revenues were $247.5 million in 1997 versus $258.3 million in 1996, a decrease of $10.8 million. This decline was primarily due to the reduction in business from the microelectronics industry. The microelectronics industry fostered significant growth for the Industrial segment in past years by providing several very sizable projects during 1995 and 1996. These mega-projects were substantially complete by mid-1997 at which time the microelectronics industry entered into a period of reevaluation of its capital expenditure plans, ultimately leading to a decline in procurement of engineering and construction services during 1997.

    Pre-tax profits from Industrial segment operations were $7.2 million in 1997 versus $8.2 million in 1996, reflective of the downturn in revenues from the microelectronics industry. Despite the revenue decline, the Industrial segment's margins remained comparable to 1996 and costs were managed to minimize the impact on profits.

                                  Income Taxes

    Our income tax provisions for the last several years were as follows:

------------------------------------------------
             Income Tax            Effective
Year         Provision              Tax Rate
------------------------------------------------
1998          $ 8,571                59.6%
1997          $ 7,295                60.7%
1996          $ 7,291                60.8%
------------------------------------------------

    The effective tax rates are higher than the statutory tax rates since we cannot deduct certain foreign net operating losses on our U.S. income tax return. We are also disallowed a tax deduction for portions of meals and entertainment expenses that are considered necessary to conduct our business.

                        LIQUIDITY AND CAPITAL RESOURCES

    Our cash decreased by $21.7 million in 1998 versus increases of $22.7 million and $11.5 million in 1997 and 1996, respectively. The principal reason for the decrease in 1998 was a reduction in advance payments on contracts formerly realized in the Industrial operating segment.

    Our business does not require significant capital expenditures. The capital expenditures are generally for purchases of office equipment and leasehold improvements. We spent $4.7 million, $2.6 million, and $4.9 million on such expenditures in 1998, 1997 and 1996, respectively. These expenditures are funded from current cash flows. We have established an operating lease program under which most of our computing and related equipment is procured on an ongoing basis.

    We have an unsecured credit facility of $85.0 million, which we have not used for over eighteen months. If we do borrow money against this facility, the interest rates would range from 5.4% to 7.8% at current terms. The unsecured credit facility expires December 31, 1999. We continuously assess our cash needs to support our operations. We believe that we have adequate resources to support our business and access to additional funding at competitive market rates.

    We also have a wholly-owned subsidiary that has an unsecured credit facility of $9.5 million with interest payable on borrowings at the prime rate. The subsidiary has not used their facility for over three years.

    As of December 31, 1998, we had an outstanding bank term loan for $6.0 million, of which $4.0 million will be paid in 1999. The interest rate on the loan is 7.1% and payments are made quarterly. We also had $20.6 million and $22.5 million for 1998 and 1997, respectively, in notes payable to former shareholders in varying amounts over the next ten years.

                     DERIVATIVES AND FINANCIAL INSTRUMENTS

    We enter into forward contracts to hedge foreign currency risks and not for speculative purposes. Generally, we do not have derivative type instruments.

                    NEW ACCOUNTING STANDARDS NOT YET ADOPTED

    Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes fair value accounting and reporting standards for derivative instruments and hedging activities. We will adopt SFAS No. 133 in the first quarter of 2000. We are currently assessing the effect of adoption, if any, on our financial position, results of operations, and cash flows.

    Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," requires costs of start-up activities, including organization costs, to be expensed as incurred. We will adopt this statement during fiscal 1999, but we do not expect it to have an impact on earnings.

                              YEAR 2000 COMPLIANCE

    GENERAL. The upcoming turn of the century poses many challenges to companies worldwide that rely on computers and/or programmed control devices to operate their businesses or are suppliers or providers of time-sensitive software or automated technology devices. The problems stem from the practice of software writers, software vendors and equipment suppliers of using only two digits to designate calendar year (e.g., 98 versus 1998) in automated applications. That practice does not provide for proper recognition of the Year 2000 because computers and other automated equipment may interpret the two-digit date "00" as, for example, 1900, rather than 2000. Consequently, computers and other automated systems may cease operation or operate incorrectly. This effect is commonly referred to as the "year 2000 problem."

    Several years ago, we recognized that the year 2000 problem could have significant adverse impact on our operations. We have, therefore, been actively working to mitigate potential impacts on our internal operations as well as working with our vendors and clients to identify and remediate potential year 2000 problems. Since 1997, we have been evaluating and taking steps to remedy year 2000 problems in the following four areas:

  . Internal software and operating systems, including financial/management software, communications systems, facilities controls, design and other technical software and all systems interfaces

  . External vendors who supply services and products to us, including financial institutions, governmental agencies, payroll services, and a variety of other suppliers

  . Clients for whom we designed and operate facilities that could have year
    2000 problems

  . Contingency planning related to the three areas above

    READINESS. The following is a discussion of our current assessment of our readiness in the four identified areas.

    1. Internal Systems. Efforts have been underway since early 1997 by three major working groups focused on identifying mission critical systems, establishing testing protocols for all applications and performing tests on identified potential problem areas. The identification phase was completed at the end of 1998, and testing of software and other applications is currently underway. Because we rely heavily on outside software vendors for most of our internal applications in operations (e.g. Microsoft, Oracle, PDS, ADP, J. D. Edwards), asserted to be "year 2000 compliant" versions of all critical applications either have been installed or will be installed by April 1999. All internally developed software applications are scheduled for testing with sophisticated year 2000 problem identification software purchased from an outside vendor. This testing and remediation effort is scheduled to be completed by September 1999.

    2. External Vendors. We have contacted supply and service vendors with whom we have material business to confirm the year 2000 compliance of their applications, services and products that we rely on for operations. Most major vendors (approximately 75%) responded by the end of 1998 and second requests for compliance confirmation either have been sent or are in the process of being sent to those that did not respond or that provided inadequate responses. This portion of the evaluation is scheduled for completion in June 1999. Mission critical vendors (e.g., our primary bank and payroll services and landlords) have responded adequately on the year 2000 compliance issue in their services or products.

    3. Clients of CH2M HILL. Because we are a service organization providing design and operating services for a wide range of clients, we have actively notified clients during the last half of 1998 of the need to be aware of potential year 2000 problems in their operations. While we do not generally provide year 2000 problem identification and remediation services to our clients, as designers and operators of certain facilities, we have strongly suggested in the notifications that the clients recognize that problems could exist and an identification/ remediation program in their operations should be undertaken immediately if not already done. We also made available to each client a list of year 2000 service firms via direct personal delivery or reference to a worldwide web site we established for this purpose. Follow-up client reminders are being done in instances where we operate facilities on behalf of clients that have not confirmed to us that they have undertaken or completed compliance verification activities.

    4. Contingency Planning. Contingency planning is currently underway with a targeted completion date of July 1999. The contingency planning includes identification and arrangements for backup computer hardware and software (e.g., off-premise "hot sites"), knowledgeable operational staff physically on-site in each material location at identified critical exposure times, accessible financial reserves necessary to sustain operations for a reasonable period of time and facility operations in the event of utility or other service failures.

    COMPANY RISKS ON YEAR 2000 ISSUES. The most significant year 2000 risks to us are failure of systems in client or vendor operations, which could interrupt sources of operating funds and/or necessary supplies. We are addressing these issues by preparing contingency plans for the possible events, including increasing credit facilities and consolidating vendors to compliant first tier providers. Other than credit facilities and payroll services there are no vendors that are particularly critical to our operations because we are a "labor driven" organization and are not critically dependent on unique supply chains. The contingency plans will also include strategies for dealing with potential electrical power and communication system failures.

    COST ESTIMATES FOR COMPLIANCE EFFORTS. The total estimated costs for our year 2000 remediation efforts was between $3.5 to $4.0 million as of December 31, 1998, of which we have spent approximately $2.5 million. Of the total estimated cost, approximately $1.75 to $2.0 million represents the effort to migrate our current systems to year 2000 compliant versions. All costs of year 2000 activities have been, and will in the future be, charged to current operations as the costs are incurred.

                             EMPLOYEE BENEFIT PLANS

   CH2M HILL maintains a number of plans that provide benefits to employees of CH2M HILL and its affiliates. Under some of these plans, employees of CH2M HILL and certain affiliates may acquire common stock or beneficial interests in common stock held in trusts. These plans are described below in general terms, but this summary does not contain all the information that may be important to you. For the complete terms of these plans, you should read the plan documents, which will be made available to you on request and which have been attached as exhibits to the registration statement filed with the Securities and Exchange Commission.

       PLANS AT A GLANCE                  HOW PLAN WORKS                 CH2M HILL CONTRIBUTION

  STOCK PURCHASE (DIRECT
   OWNERSHIP)
  Payroll Deduction Stock       Payroll withholding (1%-10% of     In 2000, 10% of purchase price;
  Purchase Plan (PDSPP)         compensation) to purchase common   thereafter as determined by the
                                stock with after-tax dollars       Board of Directors
---------------------------------------------------------------------------------------------------
  Pre-Approved Direct Stock     Purchase 5,000 shares or less on   None
  Purchase                      any trade date
---------------------------------------------------------------------------------------------------
  Direct Stock Purchase         Request approval from Stock        None
  through offer cycle           Purchase Committee to purchase
                                over 5,000 shares
  RETIREMENT PLANS (BENEFICIAL
  OWNERSHIP)
  401(k) Plan                   Invest pre-tax for retirement via  Match determined by each Member
                                payroll withholding                Employer limited to a percentage
                                                                   of compensation or a specified
                                                                   dollar amount
                                Meet eligibility requirements      Defined contribution determined
                                                                   by each Member Employer, subject
                                                                   to Board approval and certain
                                                                   limitations
---------------------------------------------------------------------------------------------------
  Employee Stock Plan (ESP)     CH2M HILL funded retirement plan   100%
                                invested in common stock
---------------------------------------------------------------------------------------------------
  Deferred Compensation Plans   Deferral of compensation to be     For payroll deductions into the
                                paid at a later date in shares of  pre-tax deferred compensation
                                common stock                       plan, in 2000, 10% of purchase
                                                                   price; thereafter as determined
                                                                   by the Board of Directors
  STOCK INCENTIVES (DIRECT
   OWNERSHIP)
  Stock Bonus                   Grant of shares with no vesting    Full value of shares awarded by
                                restrictions                       CH2M HILL
---------------------------------------------------------------------------------------------------
  Stock Options                 Right to purchase shares within 5  Right to appreciation on option
                                years at the stock price on the    shares over the option period
                                grant date, subject to 3-year
                                vesting

          RETIREMENT AND TAX-DEFERRED SAVINGS PLAN (THE "401(K) PLAN")

    The 401(k) Plan is a profit sharing plan that includes a cash or deferred arrangement that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This means that contributions to the 401(k) Plan receive certain favorable federal income tax treatment.

EMPLOYEES ELIGIBLE TO PARTICIPATE IN THE 401(K) PLAN

    All of our employees are eligible to participate in the 401(k) Plan, except:

  . Leased employees

  . Temporary employees

  . Employees of affiliates that have not adopted the 401(k) Plan

    As of January 1, 1999, none of CH2M HILL's foreign affiliates have adopted the 401(k) Plan. Certain affiliates of CH2M HILL have adopted the 401(k) Plan but have not adopted the provisions of the 401(k) Plan relating to defined contributions or matching contributions. CH2M HILL and its affiliates that have adopted the 401(k) Plan are referred to in this description as "Member Employers."

TIMING OF PARTICIPATION IN THE 401(K) PLAN

    Each eligible employee can participate in the 401(k) Plan with respect to employee contributions and matching contributions, if applicable, beginning on:

  . The first date of hire, or

  . The first day of the first full pay period that begins on or after the employee's date of hire


    Each eligible employee begins to participate in the 401(k) Plan with respect to defined contributions (if applicable) as of the first day of the first month that begins on or after the eligible employee completes a twelve-month period of service during which the employee is credited with at least 1,000 hours of service.

CONTRIBUTIONS TO THE 401(K) PLAN

    EMPLOYEE CONTRIBUTIONS. The 401(k) Plan allows a participant to elect to defer a portion of the participant's compensation for a calendar year, subject to certain limits, and to have that deferred amount contributed to the participant's employee contribution account in the 401(k) Plan.

    MATCHING CONTRIBUTIONS. Each Member Employer may, but is not required to, make matching contributions each calendar quarter. Matching contributions may be made in an amount that is based on a percentage of the employee's contributions for the calendar quarter or limited to a specified dollar amount per employee.

    Matching contributions to the 401(k) Plan may be made in cash or common stock. Under the 401(k) Plan, all matching contribution accounts are required, to the maximum extent practicable, to be invested in common stock, except that matching contributions made by Operations Management International, Inc. are not invested in common stock. Matching contributions made in common stock will remain invested in common stock.

    DEFINED CONTRIBUTIONS. Each Member Employer may, but is not required to, make defined contributions to the 401(k) Plan on behalf of that Member Employer's employees. The amount of each Member Employer's annual defined contribution, if any, is determined by the Board of Directors of CH2M HILL.

    Each Member Employer's defined contributions to the 401(k) Plan are allocated to the defined contribution accounts of eligible employees of that Member Employer. A participant in the 401(k) Plan is eligible to receive a defined contribution for a calendar year if:

  . The participant completed 1,000 hours of service during the calendar year and was employed by the Member Employer at the end of the calendar year

  . The participant retired during the calendar year at or after age 65 (55 if the participant has at least five years of service)

  . The participant died during the calendar year

  . The participant became permanently disabled during the calendar year

    Each eligible participant receives a proportionate share of the Member Employer's defined contribution for the calendar year. Each eligible participant's proportionate share is determined by dividing that participant's eligible compensation for the calendar year by the total eligible compensation for the calendar year of all eligible participants.

    ROLLOVER CONTRIBUTIONS. Participants or potential participants may transfer a rollover contribution from another qualified retirement plan to the 401(k) Plan.

INVESTMENT OF CONTRIBUTIONS TO THE 401(K) PLAN

    Matching contributions to the 401(k) Plan (other than matching contributions made by Operations Management International, Inc.) are invested in common stock to the maximum extent practicable.

    Defined contributions to the 401(k) Plan are initially invested in an investment alternative selected by the trustees until direction is provided by the participant. Participants in the 401(k) Plan may direct the investment of contributions that are allocated to their accounts (other than matching contributions made by CH2M HILL and invested in CH2M HILL stock), among various investment alternatives selected by the trustees of the 401(k) Plan.
    As of January 1, 2000, the investment alternatives offered by the trustees will be as follows:

      Fidelity Retirement Government Money Market Portfolio

      CH2M HILL Fixed Income Fund

      Fidelity Balanced Fund

      Fidelity Equity-Income Fund

      Spartan U.S. Equity Index Fund

      Fidelity Magellan Fund

      Fidelity Growth Company Fund

      PIMCO Mid Cap Growth Fund

      Janus Worldwide Fund

      Company Stock Fund (invested in common stock of CH2M HILL)

    The following tables summarize, as of the dates indicated, the investment performance of each of the investment funds for the last three years, except for the Company Stock Fund, which did not exist during the last three years. The summary is based on an initial investment of $100 in each investment fund as of December 31, 1996. Past performance is not a guarantee of future results. The funds may, therefore, perform worse or better in the future than they performed in the past.

             FIDELITY RETIREMENT GOVERNMENT MONEY MARKET PORTFOLIO

                                                                        PERCENT
                                                                        INCREASE
    VALUATION AS OF                                          UNIT VALUE FOR YEAR
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $105.38     5.38%
   December 31, 1998........................................  $110.96     5.30%

                          CH2M HILL FIXED INCOME FUND
                                                                        PERCENT
                                                                        INCREASE
    VALUATION AS OF                                          UNIT VALUE FOR YEAR
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $106.13     6.13%
   December 31, 1998........................................  $112.62     6.12%

                             Fidelity Balanced Fund

                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $123.45    23.45%
   December 31, 1998........................................  $148.41    20.22%

                          Fidelity Equity-Income Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $129.98    29.98%
   December 31, 1998........................................  $146.26    12.53%

                         Spartan U.S. Equity Index Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $133.04    33.04%
   December 31, 1998........................................  $170.93    28.48%

                             Fidelity Magellan Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $122.79    22.79%
   December 31, 1998........................................  $164.08    33.63%

                          Fidelity Growth Company Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $118.91    18.91%
   December 31, 1998........................................  $151.29    27.23%

                           PIMCO Mid Cap Growth Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $133.87    33.87%
   December 31, 1998........................................  $144.33     7.81%

                              Janus Worldwide Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $120.51    20.51%
   December 31, 1998........................................  $151.69    25.87%

   Except for investments in the Company Stock Fund, participants may transfer amounts among the investment alternatives in accordance with rules established by the trustees.

   Amounts invested in the Company Stock Fund (other than matching contributions, which are always invested in common stock) may be transferred into other investment alternatives only as of a trade date. If a participant wishes to transfer amounts invested in the Company Stock Fund into another investment alternative as of a trade date, the trustees will direct the sale in the internal market of an appropriate number of shares of common stock held in the Company Stock Fund on that trade date. If only a portion of the common stock offered for sale by the 401(k) Plan in the internal market is sold, only that portion of the participant's investment in the Company Stock Fund will be transferred into the other investment alternatives. The remaining portion of the participant's investment in the Company Stock Fund will remain in the Company Stock Fund. Thus, a participant's ability to transfer amounts out of the Company Stock Fund may be restricted. A participant considering an investment in the Company Stock Fund should read this entire Prospectus, particularly the sections entitled "Risk Factors" and "Internal Market Information."

   Amounts invested in investment alternatives other than the Company Stock Fund may not ordinarily be transferred into the Company Stock Fund. However, the trustees may from time to time permit the transfer of amounts held in other investment alternatives into the Company Stock Fund, subject to any restrictions and conditions that the trustees deem to be appropriate.

   It is the current intent of the trustees to keep all amounts allocated to the Company Stock Fund invested in common stock, except for cash reserves for distributions and expenses.

Vesting in Accounts in the 401(k) Plan

   Each participant in the 401(k) Plan is, at all times, 100% vested in amounts allocated to the participant's rollover contribution account and employee contribution account.

   Amounts allocated to a participant's defined contribution account and matching contribution account are subject to the following vesting schedule:

--------------------------------------------------------------------------------
    Completed                                                Amount Vested
     Years of                    Amount Vested                  (Non-OMI
     Service                    (OMI Employees)                Employees)
--------------------------------------------------------------------------------
        1                             20%                           0%
--------------------------------------------------------------------------------
        2                             40%                          20%
--------------------------------------------------------------------------------
        3                             60%                          40%
--------------------------------------------------------------------------------
        4                             80%                          60%
--------------------------------------------------------------------------------
        5                            100%                          80%
--------------------------------------------------------------------------------
        6                            100%                         100%
--------------------------------------------------------------------------------

   A participant's defined contribution account and matching contribution account become fully vested if the participant is still employed by CH2M HILL or an affiliate when the participant:

  . Reaches age 65 (55 if the participant has at least five years of service)

  . Becomes permanently disabled

  . Dies

Loans from the 401(k) Plan

   Loans from the 401(k) Plan are available to any participant who is an active employee of CH2M HILL or an affiliate. The total amount of a loan to a participant from the 401(k) Plan may not exceed $50,000. This $50,000 limit is reduced by the participant's highest outstanding loan balance during the twelve months before the date on which a loan is obtained. The total amount of a loan to a participant in the 401(k) Plan is further limited to 50% of the participant's vested interest in the participant's accounts in the 401(k) Plan. The loan may not exceed the combined amount in the participant's employee contribution account and rollover contribution account. The minimum loan amount is $1,000. A participant may only have one loan outstanding at any time.

Distributions and Withdrawals from the 401(k) Plan

   If a participant in the 401(k) Plan terminates employment with us and if the value of the vested portion of the participant's account in the 401(k) Plan does not exceed $5,000, the vested portion of the participant's account in the 401(k) Plan will be distributed to the participant in a lump sum cash payment as soon as reasonably practicable.

    If a participant in the 401(k) Plan terminates employment with us and if the value of the vested portion of the participant's account in the 401(k) Plan is greater than $5,000, the participant may request an immediate distribution or may elect to defer distribution until a later date. If distribution is deferred, the participant's account will remain invested in accordance with the 401(k) Plan until the participant requests distribution. In any case, distribution from the 401(k) Plan must begin when the participant reaches age 70 1/2.

    A participant who has reached age 59 1/2 may request a distribution of the participant's employee contribution account or the participant's rollover account even if the participant has not terminated employment with CH2M HILL and its affiliates.

    When a participant requests a distribution from the 401(k) Plan, the distribution will be made in cash in a lump sum as soon as reasonably practicable. If the participant's account in the 401(k) Plan includes common stock, the portion of the participant's account invested in common stock will be distributed in cash as soon as reasonably practicable after the common stock is sold on the internal market or to CH2M HILL. CH2M HILL intends to purchase from the 401(k) Plan on each trade date sufficient common stock to permit distributions to all participants whose requests for distributions are pending. On some trade dates, however, CH2M HILL may not purchase from the 401(k) Plan sufficient common stock to permit distributions to all participants whose requests for distributions are pending. In that case, distribution of some or all of the portion of a participant's account invested in common stock may be delayed until a subsequent trade date.

    If a participant dies while employed by CH2M HILL or an affiliate, distribution of the participant's account in the 401(k) Plan will be made to the participant's spouse or, if the participant's spouse has given proper consent or if the participant has no spouse, to the beneficiary designated by the participant. A surviving spouse of a deceased participant may delay distribution of the participant's account in the 401(k) Plan for up to five years from the date of death. A distribution from the account will be made in accordance with the procedures described in the previous paragraph.

    The 401(k) Plan permits a participant to obtain a hardship withdrawal from the participant's employee contribution account or rollover contribution account if there is an immediate and heavy financial need which may not reasonably be met by the participant's other resources. The amount of a hardship withdrawal may not exceed the amount required to meet the immediate financial need, including any taxes or penalties resulting from the withdrawal, and may be subject to various other limitations.

                              Employee Stock Plan

    The Employee Stock Plan was originally adopted in 1977 as an employee stock ownership plan, or ESOP. In 1983 the ESOP was converted into a profit sharing plan designed to invest up to 100% of its assets in stock of CH2M HILL. The Employee Stock Plan is a profit sharing plan that is intended to qualify under
Section 401(a) of the Internal Revenue Code. This means that contributions to the Employee Stock Plan receive certain favorable federal income tax treatment.

Employees Eligible to Participate in the Employee Stock Plan

    All of our employees are eligible to participate in the Employee Stock Plan, except:

  . Leased employees

  . Temporary employees

  . Employees of affiliates that have not adopted the Employee Stock Plan

    As of January 1, 1999, none of CH2M HILL's foreign affiliates have adopted the Employee Stock Plan. CH2M HILL and each affiliate that has adopted the Employee Stock Plan are referred to as "Member Employers."

    Each eligible employee begins to participate in the Employee Stock Plan after completing a twelve-month period of service with a Member Employer during which the eligible employee is credited with at least 1,000 hours of service.

Contributions to the Employee Stock Plan

    For each calendar year, each Member Employer may, but is not required to, make a contribution to the Employee Stock Plan. The amount of each Member Employer's contribution to the Employee Stock Plan, if any, for a calendar year is determined by the Board of Directors of CH2M HILL. For the calendar year ended December 31, 1998, Member Employers contributed a total of $3.5 million to the Employee Stock Plan. Employees are not permitted to make contributions to the Employee Stock Plan.

    Each Member Employer's contribution to the Employee Stock Plan for a calendar year is allocated to the accounts of eligible employees of that Member Employer who are participants in the Employee Stock Plan.

    Each eligible participant receives a proportionate share of the Member Employer's contribution for the calendar year. Each eligible participant's proportionate share is determined by dividing that participant's eligible compensation for the calendar year by the total eligible compensation for the calendar year of all participants.

    Forfeitures, if any, of the nonvested portion of accounts of terminated participants are allocated to the accounts of remaining eligible participants.

Investment of the Assets of the Employee Stock Plan

    The Employee Stock Plan is authorized to invest up to 100% of its assets in common stock. Cash contributions to the Employee Stock Plan will be used to purchase common stock through the internal market on the next trade date, to the extent that common stock is available for purchase on that trade date. If common stock is not available for purchase on that trade date, cash contributions will be held until common stock is available for purchase.

    It is the intent of CH2M HILL that, to the maximum extent possible, all of the assets of the Employee Stock Plan will be invested in common stock at all times. Any cash in the Employee Stock Plan will be invested in an investment vehicle selected by the trustees.

Vesting of Accounts in the Employee Stock Plan

    Amounts contained in a participant's account in the Employee Stock Plan are subject to the following vesting schedule:


--------------------------------------------------------------------------------

           Completed Years of
                 Service                         Amount Vested
--------------------------------------------------------------------------------
                    2                                 20%
--------------------------------------------------------------------------------
                    3                                 40%
--------------------------------------------------------------------------------
                    4                                 60%
--------------------------------------------------------------------------------
                    5                                 80%
--------------------------------------------------------------------------------
                    6                                100%
--------------------------------------------------------------------------------


    A participant also becomes fully vested if the participant is still employed by CH2M HILL or an affiliate when the participant:

  . Reaches age 65 (55 if the participant has at least five years of service)

  . Becomes permanently disabled

  . Dies

Loans from the Employee Stock Plan

    Loans are not available to a participant from the Employee Stock Plan.

Distributions from the Employee Stock Plan

    If a participant's employment with us terminates and the vested portion of the participant's account in the Employee Stock Plan does not exceed $5,000, the vested portion of the participant's account will be distributed to the participant in a lump sum cash payment as soon as practicable after the next trade date. If a participant's employment with us terminates and the vested portion of the participant's account in the Employee Stock Plan is greater than $5,000, the participant may request a distribution or may elect to defer distribution of the account until a later date. If distribution is deferred, the participant's account will remain invested in common stock until the participant requests distribution.

    If a participant dies while employed by us, distribution of the participant's account in the Employee Stock Plan will be made to the participant's surviving spouse or, if the participant's surviving spouse has given proper consent or if the participant has no surviving spouse, to the beneficiary designated by the participant. Distributions to a surviving spouse, or a beneficiary will be made in the same manner.

    CH2M HILL intends to purchase from the Employee Stock Plan at each trade date sufficient common stock to permit distribution covering all pending requests for distributions. On some trade dates, CH2M HILL may not purchase from the Employee Stock Plan sufficient common stock to permit distribution covering all pending distribution requests. In that case, distribution of a participant's account from the Employee Stock Plan may be delayed to a subsequent trade date.

       General Provisions of the 401(k) Plan and the Employee Stock Plan

    The 401(k) Plan and the Employee Stock Plan (collectively, the "Plans") each contain the following provisions:

Contribution Limitations

    The maximum contribution for any calendar year which CH2M HILL or its affiliates may make to the Plans for the benefit of a participant (including employee contributions to the 401(k) Plan), plus forfeitures, may not exceed the lesser of $30,000 or 25% of the participant's compensation for the calendar year. The $30,000 limit will be adjusted for cost of living in accordance with rules of the Secretary of the Treasury.

Administration

    The Plans are administered by the trustees. The trustees have the power to supervise each Plan's operations, including the power and authority to do all of the following:

  . Allocate fiduciary responsibilities among the fiduciaries of the Plans

  . Designate agents to carry out responsibilities relating to the Plans

  . Employ legal, actuarial, accounting, and other assistance as the trustees may deem appropriate in carrying out the Plans

  . Establish rules and regulations for the administration of the Plans

  . Administer, interpret, construe and apply the Plans and determine questions relating to eligibility, the amount of any participant's service and the amount of benefits to which any participant or beneficiary is entitled

  . Determine the manner in which the Plans' assets are disbursed

Pass-Through Voting and Tendering of Common Stock

    Each participant in the Plans has the right to instruct the trustees on a confidential basis how to vote the participant's interest in common stock held in the Plans. The trustees will vote all allocated shares held in the Plans as to which no voting instructions are received, together with all unallocated shares held in the Plans, in the same proportion, on a Plan-by-Plan basis, as the allocated shares for which voting instructions have been received are voted. The trustees are required to notify participants of their pass-through voting rights prior to each meeting of shareholders.

    In the event of a tender or exchange offer for the common stock, each participant in the Plans has the right to instruct the trustees on a confidential basis whether or not to tender or exchange the participant's proportionate interest in common stock held in the Plans. The trustees will not tender or exchange any allocated shares unless instructions are received from participants. Shares held in the Plans which have not yet been allocated to the accounts of participants will be tendered or exchanged by the trustees, on a Plan-by-Plan basis, in the same proportion as the allocated shares held in each Plan are tendered or exchanged.

    The trustees' duties with respect to voting and tendering of common stock are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). These fiduciary provisions of ERISA may require, in certain limited circumstances, that the trustees override the votes, or decisions whether or not to tender, of participants with respect to common stock and to determine, in the trustees' best judgment, how to vote the shares or whether or not to tender the shares.

Trustees of the Plans

    The current trustees of the Plans are Fred K. Berry, Samuel H. Iapalucci, Stan Vinson, Sharon Schlechter, and Cliff Thompson.

    Generally, the trustees have all the rights afforded a trustee under applicable law. Subject to limitations in the Plans, the trustees' rights include, but are not limited to, the right to:

  . Invest and reinvest the funds held in the Plans' trusts in any investment of any kind

  . Retain or sell the securities and other property held in the Plans' trusts

  . Consent or participate in any reorganization or merger in regard to any corporation whose securities are held in the Plans' trusts (subject in the case of the common stock to the participants' pass-through voting rights and right to instruct the trustees in the event of a tender or exchange offer)

  . Exercise all the rights of the holder of any security held in the Plans' trusts, including the right to vote such securities (subject, in the case of the common stock, to the participants' pass-through voting rights)

  . Vote proxies and exercise any other similar rights of ownership

  . Lend to participants in the Plans such amounts as may be permitted under the Plans

    The trustees receive no compensation from the Plans for their service as trustees of the Plans. Expenses incurred in the establishment, administration and operation of the Plans are paid by the respective Plans unless CH2M HILL elects to pay such expenses.

Administrative Services

    CH2M HILL has entered into an agreement with Fidelity Institutional Retirement Services Company to provide recordkeeping and other administrative services to the Plans. Fidelity's fees for these services are paid by the Plans.

Account Statements

    Each participant is furnished with a quarterly statement of the participant's account in the 401(k) Plan and with an annual statement of the participant's account in the Employee Stock Plan.

Amendment and Termination

    CH2M HILL has reserved the right to amend each of the Plans at any time, for any reason and without prior notice, except that no such amendment may have the effect of:

  . Generally causing any assets of the Plans' trusts to be used for or diverted to any purpose other than providing benefits to participants and their beneficiaries and defraying expenses of the Plans, except as permitted by applicable law

  . Depriving any participant or beneficiary, on a retroactive basis, of any benefit to which they would otherwise be entitled had the participant's employment with us terminated immediately prior to the amendment

  . Increasing the liabilities or responsibilities of the trustees without their written consent

    CH2M HILL has also retained the right to terminate either of the Plans at any time and for any reason. In addition, CH2M HILL may discontinue contributions to the Plans, but any such discontinuation does not automatically terminate the Plans as to funds and assets then held by the trustees.

ERISA

    Each of the Plans is subject to ERISA, including reporting and disclosure obligations, fiduciary standards and prohibited transaction rules. Since the Plans are individual account plans under ERISA, they are not subject to the jurisdiction of the Pension Benefit Guaranty Corporation under Title IV of ERISA and none of the Plans' benefits are guaranteed by the Pension Benefit Guaranty Corporation.

Federal Income Tax Consequences

    The following paragraphs summarize certain federal income tax consequences of participating in the Plans. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the Plans. This summary does not address state or local tax issues, which may be significant. Each participant in the Plans should consider obtaining professional tax advice with respect to the Plans' tax impact on that participant.

    Each of the Plans is intended to qualify under Section 401(a) of the Internal Revenue Code. Qualification under Section 401(a) of the Internal Revenue Code generally produces the following federal income tax results with respect to contributions, income and earnings, and distributions and loans from, the Plans.

    Contributions to the Plans. A participant will not be subject to federal income tax on CH2M HILL contributions to the Plans at the time those contributions are made.

    A participant in the 401(k) Plan who makes employee contributions will exclude the amount of those employee contributions from the participant's gross income.

    Neither the participant nor CH2M HILL will be subject to federal employment taxes on CH2M HILL contributions to the Plans. Employee contributions to the 401(k) Plan will be subject to federal employment taxes.

    The Plans will not be subject to federal income tax on contributions made to the Plans by CH2M HILL.


    Subject to limits contained in the Plans, CH2M HILL will be able to deduct the amounts that it contributes to the Plans, including amounts contributed to the 401(k) Plan as employee contributions. The amount of CH2M HILL's deduction will generally be equal to the amount of the contributions.

    Income and Appreciation of the Plans. Participants will not be subject to federal income tax on income or appreciation in their accounts in the Plans until distributions are made or deemed to be made to the participant.

    The Plans will not be subject to federal income tax on their income or appreciation, except to the extent that the Plans realize unrelated business taxable income.

    Distributions from the Plans. Distributions from the Plans will be subject to federal income tax under complex rules that apply generally to distributions from all tax-qualified retirement plans.

    In general, a distribution from either of the Plans will be taxable in the year of receipt as ordinary income unless the recipient is eligible for and elects to make a qualifying "rollover" to an individual retirement account or to another qualified plan.

    An early distribution from the Plans will result in an additional 10% tax on the taxable portion of the distribution. Early distributions are all distributions made before the participant has reached age 59 1/2 unless:

  . The participant is permanently disabled

  . The distribution is made after termination of employment due to the death of the participant

  . The distribution is made after termination of employment to a participant who terminated employment during or after the calendar year the participant attained the age of 55

    Exceptions from the 10% additional tax apply to distributions that are rolled over to an individual retirement account or to another qualified plan and to distributions that are used for deductible medical expenses.

    A participant (or the participant's spouse in the event of the participant's death) who (i) receives a distribution from the Plans (other than certain mandatory distributions after age 70 1/2) and (ii) wishes to defer immediate tax on the distribution, may transfer or "rollover" all or part of the distribution to an individual retirement account or, in the case of a participant, to another qualified retirement plan. To be effective, the rollover must be completed within 60 days of receipt of the distribution. Alternatively, the participant or spouse may request a direct transfer from the Plans to an individual retirement account or, in the case of the participant, to another qualified retirement plan.

    A participant (or a participant's spouse) who does not arrange a direct transfer to an individual retirement account or to another qualified plan will be subject to federal income tax withholding at a rate of 20% of the distribution, even if the participant or spouse later makes a rollover.

    A participant (or the participant's spouse) who makes a valid rollover to an individual retirement account or to another qualified plan will defer payment of federal income tax until such time as such participant or spouse actually begins to receive distributions from the individual retirement account or other qualified plan.


    Loans from the 401(k) Plan. A loan from the 401(k) Plan is generally not considered to be a distribution and is not subject to federal income tax when made. Interest paid by the participant on a loan from the 401(k) Plan will generally not be deductible.

                             1999 Stock Option Plan
                           (the "Stock Option Plan")

    The Board adopted the Stock Option Plan on November 6, 1998. The Stock Option Plan is not subject to ERISA. The shareholders of CH2M HILL approved the Stock Option Plan on December 18, 1998. The Stock Option Plan was effective as of January 1, 1999.
--------------------------------------------------------------------------------

                              What is an Option?

--------------------------------------------------------------------------------
A stock option is a contract between CH2M HILL and you, which allows you to buy common stock at a price set when you receive the option, even if the value of the stock has changed by the time you exercise the option. When you exercise stock options, you are simply buying shares of common stock.

Shares issued when an option is exercised will be subject to the same transfer restrictions as other shares of common stock.
--------------------------------------------------------------------------------

Administration of the Stock Option Plan

    The Stock Option Plan is administered by the O&IC Committee. The O&IC Committee is appointed by the Board of Directors. The O&IC Committee consists of two or more members of the Board of Directors and other individuals appointed by the Board of Directors.

    The following individuals are the current members of the O&IC Committee:
Ralph R. Peterson, Philip G. Hall, Susan D. King, Donald S. Evans, Kenneth F. Durant, Joseph A. Ahearn, Robert G. Card, Michael D. Kennedy, Michael Y. Marcussen, Steve Guttenplan, James J. Ferris, and Craig T. Zeien.

    The O&IC Committee decides which of our eligible employees will be granted options to buy common stock under the Stock Option Plan. The O&IC Committee also determines all of the terms and conditions of each stock option granted under the Stock Option Plan, such as:

  . The manner in which the stock option may be exercised

  . Whether there are conditions that must be met before the stock option may be exercised

  . The exercise price that must be paid in order to buy common stock upon exercise of each stock option

  . When the stock option becomes vested and may be exercised

    We intend to grant stock options at the fair market value of the common stock on the day that a stock option is granted, which is the formula price for the common stock in effect at the time of the grant. In any case, the exercise price cannot be less than 90% of the fair market value of the common stock on the day that the stock option is granted. Although the Stock Option Plan permits the issuance of both "incentive" and "nonqualified" stock options, the O&IC Committee does not intend to issue incentive stock options, and no incentive stock options will be granted unless we first provide appropriate disclosure to potential recipients.

    The O&IC Committee is not required to provide the same terms and conditions in each stock option agreement. Stock options granted to different employees or at different times may contain different terms and conditions, including different exercise prices.

Limits on Stock Options that May Be Granted Under the Stock Option Plan

    Under the Stock Option Plan, the O&IC Committee may not grant stock options for more than 8,000,000 shares of common stock, subject to certain adjustments. As of March 15, 1999, no stock options had been issued under the Stock Option Plan.

Stock Options May Be Restricted

    The O&IC Committee may provide in the grant of a stock option that the exercise of the stock option is restricted or conditional. For example, the O&IC Committee may provide in the grant of a stock option that the stock option cannot be exercised under certain circumstances unless the optionee agrees to sell the common stock acquired as a result of the exercise in the internal market on the next trade date or agrees to transfer the common stock acquired to the After-Tax Deferred Compensation Trust.

-------------------------------------------------------------------------------
                               What is Vesting?
-------------------------------------------------------------------------------
An employee who receives options usually has to "earn" them over time by staying with CH2M HILL. We expect that most options will be vested ("earned") over three years:

 .  25% vested one year from the date of grant
 .  25% more vested two years from the date of grant
 .  The remaining 50% vested three years from the date of grant

You may not exercise an option until it is vested.
-------------------------------------------------------------------------------

Exercise of Stock Options

    If the O&IC Committee grants a stock option to an employee, the employee may exercise the stock option after all conditions described in the stock option agreement, including vesting, have been met and before the stock option expires.

    The employee may exercise a stock option by following the procedures for exercise described in the stock option agreement. These procedures will include providing written notice of exercise to CH2M HILL, paying the exercise price, and paying any amount required for federal, state, or local income tax withholding as a result of the employee's exercise of the stock option as described below. The procedures may also include other requirements imposed by the O&IC Committee from time to time.

Payment for Common Stock Bought Pursuant to the Exercise of a Stock Option Granted Under the Stock Option Plan

    Payment for shares of common stock bought pursuant to the exercise of a stock option may be made in cash or a personal check payable to CH2M HILL.

    Unless the O&IC Committee provides otherwise, payment may also be made by returning to CH2M HILL shares of common stock already owned by the employee. If the employee uses shares of common stock the employee already owns as payment for the exercise of a stock option, then the number of shares given to the employee as a result of the exercise will be the net number. The net number will be the difference between the number of shares bought through the exercise of the stock option and the number of shares already owned by the employee and used as payment for the exercise.

--------------------------------------------------------------------------------

                         Examples of Option Exercises

--------------------------------------------------------------------------------
Assumptions:
 . Employee was granted 100 options at an exercise price of $10 per share
 . Employee exercises 100 options with an exercise price of $10 per share when the formula price is $20 per share
 . Employee already owns 200 shares of common stock
 . Combined federal, state and FICA tax rate is 42%
--------------------------------------------------------------------------------
Stock for Stock Transaction:
1. Number of Options to be Exercised                 100
2. Option Exercise Price                          $   10
3. Cost to Employee (1x2)                         $1,000
4. Current Formula Price                          $   20
5. Value of Options Exercised (1x4)               $2,000
6. Gain (5-3)                                     $1,000
7. Applicable Tax (6x42%)                         $  420
8. Total Amount owed by Employee to
   CH2M HILL (3+7)                                $1,420
9. Number of Shares to be Tendered to CH2M
   HILL as payment for Option Exercise (8/4)          71
--------------------------------------------------------------------------------
Cash Transaction:
1. Number of Options to be Exercised                 100
2. Option Exercise Price                          $   10
3. Cost to Employee (1x2)                         $1,000
4. Current Formula Price                          $   20
5. Value of Options Exercised (1x4)               $2,000
6. Gain (5-3)                                     $1,000
7. Applicable Tax (6x42%)                         $  420
8. Total Amount owed by Employee to CH2M
   HILL (3+7)                                     $1,420
9. Cash to be Paid by Employee as
   Payment for Option Exercise                    $1,420
--------------------------------------------------------------------------------
The shares exchanged in a stock-for-stock transaction are treated as a "Like Kind" exchange which does not trigger the recognition of capital gains. The shares exchanged carry their original tax basis and acquisition date. Newly acquired shares have a basis equal to the fair market value at the time of exercise. The shares sold to pay taxes represent new shares acquired through the exercise of the option and would therefore not trigger any capital gains.
--------------------------------------------------------------------------------
   Payment may also be made in a combination of cash, a personal check, and shares of common stock, unless the O&IC Committee provides that payment by shares of common stock will not be allowed. If shares of common stock owned by the employee are used to pay all or part of the purchase price, the value assigned to each share will be equal to the formula price of the common stock on the date of exercise of the stock option.

Expiration of Stock Options Granted Under the Stock Option Plan

   A stock option granted to an employee may not be exercised after the stock option expires. A stock option expires on the expiration date set forth in the stock option agreement. The O&IC Committee generally intends to grant stock options that expire five years after the date on which the stock options are granted.

   Regardless of the date stated in the stock option agreement, a stock option granted under the Stock Option Plan and not previously exercised will terminate when the employee terminates employment with us, unless the stock option agreement provides that the stock option may be exercised after termination of employment.

   The O&IC Committee generally intends to permit the exercise of a stock option granted under the Stock Option Plan within thirty days after termination of employment with us for any reason other than for cause. If an employee terminates employment with us due to disability or death, the O&IC Committee generally intends to permit the stock option to be exercised within one year after the date on which the employee's employment terminates due to the disability or death.

    An employee may work for an affiliate of CH2M HILL that becomes ineligible to participate in the Stock Option Plan (for example, because CH2M HILL's interest in the affiliate is sold). In that case, stock options held by the employee will become immediately exercisable, but the employee will be considered to terminate employment with us on the day that the affiliate becomes ineligible to participate in the Stock Option Plan. Therefore, the employee will be able to exercise the stock options only if and to the extent that the stock option agreement permits the employee to exercise the stock options on termination of employment.

AMENDMENT AND TERMINATION OF THE STOCK OPTION PLAN

    The Board of Directors may amend or terminate the Stock Option Plan at any time. Any amendment or termination of the Stock Option Plan will not change the terms of any stock option agreement already in place at the time of such amendment or termination unless the employee agrees to such change. The following changes may not be made by the Board without shareholder approval:

  . Increasing the number of shares of common stock available under the Stock
    Option Plan

  . Reducing the minimum price at which stock options may be granted under the Stock Option Plan

  . Changing the class of employees who may be granted stock options under the Plan

    The Stock Option Plan will terminate on December 31, 2008. No stock options will be granted under the Stock Option Plan after that date. Any stock option agreement already in place on December 31, 2008, will remain in effect until the stock options covered by that stock option agreement are exercised or expire.

CORPORATE REORGANIZATION, SALE OF ASSETS, OR CHANGE IN CONTROL

    If CH2M HILL experiences a stock split, a stock dividend, a recapitalization, or a similar transaction that changes the number of outstanding shares of common stock without receipt of payment by CH2M HILL, the O&IC Committee will adjust the number of shares of common stock that may be bought under outstanding stock options and the exercise price that must be paid to buy shares of common stock under outstanding stock options, in order to reflect the change in the common stock.

    If a change in control of CH2M HILL occurs, then all outstanding stock options granted under the Stock Option Plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met. A change in control of CH2M HILL occurs when one person or a group of persons acting jointly (other than an employee benefit plan) acquires at least 50% of the common stock, or when CH2M HILL agrees to a merger in which CH2M HILL is not the surviving company, or when CH2M HILL disposes of more than 50% of its assets (measured by the value of the assets). The O&IC Committee will determine whether a change in control of CH2M HILL has occurred.

    For example, if CH2M HILL experiences a merger, liquidation, reorganization, or similar transaction in which CH2M HILL is not the surviving corporation, the O&IC Committee will either:

  . Convert outstanding stock options into comparable options to buy stock in the surviving corporation; or

  . Require that outstanding stock options be exercised within a specific period of time before the effective date of the transaction or be forfeited.

    In connection with the transaction, if there is not a change in control of CH2M HILL, the O&IC Committee may (but is not required to) provide that any outstanding stock options granted under the Stock Option Plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met.

FEDERAL, STATE, AND LOCAL INCOME TAX WITHHOLDING

    The federal income tax consequences of the grant and exercise of stock options under the Stock Option Plan are described below. Under certain circumstances, the exercise of a stock option or the sale of shares of common stock bought through the exercise of a stock option may produce compensation income to an employee. In that case, your employer may be required to withhold federal, state, and local income taxes with respect to the amount of compensation income you recognized, as though that amount was paid to you by your employer. Your employer may satisfy this withholding obligation by withholding the required amount from other amounts (such as other compensation or wages) your employer paid to you. Alternatively, your employer may require you to pay the amount necessary to satisfy the withholding obligation. The payment of the amount necessary to satisfy the withholding obligation may be a prerequisite to the exercise of a stock option granted under the Stock Option Plan.

--------------------------------------------------------------------------------
                             Are Options Taxable?
--------------------------------------------------------------------------------

No. For tax purposes, options are not treated as having monetary value when they are granted to employees. Thus, they do not have an impact on your taxes when granted. After you exercise an option, however, the difference between the exercise price and the formula price in effect at that time is taxed as ordinary income.
--------------------------------------------------------------------------------

Federal Income Tax Consequences of Stock Options Granted under the Stock Option Plan

    This summary of certain federal income tax consequences of the grant and exercise of stock options under the Stock Option Plan does not address every federal income tax issue that may arise and does not address foreign, state or local tax issues, which may be significant.

    This summary does not address the tax consequences for incentive stock options because the O&IC Committee does not intend to grant incentive stock options.

    Each holder of stock options granted under the Stock Option Plan should consider obtaining professional tax advice with respect to the tax impact of their stock options.

    Exercise of Nonqualified Stock Options with Cash. Generally, an individual will not be taxed when a stock option is granted. Instead, at the time the individual exercises a stock option, the individual will recognize ordinary income for federal income tax purposes. The amount of ordinary income recognized by the individual will be equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. CH2M HILL generally will be entitled to a federal income tax deduction at that time and in the same amount that the individual realizes as ordinary income.

    If common stock bought through the exercise of a stock option is later sold or exchanged, then the difference between the sale price and the fair market value of the common stock on the date of exercise will be recognized as gain or loss to the seller. If the common stock is a capital asset in the seller's hands, the gain or loss on the sale will be long-term or short-term capital gain or loss, depending on whether the holding period for the common stock at the time of sale is more than 12 months or 12 months or less, respectively.

    Exercise of Nonqualified Stock Options With Shares of Common Stock. If payment of the exercise price under a stock option is made by surrendering previously owned shares of common stock, the following rules apply:

  . No gain or loss will be recognized as a result of the tendering of shares in exchange for an equal number of shares available through the exercise of nonqualified stock options

  . Any additional shares received will be taxed as ordinary income in an amount equal to the fair market value of the shares at the time of exercise

     1999 Payroll Deduction Stock Purchase Plan (the "Stock Purchase Plan")

    The Board of Directors expects to approve the Stock Purchase Plan and submit the Stock Purchase Plan for the approval of the shareholders before any common stock is sold under this prospectus. Under the Stock Purchase Plan, the O&IC Committee may decide to let employees begin payroll deductions for purchases of common stock as early as October 1, 1999.

However, no common stock will be purchased under the Stock Purchase Plan until after January 1, 2000. The Stock Purchase Plan is not subject to ERISA.

                   Administration of the Stock Purchase Plan

    The Stock Purchase Plan is administered by the O&IC Committee, which is the same committee that administers the Stock Option Plan, described above.

    The O&IC Committee decides which affiliates of CH2M HILL will be eligible to participate in the Stock Purchase Plan. The O&IC Committee also decides whether employees must meet certain eligibility requirements in order to participate in the Stock Purchase Plan.

    The O&IC Committee may adopt rules for the administration of the Stock Purchase Plan. The O&IC Committee interprets the Stock Purchase Plan. The O&IC Committee's decisions on any questions that arise under the Stock Purchase Plan are binding on all persons, including CH2M HILL and any employee who participates in the Stock Purchase Plan.

          Employees Eligible to Participate in the Stock Purchase Plan

    Generally, all employees of CH2M HILL and any participating affiliate may participate in the Stock Purchase Plan. The O&IC Committee decides which affiliates of CH2M HILL may participate in the Stock Purchase Plan.

    The O&IC Committee intends to exclude employees who normally work less than 20 hours per week and employees who normally work five or fewer months in a year from participating in the Stock Purchase Plan.

    Any employee who owns five percent or more of CH2M HILL or of any subsidiary of CH2M HILL is excluded from participating in the Stock Purchase Plan.

    An employee who terminates employment with CH2M HILL and all participating affiliates is no longer eligible to participate in the Stock Purchase Plan. For this purpose, termination of employment includes death, disability, retirement, transfer to an affiliate that is not eligible to participate in the Stock Purchase Plan, or any other termination of employment. If an employee becomes ineligible to continue participating in the Stock Purchase Plan, any amount held in the employee's stock purchase account will be distributed to the employee.

                    Participating in the Stock Purchase Plan

    In order to participate in the Stock Purchase Plan, an employee must deliver a written payroll deduction authorization form to the plan administrator of the Stock Purchase Plan. The payroll deduction authorization form will tell the eligible employee's employer to withhold a specific percentage of the eligible employee's pay to be used to buy common stock under the Stock Purchase Plan. The payroll deduction authorization form must provide for the deduction of at least 1% of the employee's pay, but no more than 10% of the employee's pay, in a whole number percentage. The employee may change the specified percentage at any time. However, an employee cannot purchase more than $25,000 of common stock under the Stock Purchase Plan in any calendar year.

Purchases of Common Stock Under the Stock Purchase Plan

    No shares of common stock will be bought under the Stock Purchase Plan until after January 1, 2000, even though the O&IC Committee may decide to allow employees to have amounts deducted from their paychecks and contributed to their stock purchase accounts during the last quarter of 1999. Beginning in 2000, CH2M HILL will use the amount in the employee's stock purchase account to buy common stock for the employee on each trade date.

    Each year, the Board of Directors will decide what percentage of the purchase price of common stock CH2M HILL will contribute toward the purchase of common stock under the Stock Purchase Plan during that year. CH2M HILL's percentage may be as low as 0% or as high as 15%. As of January 1, 2000, CH2M HILL's percentage will be 10%.

Reservation of Common Stock for Purchase Under the Stock Purchase Plan

    CH2M HILL has reserved 1,000,000 shares of common stock to be sold under the Stock Purchase Plan. This is in addition to any shares of common stock bought in the internal market under the Stock Purchase Plan. The number of shares of common stock reserved for sale under the Stock Purchase Plan can be changed by the O&IC Committee to reflect any stock split, stock dividend, recapitalization, or similar transaction that CH2M HILL may experience.

Distribution of Common Stock Bought Through the Stock Purchase Plan

    When shares of common stock are bought through the Stock Purchase Plan, they will initially be held by CH2M HILL in the name of the employee. Before the next vote of shareholders, the shares of common stock bought through the Stock Purchase Plan will be distributed to the employee. The employee may petition the O&IC Committee for an earlier distribution of the shares.

Restrictions on Common Stock Bought Through the Stock Purchase Plan

    All shares of common stock bought through the Stock Purchase Plan will be subject to the restrictions on common stock contained in CH2M HILL's Restated Bylaws. Those restrictions are described below, in the section of this Prospectus called "Description of Capital Stock."

    An employee is not permitted to purchase common stock under the Stock Purchase Plan if doing so would cause the employee to own more shares of common stock than the employee is permitted to own under CH2M HILL's Restated Bylaws (350,000 shares of common stock).

Amendment and Termination of the Stock Purchase Plan

    The Board of Directors of CH2M HILL may amend or terminate the Stock Purchase Plan at any time. However, the Board of Directors may not increase the number of shares of common stock reserved for sale under the Stock Purchase Plan unless the shareholders of CH2M HILL also approve that change.

    Unless previously terminated by CH2M HILL, the Stock Purchase Plan will terminate on December 31, 2008.

Federal, State, and Local Income Tax Withholding

    The federal income tax consequences of purchasing common stock under the Stock Purchase Plan are described below. Under certain circumstances, the sale of shares of common stock bought through the Stock Purchase Plan may produce compensation income to an employee. In that case, the employee's employer may be required to withhold federal, state, and local income tax with respect to the amount of compensation income recognized by the employee, as though that amount was paid to the employee by the employer as wages. The employer may satisfy this withholding obligation by withholding the required amount from other amounts (such as other compensation or wages) paid by the employer to the employee or by having CH2M HILL withhold the required amount from any amount that CH2M HILL may owe the employee upon a re-purchase of the shares of common stock.

Federal Income Tax Consequences of Purchases of Common Stock Under the Stock Purchase Plan

    The following paragraphs summarize certain federal income tax consequences of participation in the Stock Purchase Plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the Stock Purchase Plan. This summary does not address foreign, state or local tax issues, which may be significant. Each participant in the Stock Purchase Plan should consider obtaining professional tax advice with respect to the tax impact on that participant of participation in the Stock Purchase Plan.


    Federal Income Tax Consequences for the Participant. The federal income tax consequences of participation in the Stock Purchase Plan depend in part on whether the participant is participating in the portion of the Stock Purchase Plan that is intended to qualify as an employee stock purchase plan under Section

423 of the Internal Revenue Code, or whether the participant is participating in the portion of the Stock Purchase Plan that is not intended to qualify as an employee stock purchase plan under that Section of the Internal Revenue Code.

   With respect to most of the participating affiliates, the Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. This means that, with respect to purchases of common stock under the Stock Purchase Plan by employees of those affiliates:

  . The participant will not recognize income for federal income tax purposes when the participant buys shares of common stock under the Stock Purchase Plan.

  . The participant will recognize ordinary income when the participant disposes of the common stock bought under the Stock Purchase Plan. For this purpose, a participant is considered to dispose of common stock bought under the Stock Purchase Plan when the participant transfers title to the common stock in any manner, including by sale, exchange, or gift, except that a participant is not considered to dispose of common stock bought under the Stock Purchase Plan when the participant transfers the common stock to a spouse or into joint ownership if the participant is one of the joint owners.

  . The amount of ordinary income recognized by the participant when the participant disposes of shares of common stock bought under the Stock Purchase Plan depends on whether the participant held the shares for at least two years before disposing of them. If the participant held the shares for at least two years after the date on which the shares were bought for the participant's account under the Stock Purchase Plan, the participant will recognize ordinary income when the shares are sold or otherwise disposed of. The amount of the ordinary income is equal to the smaller of (1) the amount by which the fair market value on the purchase date exceeded the amount paid for the shares, or (2) the amount by which the fair market value on the date of disposition exceeds the amount paid for the shares. If the participant dies while owning shares of common stock bought under the Stock Purchase Plan, ordinary income is recognized in the year of death in the amount described in the previous sentence.

  . If the participant disposes of shares of common stock bought under the Stock Purchase Plan before the two year holding period expires, the participant will recognize ordinary income at the time of the disposition. The amount of the ordinary income recognized by the participant will be the amount by which the fair market value of the shares on the purchase date exceeded the amount paid for the shares, even if the disposition is by gift or is at a loss.

  . If the common stock is a capital asset in the hands of the participant, additional gain on the disposition of the shares of common stock, if any, will be short-term or long-term capital gain depending on whether the participant held the shares of common stock for 12 months or less, or for more than 12 months, respectively.

   In the cases discussed above (other than in the case of the participant's death), the amount of ordinary income recognized by the participant is added to the purchase price paid by the participant in order to determine the amount of gain or loss from the disposition of the shares.

   With respect to the portion of the Stock Purchase Plan that is not intended to be qualified as an employee stock purchase plan under Section 423 of the Internal Revenue Code, a participant purchasing shares will recognize compensation income at the time of the purchase of shares of common stock under the Stock Purchase Plan. The amount of this compensation income will be the amount by which the fair market value of the shares on the purchase date exceeds the amount of the purchase price paid by the participant.

   Tax Consequences for CH2M HILL. CH2M HILL will not be entitled to a deduction at any time with respect to shares sold under the portion of the Stock Purchase Plan that is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, if the participant buying the shares does not dispose of the shares before the two-year holding period expires. If the participant disposes of the shares prior to the expiration of the two-year holding period, CH2M HILL is allowed a federal income tax deduction that is equal to the amount of ordinary income recognized by the participant.

 Pre-Tax and After-Tax Deferred Compensation Plans (the "Deferred Compensation
                                    Plans")

    CH2M HILL will adopt, in connection with this offering, the Deferred Compensation Plans. In connection with the Deferred Compensation Plans, CH2M HILL will establish the Pre-Tax and After-Tax Deferred Compensation Trusts (referred to in this description as the "Deferred Compensation Trusts"). Neither the Pre-Tax nor the After-Tax Deferred Compensation Plan is subject to ERISA.

    Two Deferred Compensation Plans will be established to separately handle pre-tax contributions in one plan and after-tax contributions in the other plan. In effect, the pre-tax plan will hold contributions made through deferred compensation and deferred bonus payments. CH2M HILL intends to administer deferred compensation by participants in the pre-tax plan under the same terms and conditions as the Stock Purchase Plan. In contrast, the after-tax plan will hold contributions made directly by employees eligible to participate. All of the terms of the pre-tax plan and the after-tax plan are generally the same, however the tax treatment distributions from the pre-tax plan and the after-tax plan will be different.

    Employees who are eligible to participate in the Deferred Compensation Plan may elect to invest by making after-tax contributions to the After-Tax Deferred Compensation Plan. An employee who is eligible to participate in the Pre-Tax Deferred Compensation Plan may elect to defer a portion of his or her compensation by entering into a deferred compensation agreement and by filing an annual election to defer compensation in accordance with that agreement. In addition, CH2M HILL or its affiliates may provide that certain bonuses to employees who are eligible to participate in the Pre-Tax Deferred Compensation Plan will be deferred in accordance with the provisions of the plan.

Administration of the Deferred Compensation Plans

    CH2M HILL will appoint a committee (the "Deferred Compensation Committee") that will administer the Deferred Compensation Plans. The Deferred Compensation Committee will designate the affiliates of CH2M HILL whose employees are eligible to participate in the Deferred Compensation Plans.

The Deferred Compensation Trusts

    The Deferred Compensation Trusts are irrevocable trusts established by CH2M HILL. The Trustee will be named at a later date. Copies of the agreements establishing the Deferred Compensation Trusts will be available from the Deferred Compensation Committee.

Contributions to the Deferred Compensation Trusts

    Under the agreement between CH2M HILL and the Trustee, the Trustee will receive and hold common stock contributed to the Deferred Compensation Trusts by CH2M HILL. When an eligible employee elects under the Pre-Tax Deferred Compensation Plan to defer compensation, we will use the compensation that would have been paid to the employee to purchase common stock, and will contribute that common stock to the Pre-Tax Deferred Compensation Trust. We may also contribute common stock to the Pre-Tax Deferred Compensation Trust as bonuses on behalf of eligible employees.

    When an eligible employee elects to make voluntary contributions to the After-Tax Deferred Compensation Plan, we will use the cash contribution to purchase common stock and contribute the common stock to the After-Tax Deferred Compensation Trust.

    Each contribution to the Deferred Compensation Trusts will be allocated to an account in the name of the employee on behalf of whom the contribution is made. However, the employee will not have a direct ownership interest in the shares of common stock held in the Deferred Compensation Trusts.

Nature of the Deferred Compensation Trusts

    All assets of the Deferred Compensation Trusts will be held by the Trustee for the benefit of the participants in the Deferred Compensation Plans and for the benefit of the general creditors of CH2M HILL in the event CH2M HILL becomes insolvent. CH2M HILL is considered to be insolvent if it is unable to pay its debts as they become due or if it is the subject of a bankruptcy proceeding. If CH2M HILL becomes insolvent, the assets of the Deferred Compensation Trusts will be available to pay the debts of CH2M HILL. In that case, a participant in the Deferred Compensation Plans will not have any priority rights with respect to the assets of the Deferred Compensation Trusts or with respect to any other assets of CH2M HILL. Rather, in the event of insolvency, a participant in the Deferred Compensation Plans will have only a claim against CH2M HILL for the amount of compensation previously deferred and the amount of any after-tax contribution made by the participant. This claim will be treated like any other claim of a general unsecured creditor of CH2M HILL. The assets of the Deferred Compensation Trusts are not guaranteed or insured by any party, including CH2M HILL.

Voting of Common Stock Held in the Deferred Compensation Trusts

    Shares of common stock held in the Deferred Compensation Trusts will be voted by the Trustee, not by the participants in the Deferred Compensation Plans. The Trustee will vote the shares of common stock held in the Deferred Compensation Trusts in accordance with instructions given to the Trustee by the Deferred Compensation Committee.

Dividends on Common Stock Held in the Deferred Compensation Trusts

    Cash dividends, if any, paid with respect to shares of common stock held in the Deferred Compensation Trusts will be returned to CH2M HILL and will not be held in the Deferred Compensation Trusts or made available to participants in the Deferred Compensation Plans. Other dividends, if any, paid with respect to shares of common stock held in the Deferred Compensation Trusts will be credited to the account in the Deferred Compensation Trusts in which the shares of common stock are held.

Distributions from the Deferred Compensation Trusts

    The common stock held in the Deferred Compensation Trusts in the name of a participant in the Deferred Compensation Plans will be distributed to the participant when a distribution event under the Deferred Compensation Plans occurs. The following events are distribution events under each Deferred Compensation Plan:

  . The termination of the participant's affiliation with us, as defined in the Restated Bylaws.

  . The death of the participant. In this case, the distribution will be made to the beneficiary of the participant, as designated on a form signed by the participant and filed with the Deferred Compensation Committee before the death of the participant. If the participant does not file a signed designation of beneficiary with the Deferred Compensation Committee before the participant's death, the distribution will be made to the participant's estate.

  . A change in the participant's employment status that makes the participant ineligible to participate in the Deferred Compensation Plans.

  . A request by the participant to exercise the participant's interest in the Deferred Compensation Trusts. In this case a distribution will be made only if (1) the Deferred Compensation Committee approves the participant's request, and (2) the common stock held in the Deferred Compensation Trusts in the name of the participant can be sold in the internal market on the next trade date.

  . The termination of the Deferred Compensation Plans. This will occur no later than January 2, 2008. CH2M HILL, in its discretion, may terminate the Deferred Compensation Plans before that date.

  . The date specified by the participant at the date of election to participate in the Deferred Compensation Plans.

    Distributions from the Deferred Compensation Trusts will be made in the form of common stock. Shares of common stock distributed to a participant from the Deferred Compensation Trusts will be subject to the restrictions on ownership of common stock set forth in our Restated Bylaws.

Removal or Resignation of Trustee

    CH2M HILL may remove the Trustee of the Deferred Compensation Trusts at any time and for any reason, upon thirty days' notice to the Trustee. The Trustee may resign at any time and for any reason, upon thirty days' notice to CH2M HILL. If the Trustee is removed or resigns, CH2M HILL will appoint a new Trustee.

Amendment of the Deferred Compensation Trusts

    CH2M HILL and the Trustee may amend either Deferred Compensation Trust at any time by executing a written amendment to the corresponding Deferred Compensation Trust agreement.

Federal Income Tax Consequences

    We have designed the Deferred Compensation Trusts to be Rabbi trusts under the federal income tax laws. Such trusts are considered to be "grantor trusts." This means that CH2M HILL's contribution of common stock to the Pre-Tax Deferred Compensation Trust should not cause a participant in the Pre-Tax Deferred Compensation Plan to recognize income at the time of the contribution. Instead, the participant will recognize compensation income when an amount is distributed or made available to the participant from the Pre-Tax Deferred Compensation Trust. The assets of the both Deferred Compensation Trusts will be treated as assets of CH2M HILL for federal income tax purposes.

    In contrast, participants in the After-Tax Deferred Compensation Trust will recognize compensation equal to the difference between the amount they contributed and the value of cash or other property when it is distributed or made available from the After-Tax Deferred Compensation Trust.

    This treatment of participants in the Deferred Compensation Plans for federal income tax purposes is based on certain private letter rulings issued by the Internal Revenue Service. The Deferred Compensation Plans and the Deferred Compensation Trusts are not identical to the arrangements involved in those private letter rulings, however, and a private letter ruling is binding on the Internal Revenue Service only with respect to the specific taxpayer to whom the private letter ruling is issued. We do not plan to seek a private letter ruling on the federal income tax consequences of participation in the Deferred Compensation Plans. Therefore, while we believe that the federal income tax consequences of participation in the Deferred Compensation Plans should be as described above, there is no definite assurance that this will in fact be the case. If the federal income tax consequences of participation in the Deferred Compensation Plans are ultimately determined to be different from those described above, participants in the Deferred Compensation Plans may be liable for additional income taxes, interest, and penalties for tax years during which they participate in the Deferred Compensation Plans.

    This description is not intended to be a complete discussion of all federal income tax or other tax consequences of participation in the Deferred Compensation Plans. Each participant in the Deferred Compensation Plans should consider discussing the federal, state, and local tax consequences of participation in the Deferred Compensation Plans with that participant's tax advisors.

                                   MANAGEMENT

Directors and Executive Officers

    The current directors, director nominees, and executive officers of CH2M HILL are:

Name                     Age                           Position
----                     ---                           --------
Philip G. Hall..........  57 Chairman of the Board of Directors and Senior Vice President
Joseph A. Ahearn........  62 Director and Senior Vice President
Robert G. Card..........  45 Director and Senior Vice President
Kenneth F. Durant.......  60 Director and Senior Vice President
Donald S. Evans.........  48 Director and Senior Vice President
James J. Ferris.........  55 Director and Senior Vice President
Jerry D. Geist..........  64 Director
Michael D. Kennedy......  49 Director
Susan D. King...........  42 Director
Michael Y. Marcussen....  46 Director
Jill T. Shapiro           59 Director Nominee
 Sideman................
Barry L. Williams.......  54 Director
Ralph R. Peterson.......  53 President and Chief Executive Officer
Samuel H. Iapalucci.....  46 Senior Vice President, Chief Financial Officer and Secretary
Craig T. Zeien..........  52 Senior Vice President

    Philip G. Hall has served as Chairman of the Board of Directors of CH2M HILL since 1992, and as a director since 1987. Mr. Hall has served as Senior Vice President of CH2M Hill, Inc. since 1995, and as its Southwest Regional Manager since 1997.

    Joseph A. Ahearn has served as a director of CH2M HILL since 1996, and as a Senior Vice President since 1995. Mr. Ahearn has served as President of the Transportation business of CH2M Hill, Inc. since 1996 and served as Eastern Region Manager of CH2M Hill, Inc. from 1994 until 1996.

    Robert G. Card has served as a director of CH2M HILL since 1996, and as a Senior Vice President since 1995. Mr. Card has served as President of Kaiser-Hill Company, LLC since 1994. He served as a director of CH2M HILL from 1992 to 1994.

    Kenneth F. Durant has served as a director of CH2M HILL since 1995 and as a Senior Vice President since 1997. Mr. Durant has served as the President of Industrial Design Corporation, a subsidiary of CH2M HILL, since its formation in 1985.

    Donald S. Evans has served as a director of CH2M HILL since 1997 and as a Senior Vice President since 1997. Mr. Evans has served as the President of the Water business and the Operations and Maintenance business since 1985.

    James J. Ferris has served as a director of CH2M HILL since 1998, and as its Senior Vice President since 1995. Dr. Ferris has served as President of the Energy, Environment and Systems business since 1995 and President of CH2M Hill Constructors, Inc. since 1994. He served as President and Chief Executive Officer of Ebasco Environmental from 1989 until 1994. Dr. Ferris also serves as a director of Kaiser-Hill.

    Jerry D. Geist has served as a director of CH2M HILL since 1989. Mr. Geist has been Chairman of Santa Fe Center Enterprises, Inc. since 1990 and President and Chief Executive Officer of Howard International Utilities/Projects since 1990. He serves on the Board of Directors of the Davis Family of Mutual Funds.

    Michael D. Kennedy has served as a director of CH2M HILL since 1998, and has served as the Northwest Regional Manager of CH2M Hill, Inc. since 1993. Mr. Kennedy served as the Portland Regional Manager of CH2M Hill, Inc. from 1987 until 1992 and the Western Regional Business Development Director from 1992 until 1993.

    Susan D. King has served as a director of CH2M HILL since 1997. Ms. King has served as the Chief Financial Officer of Industrial Design Corporation since 1993, and as its Secretary and Treasurer since 1995.

    Michael Y. Marcussen has served as a director of CH2M HILL since 1998. Mr. Marcussen has served as the European Manager for CH2M Hill IDC Ltd., Dublin, Ireland since 1977 and has been an employee of Industrial Design Corporation since 1993.

    Jill T. Shapiro Sideman is a director nominee who has served as a Vice President and Client Service Manager of CH2M Hill, Inc. since 1993.

    Barry L. Williams has served as a director of CH2M HILL since April 1995. He has been President of Williams Pacific Ventures, Inc., a consulting firm, since 1987. Mr. Williams has served as Senior Mediator for JAMS/Endispute since 1993 and a visiting lecturer for the Haas Graduate School of Business, University of California since 1993. Mr. Williams has acted as a general partner of WDG, a California limited partnership, since 1987 and a general partner of Oakland Coliseum Joint Venture since 1998. He also serves on the board of directors of Pacific Gas & Electronic Company, Northwestern Mutual Life Insurance Company, Newhall Land & Farming Company, Simpson Manufacturing Company, USA Group, Inc., Comp USA, R. H. Donnelly, and several not-for-profit organizations.

    Ralph R. Peterson has served as President and Chief Executive Officer of CH2M HILL since 1991. Mr. Peterson also serves as a director of Kaiser-Hill.

    Samuel H. Iapalucci has served as Senior Vice President, Chief Financial Officer and Secretary of CH2M HILL since 1994. Mr. Iapalucci served as Vice President and Chief Financial Officer for OHM Corporation, an engineering and construction company, from 1991 to 1994.

    Craig T. Zeien has served as a Senior Vice President of CH2M HILL since 1995. Mr. Zeien has served as President of Regional Operations since 1994, and as President of CH2M Hill International, Ltd. since 1995. From 1991 to 1994, Mr. Zeien served as Director of Technology for CH2M Hill, Inc.

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding annual incentive compensation for the chief executive officer and the other four most highly compensated executive officers of CH2M HILL.

                         Summary Compensation Table(1)

                                           Annual Compensation
                                         -----------------------
                  (a)                    (b)     (c)      (d)          (i)
                                                                    All other
      Name and principal position        Year Salary(2) Bonus(2) compensation(3)
      ---------------------------        ---- --------- -------- ---------------
Ralph R. Peterson....................... 1998 $451,060  $344,802     $29,430
 President & Chief Executive Officer     1997  438,437   293,631      36,877
                                         1996  396,076   326,374       8,985

Kenneth F. Durant....................... 1998  273,000   281,465       7,885
 Senior Vice President                   1997  260,000   384,046      12,354
                                         1996  230,000   391,440      14,242

Philip G. Hall.......................... 1998  316,786   128,157       8,112
 Senior Vice President                   1997  299,120   175,687      29,285
                                         1996  295,479   201,300      11,122

Samuel H. Iapalucci..................... 1998  308,389   190,404       7,147
 Senior Vice President, Chief Financial  1997  275,520   148,162      71,880
 Officer & Secretary                     1996  267,681   131,793       3,442

Donald S. Evans......................... 1998  305,654   148,860       6,874
 Senior Vice President                   1997  278,640    95,538       6,621
                                         1996  254,099   114,761       1,690

--------
(1) Certain columns have been omitted because they are not applicable.
(2) Amounts shown include compensation earned by executive officers, whether paid during or after such year, or deferred at the election of those officers.
(3) Amounts shown for 1998 include:

                                                                 Group Term Life
                                                                   and Split-
                                    Employee          Defined      dollar Life
                                     Stock   401(k) Contribution    Insurance
                                      Plan    Plan  Pension Plan    Premiums
                                    -------- ------ ------------ ---------------
   Ralph R. Peterson...............  $2,041  $1,296    $2,400        $3,615
   Kenneth F. Durant...............   4,177     --      3,200           508
   Philip G. Hall..................   2,041   1,296     2,400         2,375
   Samuel H. Iapalucci.............   2,041   1,296     2,400         1,410
   Donald S. Evans.................   1,610   1,296     2,400         1,568

Retirement Plans

    Messrs. Peterson and Hall are participants in the CH2M HILL Pension Plan. Benefits under the CH2M HILL Pension Plan are equal to 1% of 1987-1991 average base compensation (up to $150,000) multiplied by years of credited service prior to 1992 plus 1% of each year's base compensation (up to $150,000) for each year of credited service from January 1, 1992 through December 31, 1993. Plan benefits were frozen as of December 31, 1993. The estimated annual benefits payable at the earliest age when a participant may retire with an unreduced benefit (age 65) are $37,849 to Mr. Peterson, and $34,955 to Mr. Hall.

    Mr. Durant is a participant in the CH2M HILL Pension Plan with respect to credited service prior to February 25, 1985 and he is a participant in the CH2M HILL Industrial Design Corporation Pension Plan with respect to credited service from February 25, 1985 through January 31, 1994. The benefits under the CH2M HILL Industrial Design Corporation Pension Plan are equal to 1.3% of each year's base compensation (up to the legal limit) for each year of credited service from February 25, 1985 through January 31, 1994. Plan benefits were frozen as of January 31, 1994. The estimated annual benefits payable to Mr. Durant at the earliest age when a participant may retire with an unreduced benefit (age 65) are $15,718 from the CH2M HILL Pension Plan and $13,101 from the CH2M HILL Industrial Design Corporation Pension Plan, or a total of $28,819.

    Mr. Evans is a participant in the CH2M HILL Pension Plan with respect to credited service prior to May 1, 1986 and he is a participant in the OMI Retirement Plan with respect to credited service from May 1, 1986 through December 31, 1995. The normal retirement benefits under the OMI Retirement Plan are equal to 1.5% of average compensation (up to the IRS limit) for the first 20 years of credited service plus 0.5% of average compensation (up to the IRS limit) for years of service in excess of 20. Mr. Evans' benefit under the OMI plan was frozen as of December 31, 1995 upon his transfer from employment covered by the plan. The estimated annual benefits payable to Mr. Evans at the earliest age when a participant may retire with an unreduced benefit (age 65) are $12,771 from the CH2M HILL Pension Plan and $23,521 from the OMI Retirement Plan, or a total of $36,292.

    Mr. Iapalucci is not a participant in a CH2M HILL Pension Plan.

Board of Directors

    The Restated Bylaws provide that the Board of Directors shall consist of at least nine and no more than thirteen directors and shall be subject to change pursuant to resolutions of the Board of Directors. The current number of directors is eleven. The Restated Bylaws provide that the directors shall be elected to three-year staggered terms by dividing the directors into three classes as equal in number as possible. At each annual meeting the same number of directors shall be elected for a three-year term as the number whose term expires. Each director shall serve until his respective successor is elected and qualified. A decrease in the number of directors shall not shorten the term of any incumbent director.

Compensation of Directors

    Non-employee directors of CH2M HILL receive an annual retainer fee of $14,000 as directors and $4,000 for each committee on which they serve as the chairman. CH2M HILL also pays non-employee directors a meeting fee of $1,000 for attendance at each Board of Directors meeting and $1,000 per day for attendance at committee meetings. Directors are reimbursed for expenses incurred in connection with attendance at meetings and other CH2M HILL functions. Non-employee directors are eligible to receive a discretionary cash bonus each year which for 1998 was $12,000.

Directors and Officers Liability Insurance

    CH2M HILL pays the premium for insurance in respect of claims against its directors and officers and in respect of losses for which CH2M HILL may be required or permitted by law to indemnify such directors and officers. The directors to be insured are the directors named herein and all directors of CH2M HILL's subsidiaries. The officers to be insured are all officers and assistant officers of CH2M HILL and its subsidiaries. CH2M HILL does not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Compensation Committee Interlocks and Insider Participation

    The members of CH2M HILL's Compensation Committee of the Board of Directors are Joseph A. Ahearn, Kenneth F. Durant, Donald S. Evans, James F. Ferris, Jerry D. Geist and Barry L. Williams. All members of the Compensation Committee except Jerry D. Geist and Barry L. Williams are officers of CH2M HILL.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables set forth information regarding the ownership of all classes of CH2M HILL's securities as of March 15, 1999, by (a) any person or group known to have beneficial ownership of more than five percent of the common stock or Class A preferred stock and (b) beneficial ownership by directors and executive officers individually and as a group.

                Security Ownership of Certain Beneficial Owners

    The following table presents information as of March 15, 1999, concerning the only known beneficial owners of five percent or more of common stock.

     Name and Address                                Amount & Nature
            of                                        of Beneficial   Percent of
     Beneficial Owner                 Title of Class    Ownership       Class
     ----------------                 -------------- ---------------  ----------
Trustees of the CH2M HILL Employee        Common       10,048,670(1)    34.2%
 Stock Plan..........................
 6060 S. Willow Dr.
 Greenwood Village, CO
 80111

--------
(1) Common shares are held for the accounts of participants in the Employee Stock Plan and will be voted in accordance with instructions received from participants. Shares as to which no instructions are received will be voted in the same proportions.

             Security Ownership of Directors and Executive Officers

    The following table sets forth certain information as of March 15, 1999 as to the beneficial ownership of CH2M HILL's equity securities by each director, director nominee, certain executive officers and by all directors, director nominees and executive officers as a group. None of the individuals listed below owns more than one percent of the outstanding shares of CH2M HILL. As a group, all directors, director nominees and executive officers own less than six percent of the outstanding shares of CH2M HILL.

                                                                       Total
                                       Common           Common        Common
                                        Stock           Stock          Stock
     Name of Beneficial Owner       Held Directly Held Indirectly(1)   Held
     ------------------------       ------------- ------------------ ---------
Joseph A. Ahearn...................      34,220          2,848          37,068
Robert G. Card.....................     128,490         13,286         141,776
Kenneth F. Durant..................     250,000         24,915         274,915
Donald S. Evans....................     180,240         13,381         193,621
James J. Ferris....................      56,720          2,506          59,226
Jerry D. Geist.....................         --             --              --
Philip G. Hall.....................     250,000         31,573         281,573
Samuel H. Iapalucci................      50,590          2,381          52,971
Michael D. Kennedy.................      68,480         17,171          85,651
Susan D. King......................      63,500          5,286          68,786
Michael Y. Marcussen...............      13,420            --           13,420
Ralph R. Peterson..................     250,000         29,873         279,873
Jill T. Shapiro Sideman............      13,470            499          13,969
Barry L. Williams..................         --             --              --
Craig T. Zeien.....................     177,850         23,175         201,025
All directors, director nominees,
 and executive officers as a group
 (15 people).......................   1,536,980        166,894       1,703,874

--------
(1) Includes common stock held through the Employee Stock Plan and the 401(k) Plan. Shares are vested, except for shares held indirectly by Mr. Ferris and Mr. Iapalucci, who indirectly hold 501 and 952 unvested shares, respectively.

                 SECURITIES OFFERED BY THE CURRENT SHAREHOLDERS

    The current shareholders may sell up to an aggregate of 18,227,530 shares of common stock. While we are registering all of the shares held by our current shareholders, including all the shares currently held by our directors, director nominees and executive officers, we do not know whether they intend to sell any of their common stock, but they may sell some, none or all of their shares.

    We surveyed our significant shareholders informally on the number of shares they actually expect to sell. These surveys indicate that current shareholders intend to sell fewer than 10% of their shares in the next 12 months.

    The following table sets forth, as of March 15, 1999, the number of shares of common stock owned by the current CH2M HILL shareholders (excluding shares allocated to them under the employee benefit plans), with all directors, director nominees and executive officers individually identified. The table does not reflect the sale of any shares of common stock being offered by CH2M HILL. All of the shares are owned of record.

                                                   Percent of      Number
                                   Number of        Ownership    Of Shares
    Name of Beneficial Owner      Shares Owned   Before Offering Registered
    ------------------------      ------------   --------------- ----------
Joseph A. Ahearn.................      34,220             *          34,220
Robert G. Card...................     128,490             *         128,490
Kenneth F. Durant................     250,000             *         250,000
Donald S. Evans..................     180,240             *         180,240
James J. Ferris..................      56,720             *          56,720
Philip G. Hall...................     250,000             *         250,000
Samuel H. Iapalucci..............      50,590             *          50,590
Michael D. Kennedy...............      68,480             *          68,480
Susan D. King....................      63,500             *          63,500
Michael Y. Marcussen.............      13,420             *          13,420
Ralph R. Peterson................     250,000             *         250,000
Jill T. Shapiro Sideman..........      13,470             *          13,470
Craig T. Zeien...................     177,850             *         177,850
All directors, director nominees
 and executive officers as a
 group (13 people)...............   1,536,980(1)       5.23       1,536,980(1)
All other current shareholders...  16,690,550(2)      56.77      16,690,550(2)

--------
 * Less than one percent.
(1) The 1,536,980 shares of common stock registered by the directors and executive officers listed above represent the maximum number of shares that they may sell. Based on the currently available information, the directors, director nominees and executive officers intend to sell significantly less than this maximum number of shares.
(2) The 16,690,550 shares of common stock registered by the current shareholders (other than directors, director nominees and executive officers) listed above, represent the maximum number of shares that they may sell. Based on the currently available information, the other current shareholders intend to sell significantly less than this maximum number of shares.

                          DESCRIPTION OF CAPITAL STOCK

                                    General

    The following is a summary of certain of the detailed provisions of CH2M HILL's Restated Articles of Incorporation and Restated Bylaws regarding CH2M HILL's capital stock. This summary may not contain all of the detailed information that is important to you. You may find more detailed information by reading the Restated Articles of Incorporation and the Restated Bylaws, copies of which are filed as exhibits to the registration statement filed with the Securities and Exchange Commission.

    CH2M HILL is authorized to issue 150,000,000 shares of capital stock, of which 100,000,000 shares are common stock, par value $.01 per share, and 50,000,000 shares are Class A preferred stock, par value $.02 per share. As of March 15, 1999, 1,826,685 shares of common stock and 1,113,353 shares of Class A preferred stock were outstanding and held of record by approximately 1,000 key employees and the employee benefit plan trusts.

    As noted in the Prospectus Summary, the information in this prospectus has been adjusted to reflect the conversion of each outstanding share of Class A preferred stock into one share of common stock and a ten-for-one stock split of the common stock, which will occur in connection with the effectiveness of the offering pursuant to this prospectus. If the Class A preferred stock had been converted into common stock and the ten-for-one stock split had been completed on March 15, 1999, there would have been 29,400,380 shares of common stock and no Class A preferred stock outstanding on that date.

                                  Common Stock

    General. Holders of common stock are entitled to one vote per share on all matters submitted to the shareholders of CH2M HILL. Each share of common stock is equal in respect of voting rights, liquidation rights and rights to dividends and to distributions. Shareholders of CH2M HILL do not and will not have any preferred or preemptive rights to subscribe for, purchase or receive additional shares of any class of capital stock of CH2M HILL, or any securities convertible into or exchangeable for such shares.

    Restrictions on Common Stock. All the shares of common stock presently outstanding are, and all shares of common stock offered hereby will be, subject to certain restrictions (including restrictions on their transferability) set forth in the Restated Bylaws:

    1. Right of Repurchase upon Termination of Employment or Affiliation. All shares of common stock are subject to CH2M HILL's right of repurchase upon the termination of the shareholder's employment or affiliation with CH2M HILL. Such right of repurchase will also be applicable to all shares of common stock which such person has the right to acquire after his or her termination of employment or affiliation pursuant to any of CH2M HILL's employee benefit plans (other than an employee benefit plan or any other retirement or pension plan adopted by CH2M HILL or any of its subsidiaries which pursuant to applicable law or by its terms does not provide for CH2M HILL's right to repurchase shares issued thereunder upon termination of employment or affiliation) or pursuant to any option or other contractual right to acquire shares of common stock which was outstanding at the date of such termination of employment or affiliation.

    CH2M HILL's right of repurchase is exercised by mailing a written notice to such holder within 60 days following termination of employment or affiliation. If CH2M HILL repurchases the shares, the price will be the formula price per share:

  . in effect on the date of such termination of employment or affiliation, in the case of shares owned by the holder at that date and shares issuable to the holder after that date pursuant to any option or other contractual right to acquire shares of common stock which were outstanding at that date; or

  . in effect on the date such shares are distributed to the holder, in the case of shares distributable to the holder after his or her termination of employment or affiliation pursuant to any of CH2M HILL's employee benefit plans.

CH2M HILL will, in the event it exercises its right of repurchase upon termination of employment or affiliation, pay for such shares in cash or promissory notes.

    CH2M HILL and any holder of shares may agree to extend the time period of CH2M HILL's right to repurchase such holder's shares or to alter the payment terms.

    2. Right of First Refusal. If a holder of common stock desires to sell any of his or her shares to a third party other than in the internal market, such holder must first give notice to the Secretary of CH2M HILL including:

  . A signed statement indicating that such holder desires to sell his or her shares of common stock and that he or she has received a bona fide offer to purchase such shares

  . A statement signed by the intended purchaser containing:

   (i) the intended purchaser's full name, address and taxpayer identification number

   (ii) the number of shares to be purchased

   (iii) the price per share to be paid

   (iv) the other terms under which the purchase is intended to be made

   (v) a representation that the offer, under the terms specified, is bona fide; and

  . If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to such holder from the purchaser in the amount of the purchase price to be paid in cash

    CH2M HILL then has the right, exercisable within 14 days, to purchase all of the shares specified in the notice at the offer price and upon the same terms as set forth in the notice. In the event CH2M HILL does not exercise such right, the holder may sell the shares specified in the notice within 30 days thereafter to the person specified in the notice at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other person or at any different price or on any different terms without first re-offering the shares to CH2M HILL.

    If circumstances occur which would permit CH2M HILL to exercise its right of repurchase upon termination of employment or affiliation and its right of first refusal, then CH2M HILL may, in its sole discretion, elect which of these rights it will exercise.

    3. Other Transfers. Except for sales in the internal market or pursuant to the repurchase right or right of first refusal procedure described above, no holder of common stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of common stock without the prior written approval of CH2M HILL. Any attempt to do so without such prior approval will be null and void. If any transfer of CH2M HILL's shares is not a sale by an employee, director or consultant, or is by a person who acquired such shares other than by purchase, directly or indirectly, from an employee, director or consultant, CH2M HILL may condition its approval of such transfer upon the transferee's agreement to hold such shares subject to CH2M HILL's right to repurchase such shares upon the termination of employment or affiliation of the employee, director or consultant.

    4. Ownership Limit. The Restated Bylaws provide that no person may own more than 350,000 shares of common stock, excluding such person's beneficial interest in common stock held indirectly by an employee benefit trust.

                            Class A Preferred Stock

    Holders of Class A preferred stock have no voting rights with respect to matters submitted to the shareholders of CH2M HILL, except as required by law. Upon the liquidation, dissolution, or winding up of CH2M HILL, whether voluntary or involuntary, each holder of Class A preferred stock would be entitled to be paid $.02 per share prior to any distributions to holders of common stock. Rights granted to the holders of Class A preferred stock can only be amended by a majority of the holders of common stock and a majority of the holders of Class A preferred stock, each voting as a separate class. The Board of Directors may elect at any time to convert each outstanding share of Class A preferred stock into one share of common stock, without the prior consent of the holders of either the Class A preferred stock or common stock.

                  Limitation of Liability and Indemnification

   Under the Oregon Business Corporation Act (the "Act"), a corporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. CH2M HILL's Restated Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the Act. Section 60.047(2)(d) of the Act sets forth the following actions for which limitation of liability is not permitted, including
(i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to shareholders; or (iv) any transaction from which the director received an improper or illegal personal benefit.

   The Restated Bylaws allow CH2M HILL to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of CH2M HILL or any of its subsidiaries, or is or was serving at CH2M HILL's request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under the Section 60.391(1) of the Act, indemnification is available if (i) the person acted in good faith;
(ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

                     Commission Position on Indemnification

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of CH2M HILL pursuant to provisions described above, or otherwise, CH2M HILL has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CH2M HILL of expenses incurred or paid by a director, officer or controlling person of CH2M HILL in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CH2M HILL will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                    Anti-Takeover Provisions -- Legislation

   The Act provides that corporate directors, when evaluating a proposed tender or exchange offer, merger, acquisition, or similar proposal, "may, in determining what they believe to be in the best interests of the corporation, give due consideration to the social, legal, and economic effects on employees, clients, and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate, the economy of the state and nation, the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation and other relevant factors." Consequently, when evaluating a proposal for the merger, consolidation, or sale of CH2M HILL, the Board of Directors may consider the interests of groups or constituents other than CH2M HILL's shareholders. Such consideration may cause the Board of Directors to reject an acquisition proposal for reasons other than the price being offered.

   CH2M HILL is also subject to the Oregon Business Combination Act (the "OBCA"). The OBCA generally provides that if a person (an "Interested Shareholder") acquires voting stock of an Oregon corporation in a transaction resulting in such person owning 15% or more of the total voting stock of such corporation, then the corporation and the Interested Shareholder may not engage in certain business combination transactions for three years following the date of such acquisition. "Business combination transactions" include (i) a merger or plan of share exchange; (ii) any sale, lease, mortgage, or other disposition of corporate assets where the assets have an aggregate market value of 10% or more of the aggregate market value of the corporation's assets or outstanding capital stock; and (iii) certain transactions that result in the issuance of capital stock of, or loans by, the corporation to the Interested Shareholder. These restrictions do not apply if:

  . the Interested Shareholder, as a result of the acquisition, owns at least
    85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers, and certain employee benefit plans)

  . prior to the completion of the acquisition the Board of Directors approves either the business combination transaction or the acquisition

  . after the completion of the acquisition the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares owned by the Interested Shareholder) approve the business combination transaction

    A corporation may provide in its Articles of Incorporation or bylaws that the OBCA does not apply to its shares. CH2M HILL has not adopted such a provision and does not presently plan to do so.

    In addition, the Oregon Control Share Act (the "OCSA") also applies to CH2M HILL. The OCSA provides that a person or persons who acquire no less than 20% of the voting shares of a corporation in a "control share acquisition," lose the right to vote the shares unless such voting rights are restored through a majority vote of the remaining shareholders. A person (the "Acquiring Person") who acquires voting stock of an Oregon corporation in a transaction which results in such Acquiring Person holding more than 20%, 33%, or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote such shares ("Control Shares") unless voting rights are accorded to the Control Shares by the holders of a majority of the outstanding voting shares, excluding such Control Shares and shares held by insiders. The vote is required at the time an Acquiring Person's holdings exceed 20% of the total voting power of a company, and again at the time the Acquiring Person's holdings exceed 33% and 50%, respectively. "Acquiring Person" is broadly defined to include persons acting as a group. The Acquiring Person may, but is not required to, submit to CH2M HILL an "Acquiring Person Statement" setting forth certain information about the Acquiring Person and its plans with respect to CH2M HILL. The Acquiring Person Statement may also request that CH2M HILL call a special meeting of shareholders to determine whether the Control Shares will be allowed to retain voting rights. If the Acquiring Person does not request a special meeting of shareholders, the issue of voting rights of Control Shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the Control Share Acquisition. If the Acquiring Person's Control Shares are accorded voting rights and represent a majority of all voting power, shareholders who vote against restoring such voting rights are entitled to the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiring Person for the Control Shares.

    The OCSA and the OBCA effectively encourage any potential acquirer to negotiate with CH2M HILL's Board of Directors, and discourage certain potential acquirers unwilling to comply with their provisions. A corporation may provide in its Articles of Incorporation or bylaws that these laws shall not apply to its shares. CH2M HILL has not adopted such provisions and does not currently intend to do so. These laws may make CH2M HILL less attractive for takeover, and shareholders, therefore, may not benefit from a rise in the price of the common stock that could result from a takeover.

  Anti-Takeover Provisions -- Restated Articles of Incorporation and Restated
                                     Bylaws

    In addition to the laws discussed above, CH2M HILL's Restated Articles of Incorporation and Restated Bylaws contain provisions that could make the acquisition of CH2M HILL through a tender offer, proxy contest, or merger difficult for a potential suitor opposed by the Board of Directors. These provisions are:

  . The restriction on the sale of common stock outside of the internal market

  . CH2M HILL's right to repurchase shares of common stock upon the holder's termination of employment with CH2M HILL

  . CH2M HILL's right of first refusal on shares of common stock (except for shares sold in the internal market)

  . CH2M HILL's right to refuse to allow the transfer of shares of common stock to proposed transferees (except for shares sold in the internal market or pursuant to the right of first refusal)

  . The restated Articles of Incorporation's prohibition on any shareholder owning more than 350,000 shares of the common stock

  . The existence of staggered terms for directors of CH2M HILL

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, CH2M HILL will have outstanding up to 33,400,380 shares of common stock. Of these shares, the maximum 24,227,530 shares sold in the offering will be freely tradable in the internal market without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of CH2M HILL, as defined in Rule 144 under the Securities Act. The remaining 9,172,850 shares of common stock are held by our employee benefit plan trusts and may be sold in the internal market from time to time either under Rule 144 (subject to volume or holding period limitations) or pursuant to a future registration statement declared effective under the Securities Act.

    As of March 15, 1999, no options to purchase common stock were outstanding. A total of 8,000,000 shares of common stock are currently available for future grants of options.

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered hereby will be passed upon for CH2M HILL by Holme Roberts & Owen LLP.

                                    EXPERTS

    The financial statements and schedules included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    CH2M HILL has filed with the Securities and Exchange Commission (the "Commission") a registration statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to CH2M HILL and the common stock offered hereby, reference is made to the registration statement, including the exhibits thereto, and the financial statements and notes and schedules filed as a part thereof. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The registration statement, including the exhibits thereto, and the financial statements and notes and schedules filed as a part thereof, as well as such reports and other information filed with the Commission, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

    As a result of the offering, CH2M HILL will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and other information with the Commission. CH2M HILL intends to furnish to its shareholders annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                           CH2M HILL COMPANIES, LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants..................................  F-2
Audited Financial Statements:
  Consolidated Balance Sheets at December 31, 1997 and 1998...............  F-3
  Consolidated Statements of Income for the Years Ended December 31, 1996,
   1997 and 1998..........................................................  F-4
  Consolidated Statements of Shareholders' Equity for the Years Ended
   December 31, 1996, 1997 and 1998.......................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1996, 1997 and 1998....................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CH2M HILL Companies, Ltd.:

    We have audited the accompanying consolidated balance sheets of CH2M HILL Companies, Ltd. (an Oregon corporation) and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of CH2M HILL's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CH2M HILL Industrial Design Corporation, which statements reflect total assets and total revenues of 15 percent and 28 percent in 1996, 17 percent and 27 percent in 1997, and 8 percent and 20 percent in 1998, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for this entity, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of CH2M HILL Companies, Ltd. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Denver, Colorado,
 February 12, 1999.

                           CH2M HILL COMPANIES, LTD.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                     PRO FORMA
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1997         1998         1998
                                          ------------ ------------ ------------
                                                                    (UNAUDITED)
ASSETS                                                                (NOTE 1)
CURRENT ASSETS:
Cash & cash equivalents.................    $ 38,327     $ 16,595
Receivables, net--
 Client accounts........................     141,830      136,882
 Unbilled revenue.......................      78,265       87,635
 Other..................................       3,923        4,567
Prepaid expenses & other................       6,957        8,059
                                            --------     --------
  Total current assets..................     269,302      253,738
                                            --------     --------
Property, plant & equipment, at cost
 Land...................................         229          229
 Building & land improvements...........       2,848        2,845
 Furniture, fixtures & equipment........      40,645       31,466
 Leasehold improvements.................       7,880        7,522
                                            --------     --------
                                              51,602       42,062
 Less: Accumulated depreciation and
  amortization..........................     (35,385)     (28,072)
                                            --------     --------
  Net property, plant & equipment.......      16,217       13,990
                                            --------     --------
Other assets, net.......................      25,598       30,056
Deferred income taxes...................         --           541
                                            --------     --------
  Total assets..........................    $311,117     $298,325
                                            ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt.......    $  5,296     $  4,512
Current portion of notes payable to
 former shareholders....................       4,414        4,527
Accounts payable........................      34,468       29,187
Billings in excess of revenues..........      43,782       30,556
Accrued incentive compensation..........      19,768       18,065
Employee related liabilities............      35,595       42,013
Other accrued liabilities...............      22,792       27,725
Current deferred income taxes...........      20,789       23,855
                                            --------     --------
  Total current liabilities.............     186,904      180,440
Deferred income taxes...................         511          --
Other long-term liabilities.............      36,695       24,404
Long-term debt..........................       6,665        2,286
Notes payable to former shareholders....      18,039       16,063
                                            --------     --------
  Total liabilities.....................     248,814      223,193
                                            --------     --------
Commitments and contingencies (Notes 3,
 6 and 13)
SHAREHOLDERS' EQUITY:
Preferred stock, Class A $.02 par value,
 50,000,000 shares authorized; 9,911,710
 and 11,068,580 issued and outstanding
 at December 31, 1997 and 1998,
 respectively...........................         198          221     $   --
Common stock, $.01 par value,
 100,000,000 shares authorized;
 17,347,000 and 16,957,360 issued and
 outstanding at December 31, 1997 and
 1998, respectively; 28,025,940 issued
 and outstanding pro forma..............         174          170         391
Additional paid-in capital..............      15,022       20,283      20,283
Retained earnings.......................      50,336       56,148      56,148
Accumulated other comprehensive loss....      (3,427)      (1,690)     (1,690)
                                            --------     --------     -------
  Total shareholders' equity............      62,303       75,132     $75,132
                                            --------     --------     =======
    Total liabilities and shareholders'
     equity.............................    $311,117     $298,325
                                            ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CH2M HILL COMPANIES, LTD.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (Dollars in thousands except per share)

                                        December 31, December 31, December 31,
                                            1996         1997         1998
                                        ------------ ------------ ------------
Gross revenue..........................  $  931,922   $  908,854   $  926,630
Equity in earnings of joint ventures
 and affiliated companies..............       5,276        8,724        8,400
                                         ----------   ----------   ----------
  Total revenues.......................     937,198      917,578      935,030
Operating expenses:
  Direct cost of services and
   overhead............................    (643,365)    (617,356)    (629,468)
  General and administrative...........    (280,389)    (286,276)    (290,760)
                                         ----------   ----------   ----------
    Operating income...................      13,444       13,946       14,802
Other income (expense):
  Interest income......................       1,200          570        1,735
  Interest expense.....................      (2,644)      (2,505)      (2,154)
                                         ----------   ----------   ----------
Income before provision for income
 taxes.................................      12,000       12,011       14,383
Provision for income taxes.............      (7,291)      (7,295)      (8,571)
                                         ----------   ----------   ----------
Net income.............................  $    4,709   $    4,716   $    5,812
                                         ==========   ==========   ==========
Net income per common and preferred
 share:
Basic and Diluted......................  $     0.17   $     0.17   $     0.21
Weighted average number of common and
 preferred shares:
Basic and Diluted......................  27,698,970   27,688,780   28,330,940


  The accompanying notes are an integral part of these consolidated financial statements.

                           CH2M HILL COMPANIES, LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (Dollars in thousands)

                         Class A                          Total Class A                                    Accumulated
                     Preferred Stock     Common Stock     Preferred and Additional                            Other
                    ------------------ ------------------    Common      Paid-in   Comprehensive Retained Comprehensive
                      Shares    Amount   Shares    Amount    Shares      Capital      Income     Earnings     Loss
                    ----------  ------ ----------  ------ ------------- ---------- ------------- -------- -------------
Balances, December
 31, 1995..........  7,800,100   $156  20,000,200   $200   27,800,300    $ 15,948     $   --     $40,911     $(1,044)
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............    953,750     19   1,240,700     12    2,194,450       7,343         --         --          --
Shares purchased
 and retired.......    (11,840)   --   (3,028,450)   (30)  (3,040,290)    (10,009)        --         --          --
Comprehensive
 income:
 Net income........        --     --          --     --           --          --        4,709      4,709         --
 Other
  comprehensive
  loss:
  Foreign currency
   translation
   adjustments.....        --     --          --     --           --          --          (85)       --          (85)
                                                                                      -------
   Comprehensive
    income.........        --     --          --     --           --          --        4,624        --          --
                    ----------   ----  ----------   ----   ----------    --------     =======    -------     -------
Balances, December
 31, 1996..........  8,742,010    175  18,212,450    182   26,954,460      13,282                 45,620      (1,129)
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............  1,210,540     24   1,218,390     12    2,428,930       9,151         --         --          --
Shares purchased
 and retired.......    (40,840)    (1) (2,083,840)   (20)  (2,124,680)     (7,411)        --         --          --
Comprehensive
 income:
 Net income........        --     --          --     --           --          --        4,716      4,716         --
 Other
  comprehensive
  loss:
  Foreign currency
   translation
   adjustments.....        --     --          --     --           --          --       (2,298)       --       (2,298)
                                                                                      -------
   Comprehensive
    income.........        --     --          --     --           --          --        2,418        --          --
                    ----------   ----  ----------   ----   ----------    --------     =======    -------     -------
Balances, December
 31, 1997..........  9,911,710    198  17,347,000    174   27,258,710      15,022                 50,336      (3,427)
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............  1,203,830     24   1,341,720     13    2,545,550      11,693         --         --          --
Shares purchased
 and retired.......    (46,960)    (1) (1,731,360)   (17)  (1,778,320)     (6,432)        --         --          --
Comprehensive
 income:
 Net income........        --     --          --     --           --          --        5,812      5,812         --
 Other
  comprehensive
  income:
  Foreign currency
   translation
   adjustments.....        --     --          --     --           --          --        1,737        --        1,737
                                                                                      -------
   Comprehensive
    income.........        --     --          --     --           --          --      $ 7,549        --          --
                    ----------   ----  ----------   ----   ----------    --------     =======    -------     -------
Balances, December
 31, 1998.......... 11,068,580   $221  16,957,360   $170   28,025,940    $ 20,283                $56,148     $(1,690)
                    ==========   ====  ==========   ====   ==========    ========                =======     =======
                        Total
                    Shareholders'
                       Equity
                    -------------
Balances, December
 31, 1995..........   $ 56,171
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............      7,374
Shares purchased
 and retired.......    (10,039)
Comprehensive
 income:
 Net income........      4,709
 Other
  comprehensive
  loss:
  Foreign currency
   translation
   adjustments.....        (85)
   Comprehensive
    income.........        --
                    -------------
Balances, December
 31, 1996..........     58,130
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............      9,187
Shares purchased
 and retired.......     (7,432)
Comprehensive
 income:
 Net income........      4,716
 Other
  comprehensive
  loss:
  Foreign currency
   translation
   adjustments.....     (2,298)
   Comprehensive
    income.........        --
                    -------------
Balances, December
 31, 1997..........     62,303
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............     11,730
Shares purchased
 and retired.......     (6,450)
Comprehensive
 income:
 Net income........      5,812
 Other
  comprehensive
  income:
  Foreign currency
   translation
   adjustments.....      1,737
   Comprehensive
    income.........        --
                    -------------
Balances, December
 31, 1998..........   $ 75,132
                    =============


  The accompanying notes are an integral part of these consolidated financial statements.

                           CH2M HILL COMPANIES, LTD.

                     Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                          December 31, December 31, December 31,
                                              1996         1997         1998
                                          ------------ ------------ ------------
Cash flows from operating activities:
Net income..............................    $  4,709     $  4,716     $  5,812
Adjustments to reconcile net income to
 net cash provided by (used in)
 operating activities--
 Depreciation and amortization..........       9,518        9,605        8,558
 Stock issued in connection with stock
  based compensation and employee
  benefit plans.........................       7,628        8,520       10,725
 Bad debt expense.......................          57       (1,441)       5,224
 Deferred income taxes and other........       4,698          829        2,983
 Loss on sale of assets.................         159          217        1,727
 Change in--
  Receivables...........................       1,454       13,170       (7,336)
  Prepaid expenses and other............      (2,862)      (1,713)      (9,327)
  Accounts payable......................      (6,694)     (10,479)      (5,373)
  Billings in excess of revenues........       7,005       12,990      (13,226)
  Other current liabilities.............       6,752        2,448       (4,143)
                                            --------     --------     --------
Net cash provided by (used in) operating
 activities.............................      32,424       38,862       (4,376)
                                            --------     --------     --------
Cash flows from investing activities:
Proceeds from the sale of assets........         646           75          372
Capital expenditures....................      (4,908)      (2,612)      (4,723)
Other investing activities..............      (2,583)        (898)         --
                                            --------     --------     --------
Net cash used in investing activities...      (6,845)      (3,435)      (4,351)
                                            --------     --------     --------
Cash flows from financing activities:
Borrowing on long-term debt.............         132          843          111
Principal payments on notes payable to
 former shareholders....................      (4,420)      (4,968)      (4,966)
Principal payments on long-term debt....      (6,148)      (5,652)      (5,274)
Purchases and retirements of stock......      (3,610)      (2,561)      (2,342)
                                            --------     --------     --------
Net cash used in financing activities...     (14,046)     (12,338)     (12,471)
                                            --------     --------     --------
Cash effect of cumulative translation
 adjustment.............................         (17)        (437)        (534)
                                            --------     --------     --------
Increase (decrease) in cash and cash
 equivalents............................      11,516       22,652      (21,732)
Cash and cash equivalents, beginning of
 year...................................       4,159       15,675       38,327
                                            --------     --------     --------
Cash and cash equivalents, end of year..    $ 15,675     $ 38,327     $ 16,595
                                            ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CH2M HILL COMPANIES, LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (Dollars in thousands)

(1) Summary of Business and Significant Accounting Policies

   CH2M HILL Companies, Ltd. and its wholly owned subsidiaries is a multinational infrastructure and environmental services firm. CH2M HILL's predominant line of business is providing engineering services related to water, environmental, transportation, infrastructure and management services. CH2M HILL also provides facility design and construction management services to the electronics, food processing and biopharmaceutical related industries and provides utility system operations and maintenance services primarily for water and wastewater treatment facilities.

   CH2M HILL provides the above services for clients in private industry, federal government agencies, as well as state, municipal and local government entities. A substantial portion of professional fees arises from projects that are funded directly or indirectly by governmental entities.

Unaudited Pro Forma Information

   On November 6, 1998, the Board of Directors approved a new ownership program for CH2M HILL and certain resolutions that were subsequently ratified by a vote of the shareholders on December 18, 1998. Such resolutions included, but were not limited to, the adoption of the 1999 Stock Option Plan and the adoption of the Restated Bylaws and the Restated Articles of Incorporation which provide for the:

  . termination of the existing Key Employee Policy and Agreement,

  . authorization to convert all outstanding Class A preferred stock into shares of common stock on a one-for-one basis,

  . increase in the authorized shares of common stock to 100,000,000, par value $.01 per share, and Class A preferred stock to 50,000,000, par value $.02 per share,

  . authorization of a ten-for-one stock split on CH2M HILL's common stock and Class A preferred stock, and,

  . imposition of certain restrictions on the stock including, but not limited to, the right but not the obligation to repurchase shares upon termination of employment or affiliation, the right of first refusal, and ownership limits.

   The effective date of the above resolutions will be decided at the discretion of the Board of Directors based on its evaluation of the effectiveness of the stock registration process, which includes an effective registration statement on Form S-1 filed with the Securities and Exchange Commission and the state Blue Sky commissions.

   Common and preferred stock amounts, equivalent share amounts and per share amounts have been adjusted retroactively to give effect to the stock split. The conversion of outstanding Class A preferred stock to common stock has been reflected in the unaudited pro forma balance sheet at December 31, 1998.

Principles of Consolidation

   The consolidated financial statements include the accounts of CH2M HILL and all of its wholly owned subsidiaries after elimination of all intercompany accounts and transactions. Investments in affiliates which are 50 percent or less owned are reported using the equity method. Certain 1996 and 1997 amounts have been reclassified to conform with the current year presentation.

                           CH2M HILL COMPANIES, LTD.

                            (Dollars in thousands)


Currency Translation

   All assets and liabilities of CH2M HILL's foreign subsidiaries are translated into U.S. dollars at the period-end exchange rate. Revenues and expenses are translated at the average exchange rate for the year. Translation gains and losses are reflected in shareholders' equity as part of accumulated other comprehensive loss. Deferred taxes are not provided on the translation gains and losses. Gains and losses on foreign currency transactions are not significant.

Accounting for Revenue

   Contract revenue is recognized primarily on a percentage-of-completion basis by relating the actual cost of work performed to date to the current estimated total cost of the respective contracts. Unbilled revenue represents the excess of contract revenue recognized over billings to date. Billings in excess of revenues represent the excess of billings to date over revenue recognized. Losses on contracts in process are recognized in their entirety when the loss becomes evident and the amount of loss can be reasonably estimated.

   Receivables are stated at net realizable values, reflecting reserves of $2,977 and $8,201 in 1997 and 1998, respectively.

Cash and Cash Equivalents

   CH2M HILL maintains a cash management system which provides for cash in the bank sufficient to pay checks as they are submitted for payment and invests cash in excess of this amount in interest bearing short-term investments such as certificates of deposit, commercial paper and repurchase agreements. These investments are principally invested with original short-term maturities of less than three months and are considered cash equivalents in the consolidated balance sheets and statements of cash flows.

                                                          1996   1997    1998
                                                         ------ ------- -------
   Cash paid for interest............................... $2,716 $ 2,431 $ 1,777
                                                         ====== ======= =======
   Cash paid for income taxes........................... $8,916 $11,869 $16,352
                                                         ====== ======= =======

   The following noncash transactions have been excluded from the accompanying statements of cash flows:

  . Stock purchases for debt of $6,683, $4,204 and $3,103 in 1996, 1997 and 1998, respectively

  . Decrease of an additional minimum pension liability and related asset at December 31, 1996, 1997 and 1998, of $1,464, $2,122 and $198,
    respectively

Property, Plant and Equipment

   All additions, including betterments to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss on retirements is reflected in income in the year of disposition.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


    Depreciation for owned property is based on the estimated useful lives of the assets using both straight-line and accelerated methods for financial statement purposes. Useful lives for buildings and land improvements range from 15 to 30 years with an average life of 25 years. Leasehold improvements are depreciated over the remaining term of the associated lease. Useful lives on other assets range from two to ten years with an average of approximately five years.

Other Assets

    Other Assets includes capitalized software costs and goodwill which are amortized on a straight-line basis over five to seven years. The historical cost of these assets at December 31, 1997 and 1998 totaled $17,116 and $14,789, respectively. The amortization reflected in the statements of income and the statements of cash flows totaled $1,439 in 1996, $2,195 in 1997 and $2,778 in 1998.

Fair Value of Financial Instruments

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The interest rates on CH2M HILL's bank borrowings are adjusted regularly to reflect current market rates. Accordingly, the carrying amount of CH2M HILL's short-term and long-term borrowings also approximate fair value. At December 31, 1997 and 1998, the fair value of CH2M HILL's notes payable to former shareholders was $20,579 and $19,237, respectively, based on a discount rate that is estimated using the rates currently offered for debt with similar remaining maturities.

Pervasiveness of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Asset Impairment

    CH2M HILL reviews its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets which are held and used in operations would be impaired if the undiscounted future cash flows related to the asset did not exceed the net book value.

New Accounting Standards

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires that all changes in equity, other than transactions with owners, be reported as comprehensive income in the financial statements. Other comprehensive income items include foreign currency translation adjustments and minimum pension liability adjustments. CH2M HILL has adopted SFAS No. 130 during fiscal 1998.

    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments. It also establishes standards for enterprise-wide disclosures related to geographic areas and major customers. CH2M HILL has adopted SFAS No. 131 during fiscal 1998.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


    SFAS No. 132, "Employers Disclosure About Pensions and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88 and 106," revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of these plans. CH2M HILL has adopted SFAS No. 132 during fiscal 1998.

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes fair value accounting and reporting standards for derivative instruments and hedging activities. CH2M HILL will adopt SFAS No. 133 in the first quarter of fiscal 2000. CH2M HILL is currently assessing the effect of adoption, if any, on its financial position, results of operations, and cash flows.

    Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," requires costs of start-up activities, including organization costs, to be expensed as incurred. CH2M HILL will adopt SOP 98-5 during fiscal 1999. Such adoption is expected to have no impact on earnings.

(2) Segment Information

    CH2M HILL operates in three reportable segments that offer different services to different customer bases. They are managed separately because each business requires different business and marketing strategies. Environmental, Energy, and Infrastructure (EE&I) includes management, consulting, design, construction, procurement, and operations and maintenance services to the environmental, nuclear, energy, systems, and transportation industries. Water focuses on the planning, design and implementation of water supply systems and wastewater treatment facilities as well as providing operations and maintenance services to water and wastewater facility operators. Industrial provides design, construction, specialized manufacturing support and sustained facility services support to high-technology manufacturing companies, food and beverage processing businesses, and fine chemical and pharmaceutical manufacturers.

    CH2M HILL evaluates performance based on several factors, of which the primary financial measure is profit before tax. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales are accounted for at fair value as if the sales were to third parties. Other includes the elimination of intersegment sales and unallocable corporate expenses.

    Certain financial information for each segment is provided below:

                                                                     Financial
                                                                     Statement
            1996                EE&I    Water   Industrial  Other    Balances
            ----              -------- -------- ---------- --------  ---------
Revenues from external
 customers................... $384,244 $289,342  $258,336  $    --   $931,922
Intersegment sales...........   29,026   22,241     1,316   (52,583)      --
Equity in earnings of
 investees accounted for by
 the equity method...........    5,386      --       (110)      --      5,276
Depreciation and
 amortization................    4,605    3,429     1,484       --      9,518
Interest income..............      349      361       490       --      1,200
Interest expense.............    1,090      411     1,143       --      2,644
Segment profit...............    7,192    2,236     8,248    (5,676)   12,000
Segment assets...............  155,332  102,420    51,612       --    309,364

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


                                                                     Financial
                                                                     Statement
            1997               EE&I    Water    Industrial  Other    Balances
            ----             -------- --------  ---------- --------  ---------
Revenues from external
 customers.................. $352,343 $310,014   $246,497  $    --   $908,854
Intersegment sales..........   16,025   22,764      1,088   (39,877)      --
Equity in earnings of
 investees accounted for by
 the equity method..........    7,886     (144)       982       --      8,724
Depreciation and
 amortization...............    4,729    2,684      2,192       --      9,605
Interest income.............      159      159        252       --        570
Interest expense............      804      736        965       --      2,505
Segment profit..............    5,853    5,011      7,174    (6,027)   12,011
Segment assets..............  136,119  113,725     61,273       --    311,117
                                                                     Financial
                                                                     Statement
            1998               EE&I    Water    Industrial  Other    Balances
            ----             -------- --------  ---------- --------  ---------
Revenues from external
 customers.................. $378,276 $362,668   $185,686  $     --  $926,630
Intersegment sales..........   21,301   18,586      1,342   (41,229)      --
Equity in earnings of
 investees accounted for by
 the equity method..........    7,785      124        491       --      8,400
Depreciation and
 amortization...............    4,034    3,423      1,101       --      8,558
Interest income.............      582      720        433       --      1,735
Interest expense............      928      677        549       --      2,154
Segment profit..............    9,259    7,230      3,648    (5,754)   14,383
Segment assets..............  142,124  128,967     27,234       --    298,325

    CH2M HILL derived approximately 11% in 1996, 15% in 1997 and 16% in 1998, of its total revenues from contracts with federal government agencies.

    Revenues are attributed to the country in which the services are performed. Although CH2M HILL provides services in numerous countries, no single country outside of the United States accounted for a significant portion of the total consolidated revenues.

                                                        1996     1997     1998
                                                      -------- -------- --------
   United States..................................... $853,687 $803,844 $877,794
   International.....................................   83,511  113,734   57,236
                                                      -------- -------- --------
   Total............................................. $937,198 $917,578 $935,030
                                                      ======== ======== ========

(3) Lines Of Credit

    CH2M HILL has an unsecured revolving credit agreement with a maximum borrowing capacity of $85,000, which expires December 31, 1999. Interest accrues on outstanding borrowings at variable rates, which as of December 31, 1997 and 1998, ranged from 6.0% to 8.5%, and from 5.4% to 7.8%, respectively, based on maturity and a liabilities to earnings ratio. At December 31, 1997 and 1998, no amounts were outstanding under this line.

    The agreement requires CH2M HILL to maintain, among other restrictions, prescribed liabilities to earnings, tangible net worth, working capital, and fixed cost coverage ratios.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


    The agreement allows CH2M HILL to issue letters of credit to back various trade activities and insurance policies. Issued letters of credit are reserved against the borrowing base of the line of credit. As of December 31, 1997 and 1998, there were $4,735 and $5,125 issued and outstanding letters of credit, respectively.

    A subsidiary of CH2M HILL has a commitment for a line of credit for general corporate purposes. The agreement is unsecured, and provides for aggregate borrowings of $9,500, at an annual interest rate of prime (8.5% and 7.8% at December 31, 1997 and 1998, respectively). No amounts were outstanding on the line at December 31, 1997 and 1998.

(4) Notes Payable to Former Shareholders

    CH2M HILL issues interest-bearing notes to former shareholders for the purchase price of stock redeemed by CH2M HILL. The total amount outstanding for notes payable to former shareholders at December 31, 1997 and 1998 was $22,453 and $20,590, respectively. The interest on the notes is adjusted annually (on the anniversary dates of the notes) based upon the U.S. Federal Reserve Discount Rate on the first business day of each calendar year. At January 1, 1997 and 1998 the interest rate of the notes was 3.8%. The notes are unsecured, and payable in varying annual installments through 2008.

    Future minimum principal payments on notes payable to former shareholders are as follows:

        Year Ending
        -----------
         1999........................................................... $ 4,527
         2000...........................................................   3,745
         2001...........................................................   3,502
         2002...........................................................   3,054
         2003...........................................................   2,019
        Thereafter......................................................   3,743
                                                                         -------
                                                                         $20,590
                                                                         =======

(5) Long-Term Debt

    Long-term debt consisted of the following at December 31:

                                                                 1997    1998
                                                                ------- ------
Note payable to bank, 7.1%, payable in quarterly installments through 2000.................................................. $10,000 $6,000
Other notes payable, various rates between 5.0% and 7.8%,
 payable through 2000..........................................   1,961    798
                                                                ------- ------
  Total long-term debt.........................................  11,961  6,798
Less: current portion of long-term debt........................   5,296  4,512
                                                                ------- ------
                                                                $ 6,665 $2,286
                                                                ======= ======

    Future minimum principal payments on long-term debt are as follows:

        Year Ending
        -----------
         1999............................................................ $4,512
         2000............................................................  2,286
                                                                          ------
                                                                          $6,798
                                                                          ======

                           CH2M HILL COMPANIES, LTD.

                            (Dollars in thousands)


(6) Operating Lease Obligations

   CH2M HILL has entered into certain noncancelable leases, which are being accounted for as operating leases.

   At December 31, 1998, future minimum operating lease payments are as follows:

        Year Ending
        -----------
         1999.......................................................... $ 28,325
         2000..........................................................   25,767
         2001..........................................................   20,659
         2002..........................................................   17,166
         2003..........................................................   12,214
        Thereafter.....................................................   41,748
                                                                        --------
                                                                        $145,879
                                                                        ========

   Total lease and rental expense charged to operations was $42,534, $40,561 and $41,475 during 1996, 1997 and 1998, respectively.

   Certain of CH2M HILL's operating leases contain provisions for a specific rent free period. In accordance with generally accepted accounting principles, CH2M HILL accrues rental expense during the rent free period based on total expected rent payments to be made over the life of the related lease. The excess of expense over actual cash payments to date is shown in the accompanying balance sheets in other long-term liabilities. The cash payments expected to exceed rental expense in the next year are included in other accrued liabilities.

(7) Shareholders' Equity

   The bylaws and key employee agreements of CH2M HILL currently restrict ownership of CH2M HILL's Class A preferred and common stock to active employees and further provide that the following applies to such stock:

  . Upon death, withdrawal, legal incapacity, retirement or discharge, a shareholder's shares must be sold back to CH2M HILL.

  . Upon death, legal incapacity or retirement, the purchase price is determined by a formula calculated as of December 31 of each year, based on the net book value of CH2M HILL and a multiple of the average of the past five years' earnings.

  . The purchase price of stock from employees withdrawing to compete or who are discharged is the greater of the net book value of the shares or the price of the shares at acquisition by the employee.

  . The purchase price of stock returned to CH2M HILL generally becomes interest-bearing debt to be paid over a ten-year period. Subject to Board of Directors approval, the payout period can be shortened upon occurrence of certain criteria.

   As discussed in Note 1, CH2M HILL and the shareholders have approved changes to the features of its stock that will take affect once certain contingencies have been removed.

(8) Income Taxes

   CH2M HILL accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 uses an asset and liability approach that requires the recognition of deferred tax

                           CH2M HILL COMPANIES, LTD.

                            (Dollars in thousands)

assets and liabilities for the expected future tax effects of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, CH2M HILL generally considers all expected future events other than enactment of changes in the tax laws or rates.

   Income (loss) from continuing operations before income taxes includes the following:

                                                       1996     1997     1998
                                                      -------  -------  -------
   U.S. income....................................... $17,124  $13,703  $14,461
   Foreign loss......................................  (5,124)  (1,692)     (78)
                                                      -------  -------  -------
   Net income before taxes........................... $12,000  $12,011  $14,383
                                                      =======  =======  =======

   The provision for income taxes for the years ended December 31 is comprised of the following:

                                                        1996     1997     1998
                                                       -------  -------  ------
   Current income tax expense:
   Federal............................................ $10,171  $ 9,343  $4,195
   Foreign............................................     949    1,224   1,458
   State & local......................................   2,191    2,012     903
                                                       -------  -------  ------
   Total current taxes................................  13,311   12,579   6,556
   Deferred income tax (benefit) expense..............  (6,020)  (5,284)  2,015
                                                       -------  -------  ------
   Total tax expense.................................. $ 7,291  $ 7,295  $8,571
                                                       =======  =======  ======

   The reconciliation of income tax computed at the U.S. federal statutory tax rate to CH2M HILL's effective income tax rate for the years ended December 31 were as follows:

                                                     1996     1997     1998
                                                    -------  -------  -------
   Pretax income................................... $12,000  $12,011  $14,383
   Federal statutory rate..........................      35%      35%      35%
                                                    -------  -------  -------
   Expected tax expense............................   4,200    4,204    5,034
   Reconciling items:
   State income taxes..............................   1,479    1,358      610
   Disallowance of meals and entertainment
    expenses.......................................   1,667    1,589    1,665
   Foreign operating losses........................     396      630      991
   Other...........................................    (451)    (486)     271
                                                    -------  -------  -------
   Provision for income taxes...................... $ 7,291  $ 7,295  $ 8,571
                                                    =======  =======  =======

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 were as follows:

                                                              1997     1998
                                                             -------  -------
   Deferred tax assets:
   Foreign net operating losses............................. $ 2,934  $ 2,800
   Depreciation and amortization............................     --     1,133
   Investments in affiliates................................   2,980    4,413
                                                             -------  -------
   Total deferred tax assets................................   5,914    8,346
   Valuation allowance......................................  (2,934)  (2,800)
                                                             -------  -------
   Net deferred tax assets..................................   2,980    5,546
                                                             -------  -------
   Deferred tax liabilities:
   Deferred recognition of net income until collection or
    payment occurs..........................................  22,838   28,860
   Depreciation and amortization............................   1,442      --
                                                             -------  -------
   Total deferred tax liabilities...........................  24,280   28,860
                                                             -------  -------
   Net deferred tax liability............................... $21,300  $23,314
                                                             =======  =======

    A valuation allowance is required to be established for those deferred tax assets that it is more likely than not that they will not be realized based upon certain estimated circumstances. The above valuation allowances relate to foreign net operating losses of $7,500 and $9,000 for the years ended December 31, 1997 and 1998, respectively, which will require taxable income within the applicable foreign subsidiary in order for the deferred tax asset to be realized. The foreign net operating losses generally may be carried forward indefinitely.

    At December 31, 1998, CH2M HILL has no material tax carryforwards.

    Undistributed earnings of CH2M HILL's foreign subsidiaries amounted to approximately $4,200 at December 31, 1998. Those earnings are considered to be indefinitely reinvested and accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made. Upon distribution of those earnings, CH2M HILL would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable; however, unrecognized foreign tax credit carryovers would be available to reduce some portion of the U.S. tax liabilities.

(9) Earnings Per Share

    The computation of basic income per share is based on the weighted average number of common and preferred shares outstanding during the year. The outstanding preferred shares are included in the basic income per share calculation since the preferred shares do not have any preferences over common shares, other than in liquidation, and CH2M HILL anticipates conversion to common shares on a one-for-one basis. Diluted income per share is based on the weighted average number of common and preferred shares outstanding during the year and, to the extent dilutive, common stock equivalents consisting of stock options, stock awards subject to restrictions and stock appreciation rights. At December 31, 1996, 1997 and 1998, CH2M HILL did not have dilutive securities outstanding.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


(10) Employee Incentive and Benefit Plans

Stock Based Compensation Plans

    The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that stock-based compensation plans be accounted for based on the fair value based method of accounting. CH2M HILL continues to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123. CH2M HILL has three stock-based compensation plans as described below. Had compensation cost been determined in accordance with SFAS No. 123, CH2M HILL's net income and earnings per share for 1996, 1997 and 1998 would not have changed.

Incentive Plan

    CH2M HILL, at the discretion of the Board of Directors, provides stock bonuses to certain designated key employees of CH2M HILL. Expenses under this program amounted to $4,365, $4,784 and $5,550 in 1996, 1997 and 1998,
respectively.

Employee Stock Plan

    CH2M HILL has a profit sharing plan ("ESP") for all eligible employees and has established an Employee Stock Plan and Trust to administer the ESP. Contributions to the ESP are made to the Trust as determined by the Board of Directors. Contributions to the ESP were $2,650, $2,804, and $3,513 in 1996, 1997 and 1998, respectively. The contributions are to be made primarily through the issuance of Class A preferred stock.

Retirement and Tax-Deferred Savings Plan (the "401(k) Plan")

    CH2M HILL has a 40l(k) Plan that provides for company matching contributions, which range from 0.5% to 2.0% of eligible employees' base pay. Contributions for 1996, 1997 and 1998 were $1,493, $1,589 and $1,996, respectively, and vest equally over a five year period, beginning with the employees' second year of service. The contributions were made primarily through the issuance of Class A preferred stock.

Defined Contribution Savings Plan

    CH2M HILL has a defined contribution plan that provides for contributions generally equal to 1.5% of eligible employees' base pay. These contributions vest equally over a five-year period, beginning with the employees' second year of service. For the years ended December 31, 1996, 1997 and 1998, CH2M HILL recorded $5,591, $6,045 and $5,084 in expense, respectively. Contributions are made in cash.

(11) Other Employee Benefits

Pension and Other Postretirement Benefits

    CH2M HILL has several noncontributory defined benefit pension plans, of which one remains active. Benefits are based on years of service and compensation during the span of employment. Funding for these plans is provided through contributions based on recommendations from the plans' independent

                           CH2M HILL COMPANIES, LTD.

                             (DOLLARS IN THOUSANDS)

actuary. Plan assets consist primarily of common stock, corporate debt instruments and U.S. government securities.

    CH2M HILL sponsors a medical benefit plan for retired employees of three subsidiaries. The plan is contributory, with retiree premiums based on service at retirement. The benefits contain limitations and a cap on future cost increases. CH2M HILL continues to fund postretirement medical benefits on a pay-as-you-go basis.

                                        PENSION BENEFITS      OTHER BENEFITS
                                       --------------------  -----------------
                                         1997       1998      1997      1998
                                       ---------  ---------  -------  --------
Plan Assets in Excess of Benefit Ob-
 ligations:
Benefit obligation at December 31....  $ (49,858) $ (59,054)
Fair value of plan assets at December
 31..................................     52,856     59,808
                                       ---------  ---------
Funded status........................  $   2,998  $     754
                                       =========  =========
Benefit Obligations in Excess of Plan
 Assets:
Benefit obligation at December 31....  $ (10,558) $ (14,759) $(8,932) $(11,680)
Fair value of plan assets at December
 31..................................      9,015     10,566      --        --
                                       ---------  ---------  -------  --------
Unfunded status......................  $  (1,543) $  (4,193) $(8,932) $(11,680)
                                       =========  =========  =======  ========
Prepaid (accrued) benefit cost recog-
 nized in the balance sheet..........  $   1,958  $   8,155  $(4,728) $ (6,104)
Weighted-average assumptions at De-
 cember 31:
Discount rate........................  7.00-8.25% 6.75-7.20%    8.25%     7.20%
Expected return on plan assets.......  8.00-9.00% 8.00-9.00%     --        --

    For measurement purposes, an 11.14% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.45% for 2010 and remain at that level thereafter.

                                                    PENSION          OTHER
                                                   BENEFITS        BENEFITS
                                                 --------------  --------------
                                                  1997    1998    1997    1998
                                                 ------  ------  ------  ------
   Net periodic benefit cost.................... $2,245  $  674  $1,365  $1,633
   Employer contributions.......................  3,498   8,593     --      --
   Participant contributions....................    --      --      258     257
   Benefit payments............................. (2,426) (1,996)   (545)   (514)

(12) INVESTMENTS IN UNCONSOLIDATED AFFILIATES

    CH2M HILL has investments in affiliated companies that are 50% or less owned, which are accounted for under the equity method. These investments consist primarily of a 50% ownership interest in Kaiser-Hill Company, LLC and MK/IDC (PSI), which are domestic organizations, a 49% ownership interest in CH2M Gore and Storrie Limited, a 50% ownership interest in CH2M HILL BECA, Ltd. and TDC International of Israel, which are foreign organizations. As of December 31, 1997 and 1998, the total investments in these material unconsolidated affiliates were approximately $3,000 and $2,629, respectively, and are included in other assets in the accompanying consolidated balance sheets. As of December 31, 1997 and 1998, CH2M HILL received distributions from Kaiser-Hill Company, LLC of $13,950 and $8,335, respectively.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


    Summarized financial information for these affiliates is as follows:

                                                                1997     1998
                                                              -------- --------
   Financial Position:
   Current assets............................................ $113,150 $148,784
   Noncurrent assets.........................................    4,910    9,339
                                                              -------- --------
                                                              $118,060 $158,123
                                                              ======== ========
   Current liabilities....................................... $102,012 $139,561
   Noncurrent liabilities....................................    9,647    7,041
   Shareholders' equity......................................    6,401   11,521
                                                              -------- --------
                                                              $118,060 $158,123
                                                              ======== ========

                                                     1996       1997     1998
                                                  ----------  -------- --------
   Results of Operations:
   Revenues...................................... $1,354,337  $874,534 $873,524
   Direct costs..................................  1,169,601   698,600  681,091
                                                  ----------  -------- --------
   Gross margin..................................    184,736   175,934  192,433
   General and administrative expenses...........    174,105   158,822  174,790
                                                  ----------  -------- --------
   Operating income..............................     10,631    17,112   17,643
   Other income (expense)........................        (14)      483      348
                                                  ----------  -------- --------
   Net income.................................... $   10,617  $ 17,595 $ 17,991
                                                  ==========  ======== ========

(13) CONTINGENCIES

General

    CH2M HILL is party to various legal actions arising in the normal course of its business, some of which involve claims for substantial sums. Damages assessed in connection with and the cost of defending any such actions could be substantial. CH2M HILL's management believes that the levels of insurance coverage (after retentions and deductibles) are generally adequate to cover CH2M HILL's liabilities, if any, with regard to such claims. Any amounts that are probable of payment by CH2M HILL related to retentions and deductibles are accrued when such amounts are estimable.

Guarantor

    CH2M HILL has an equity investment in an affiliate. The affiliate has a facility which allows it to borrow up to $5,000. The facility is comprised of a $3,000 line of credit and a $2,000 term loan. As of December 31, 1997, the outstanding balance on the term loan was $2,000, which was paid off during 1998. No amounts were outstanding under the line of credit as of December 31, 1997 and 1998. The facility is guaranteed by CH2M HILL.

    CH2M HILL has guaranteed a $6,000 credit facility between a subsidiary and a joint venture partner. The facility is secured by assets of the joint venture and is used for general project purposes. CH2M HILL has joint and several liability with the joint partner for the full amount. At December 31, 1998, $2,400 was

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)

outstanding on the credit facility which bears interest at varying rates, as defined, and ranged from 6.6% to 7.8%.

Performance Bonds

    In the normal course of business, CH2M HILL purchases performance bonds to comply with client mandated contractual obligations. At December 31, 1997 and 1998, the performance bonds purchased were $55,000.

Kaiser-Hill Company, LLC
and Subsidiary


Consolidated Financial Statements
as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 together with Report of Independent Accountants

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Kaiser-Hill Company, LLC:

    We have audited the accompanying consolidated balance sheets of Kaiser-Hill Company, LLC (a Colorado limited liability company) (the "Company") and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kaiser-Hill Company, LLC and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Denver, Colorado,
 January 22, 1999.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                        as of December 31, 1998 and 1997
                       (amounts in thousands of dollars)

                                                                 1998    1997
                                                               -------- -------
ASSETS
Current assets:
Cash and cash equivalents....................................  $  3,644 $10,182
Contract receivables.........................................   124,352  87,389
Receivable from Member.......................................       396     --
                                                               -------- -------
Total current assets.........................................   128,392  97,571
Organization costs, net of accumulated amortization of $2,578
 and $1,791, respectively....................................     1,004   1,791
                                                               -------- -------
                                                               $129,396 $99,362
                                                               ======== =======
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable and payable to subcontractors...............  $114,988 $78,391
Accrued vacation.............................................     7,627   7,794
Accrued salaries and employee benefits.......................     5,039   8,351
Payable to Members...........................................       742   2,656
                                                               -------- -------
Total current liabilities....................................   128,396  97,192
Contingencies (Note 6)
Members' equity..............................................     1,000   2,170
                                                               -------- -------
                                                               $129,396 $99,362
                                                               ======== =======


  The accompanying notes are an integral part of these consolidated financial statements.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
              for the years ended December 31, 1998, 1997 and 1996
                       (amounts in thousands of dollars)

                                                1998       1997       1996
                                              ---------  ---------  ---------
Gross revenue................................ $ 636,190  $ 584,739  $ 543,756
Subcontractor costs and direct material
 costs.......................................  (464,692)  (421,800)  (376,000)
                                              ---------  ---------  ---------
Service revenue..............................   171,498    162,939    167,756
Direct cost of service and overhead..........  (156,072)  (145,708)  (155,995)
                                              ---------  ---------  ---------
Operating income.............................    15,426     17,231     11,761
Other income (expense):
Interest income..............................       295        661        539
Interest expense.............................      (221)      (128)      (134)
                                              ---------  ---------  ---------
Net income................................... $  15,500  $  17,764  $  12,166
                                              =========  =========  =========



  The accompanying notes are an integral part of these consolidated financial statements.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                 for the years ended December 31, 1998 and 1997
                       (amounts in thousands of dollars)

                                           ICF Kaiser     CH2M Hill
                                           Government   Constructors,
                                         Programs, Inc.     Inc.       Total
                                         -------------- ------------- --------
Members' equity, December 31, 1995......    $  2,142      $  2,498    $  4,640
Net income..............................       6,083         6,083      12,166
Distributions...........................      (2,072)       (2,428)     (4,500)
                                            --------      --------    --------
Members' equity, December 31, 1996......       6,153         6,153      12,306
Net income..............................       8,882         8,882      17,764
Distributions...........................     (13,950)      (13,950)    (27,900)
                                            --------      --------    --------
Members' equity, December 31, 1997......       1,085         1,085       2,170
Net income..............................       7,750         7,750      15,500
Distributions...........................      (8,335)       (8,335)    (16,670)
                                            --------      --------    --------
Members' equity, December 31, 1998......    $    500      $    500    $  1,000
                                            ========      ========    ========



  The accompanying notes are an integral part of these consolidated financial statements.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1998, 1997 and 1996
                       (amounts in thousands of dollars)

                                                    1998      1997      1996
                                                  --------  --------  --------
Cash flows from operating activities:
Net income......................................  $ 15,500  $ 17,764  $ 12,166
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Amortization...................................       787       627       764
 Changes in assets and liabilities:
 Increase in contract receivables...............   (36,963)  (12,402)     (703)
 Increase in receivable from Member.............      (396)      --        --
 Decrease in prepaid expenses and other current
  assets........................................       --        --      2,017
 Increase in accounts payable and payable to
  subcontractors................................    36,597    18,987    15,899
 Increase (decrease) in accrued salaries and
  employee benefits.............................    (3,479)      627    (8,315)
 Increase (decrease) in payable to Members......    (1,914)      511     2,145
                                                  --------  --------  --------
Net cash provided by operating activities.......    10,132    26,114    23,973
                                                  --------  --------  --------
Cash flows from financing activities:
Distributions to Members........................   (16,670)  (27,900)   (4,500)
Repayment of operating expenses and organization
 costs paid by Members..........................       --        --     (8,512)
                                                  --------  --------  --------
Net cash used in financing activities...........   (16,670)  (27,900)  (13,012)
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents....................................    (6,538)   (1,786)   10,961
Cash and cash equivalents, beginning of year....    10,182    11,968     1,007
                                                  --------  --------  --------
Cash and cash equivalents, end of year..........  $  3,644  $ 10,182  $ 11,968
                                                  ========  ========  ========
Supplemental cash flow information:
Cash paid for interest..........................  $    221  $    128  $    134
                                                  ========  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

    Kaiser-Hill Company, LLC (the "Company") was formed on October 24, 1994. The principal business of the Company is to procure, execute, deliver, and perform under a five-year contract, commencing July 1, 1995, with the Department of Energy ("DOE") to manage the programs and operate the DOE facilities at Rocky Flats Environmental Technology Site ("RFETS") in Golden, Colorado ("DOE contract"). The mission of the RFETS is directed toward cleanup, deactivation, and preparation for decontamination and disposition of these DOE facilities.

    The Company's contract will expire on June 30, 2000. The DOE is currently considering its options which could include an extension of the Company's contract or re-bid under a competitive process. While the Company believes that its relationship with the DOE is good, the outcome will not be finalized until after the release of these financial statements.

    At December 31, 1998, the Company employed 1,439 hourly workers and 321 salaried workers. Approximately 93% of the hourly employees are represented by United Steel Works of America (the "Union") under a collective bargaining agreement which expires on October 3, 2001.

    The Company maintains its cash accounts primarily with banks located in Colorado, New York and North Carolina. The total cash balances are insured by the FDIC up to $100,000 per bank. The Company had cash balances on deposit with one Colorado bank in eight accounts at December 31, 1998 and 1997.

    The Company is a limited liability company owned equally by ICF Kaiser Government Programs, Inc., a wholly owned subsidiary of ICF Kaiser International, Inc. ("ICF Kaiser"), and CH2M Hill Constructors, Inc., an indirect wholly owned subsidiary of CH2M Hill Companies, Ltd. ("CH2M Hill") (collectively, the "Members"). Net profits and/or losses are allocated equally to the Members, except for the 1994 bid and proposal costs which were allocated to the Members based upon the actual amount incurred by such Members. Distributions of Company earnings are allocated equally to the Members, except for the 1996 distribution which adjusted the Members' equity balances for the 1994 bid and proposal costs.

2. Significant Accounting Policies

Principles of Consolidation

    The consolidated financial statements include the wholly owned subsidiary of the Company, Kaiser-Hill Funding Company, LLC. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Revenue Recognition

    Revenue is recognized using the percentage of completion method whereby revenue is accrued in an amount equal to cost plus management's best estimate of base fee, performance based incentive fees and cost reduction proposal fees to be received.

Statements of Cash Flows

    For purposes of the statements of cash flows, the Company considers cash in checking and short-term investments with original maturities of three months or less to be cash and cash equivalents.

Organization Costs and New Accounting Policy

    Organization costs are nonreimbursable costs, including legal, consulting, financing and pre-transition costs incurred by the Company prior to the commencement of the DOE contract, recorded at historical

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY
cost and amortized on a straight line basis over five years. Amortization expense was $787,000, $627,000 and $764,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), Reporting on the Costs of Start-Up Activities, which states that costs of start-up activities, including organization costs, should be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998, and the initial adoption of SOP 98-5 should be reported as a cumulative effect of a change in accounting principle. Management believes that the Company's adoption of this new accounting policy will result in costs of $1,004,000 to be written off in 1999.

Income Taxes

    The financial statements do not include a provision for income taxes because the Company is treated as a partnership for income tax purposes and does not incur federal or state income taxes. Instead, its earnings and losses are included in the Members' separate income tax returns.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Related Party Transactions

    In 1998 and 1997, the Members were subcontracted by the Company to perform certain tasks under the DOE contract. The "Payable to Members" in the accompanying balance sheets as of December 31, 1998 and 1997 consists of $742,000 and $1,742,000, respectively, to ICF Kaiser and $-0- and $914,000, respectively, to CH2M Hill for these subcontracted tasks. These payables are non-interest bearing. The "Receivable from Member" in the accompanying balance sheet as of December 31, 1998 consists of $396,000 due from CH2M Hill relating to advance payment of general and administrative expenses, less operating payables.

    In addition, costs incurred related to work performed by ICF Kaiser and CH2M Hill, the majority of which are reimbursable and billed under the DOE contract in 1998 were approximately $3,600,000 and $960,000, respectively, in 1997 were approximately $2,600,000 and $1,100,000, respectively, and in 1996 were approximately $1,300,000 and $1,000,000, respectively.

4. Contract Receivables and Receivables Purchase Facility Agreement

    Contract receivables as of December 31, 1998 and 1997 represent unbilled receivables due under the DOE contract. Unbilled receivables result from revenue that has been earned by the Company but not billed to the DOE as of the end of the period. The unbilled receivables can be invoiced at contractually defined intervals and milestones. Management anticipates that the unbilled receivables will be billed and collected in less than one year.

    The Company's trade receivables result primarily from its long-term contract with the DOE. As a consequence, management believes that credit risk is minimal.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

    Through its wholly owned subsidiary, Kaiser-Hill Funding Company, LLC, the Company has available at a financial institution a receivables purchase facility agreement which provides temporary financing for the payment of the Company's costs incurred under the DOE contract. This financing is utilized throughout the year for periods of less than one month as, under the terms of the DOE contract, the DOE must pay the Company's invoices within three days of receipt. Contract receivables are collateral for the financed amount. The maximum funding level for this agreement is $50,000,000, of which approximately $50,000,000 and $27,000,000 were the unused portions at December 31, 1998 and 1997, respectively.

5. Contingencies

    The Company's reimbursable costs are subject to audit in the ordinary course of business by various U.S. Government agencies. The Company is not presently aware of any significant costs which have been, or may be, disallowed by any of these agencies.

6. Employee Benefit Plans

    In accordance with the DOE contract, the Company sponsors several benefit plans covering substantially all employees who meet length of service requirements. These plans include the following defined benefit pension plans:
The Rocky Flats Multiple Employer Salaried Retirement Plan and the Kaiser-Hill Retirement Plan for Hourly Production and Maintenance Employees. The Company also sponsors the following defined contribution plans: Kaiser-Hill Company, LLC Savings Plan for Hourly Employees, which includes no Company matching; and Rocky Flats Multiple Employer Salaried Thrift Plan, which includes Company matching. The Company contribution amounts for the Savings Plan/Thrift Plan were approximately $413,000, $482,000 and $615,000 for 1998, 1997 and 1996,
respectively. No amounts were contributed to the Retirement Plans during 1998 and 1997 because the Plans were overfunded. In 1996, contributions of $6,917,000 were made to the retirement plans.

    The Company administers these benefit plans with benefits equivalent to the RFETS contractor benefit plans maintained by the contractor that preceded the Company at RFETS. Under the DOE contract, the Company recognizes the cost of benefit plans when paid, and such costs are reimbursed by the DOE. Any excess pension plan assets or unfunded pension plan liability which may currently exist or is remaining at the end of the DOE contract is the responsibility of the DOE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               24,227,530 Shares

                           CH2M HILL Companies, Ltd.

                                  Common Stock

                          [CH2MHILL LOGO APPEARS HERE]

                                    --------

                                   PROSPECTUS

                                    --------

                                       , 1999

Prospective investors may rely only on the information contained in this prospectus. CH2M HILL has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    Estimated expenses payable by CH2M HILL in connection with the sale of the common stock offered hereby are as follows:

     Securities and Exchange Commission registration fee............ $   29,029
     Blue Sky fees and expenses.....................................     75,000
     Legal fees and expenses........................................    575,000
     Accounting fees and expenses...................................    275,000
     Directors' and Officers' liability insurance premium...........    110,000
     Printing and engraving expenses................................    100,000
     Miscellaneous..................................................    200,000
                                                                     ----------
       Total........................................................ $1,364,029
                                                                     ==========

Item 14. Indemnification of Directors and Officers

    Under the Oregon Business Corporation Act (the "Act"), a corporation's Articles of Incorporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. In accordance with Oregon law, CH2M HILL's Restated Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the Act. Section 60.047(2)(d) of the Act sets forth the following actions for which limitation of liability is not permitted, including
(i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to shareholders; or (iv) any transaction from which the director received an improper or illegal personal benefit.

    CH2M HILL's Restated Bylaws allow it to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of CH2M HILL or any of its subsidiaries, or is or was serving at CH2M HILL's request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under the Section 60.391(1) of the Act, indemnification is available if (i) the person acted in good faith;
(ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

    CH2M HILL intends to purchase and pay the premium for insurance in respect of claims against its directors and officers and in respect of losses for which CH2M HILL may be required or permitted by law to indemnify such directors and officers. The directors to be insured are the directors named herein and all directors of CH2M HILL's subsidiaries. The officers to be insured are all officers and assistant officers of CH2M HILL and its subsidiaries. CH2M HILL does not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Item 15. Recent Sales of Unregistered Securities

    As of December 31, 1997, CH2M HILL sold 783 shares of common stock to Robert G. Card for $28,081.11 and 300 shares of common stock to Nancy R. Tuor for $10,758.00. As of December 31, 1998, CH2M HILL sold 1,318 shares of common stock to Robert G. Card for $50,373.96 and 184 shares of common stock to Nancy
R. Tuor for $7,032.48. Mr. Card and Ms. Tuor are former employees of CH2M HILL who were key employee shareholders when employed by CH2M HILL and who currently work for its affiliate, Kaiser-Hill Company, LLC. Mr. Card is also a director of CH2M HILL. The issuance of such shares was exempt from registration under
Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits. The following is a list of exhibits to this Registration
Statement:

     Exhibit
     Number  Description
     ------- -----------
       *3.1  Form of Restated Articles of Incorporation of CH2M HILL Companies,
             Ltd.

       *3.2  Form of Restated Bylaws of CH2M HILL Companies, Ltd.

      **5.1 Opinion of Holme Roberts & Owen LLP with respect to legality of securities being registered

      **5.2 Opinion of Holland & Hart LLP with respect to compliance with ERISA for the CH2M HILL Employee Stock Plan and the CH2M HILL
             Retirement and Tax-Deferred Savings Plan

      *10.1  Form of CH2M HILL Retirement and Tax-Deferred Savings Plan

      *10.2  Form of CH2M HILL Employee Stock Plan

      *10.3  CH2M HILL Companies, Ltd. 1999 Stock Option Plan

      *10.4  Form of CH2M HILL Companies, Ltd. 1999 Payroll Deduction Stock
             Purchase Plan

      *10.5  Form of CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation
             Plan

      *10.6  Form of Trust Under CH2M HILL Companies, Ltd. Pre-Tax Deferred
             Compensation Plan

      *10.7  Form of CH2M HILL Companies, Ltd. After-Tax Deferred Compensation
             Plan

      *10.8  Form of Trust Under CH2M HIll Companies, Ltd. After-Tax Deferred
             Compensastion Plan

      *21    Subsidiaries of CH2M HILL Companies, Ltd.

      *23.1  Consent of Arthur Andersen LLP

      *23.2 Report of KPMG Peat Marwick LLP with respect to the financial statements of CH2M Hill Industrial Design Corporation

      *23.3  Consent of KPMG Peat Marwick LLP

     **23.4 Consent of Holme Roberts & Owen LLP with respect to the legality of the securities being registered (included in Exhibit 5.1)

     **23.5 Consent of Holland & Hart LLP with respect to compliance with ERISA for the CH2M HILL Employee Stock Plan and the CH2M Hill
             Retirement and Tax-Deferred Savings Plan (included in Exhibit 5.2)

      *24    Powers of Attorney (included on signature page)

      *27    Financial Data Schedule

      *99    Form of Internal Market Rules

--------
 *Filed herewith.
**To be filed by amendment.

   (b) Financial Statement Schedules.

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable and therefore have been omitted, or the information required by the applicable schedule is included in the notes to the consolidated financial statements.

Item 17. Undertakings

   The undersigned hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously enclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that any claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 15th day of March, 1999.

                                        CH2M HILL Companies, Ltd.

                                                  /s/ Ralph R. Peterson
                                        By: ____________________________________
                                                    Ralph R. Peterson
                                              President and Chief Executive
                                                         Officer

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below does hereby make, constitute and appoint each of Philip G. Hall and Samuel H. Iapalucci as such person's true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission, for and on such person's behalf, and in any and all capacities, a Registration Statement on Form S-1, any and all amendments (including post-effective amendments) thereto and any abbreviated registration statement in connection with this Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person's substitute or substitutes may lawfully do or cause to be done by virtue hereof.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President and Chief         February 12, 1999
______________________________________  Executive Officer
          Ralph R. Peterson             (Principal Executive
                                        Officer)

                  *                    Chairman of the Board of    February 12, 1999
______________________________________  Directors and Senior Vice
            Philip G. Hall              President

                  *                    Chief Financial Officer     February 12, 1999
______________________________________  (Principal Financial and
         Samuel H. Iapalucci            Principal Accounting
                                        Officer)

                  *                    Director                    February 12, 1999
______________________________________
           Joseph A. Ahearn

                  *                    Director                    February 12, 1999
______________________________________
            Robert G. Card


              Signature                           Title                   Date
              ---------                           -----                   ----
                  *                     Director                    February 12, 1999
______________________________________
          Kenneth F. Durant

                  *                     Director                    February 12, 1999
______________________________________
           Donald J. Evans


                  *                     Director                    February 12, 1999
______________________________________
           James J. Ferris

                  *                     Director                    February 12, 1999
______________________________________
            Jerry D. Geist

                  *                     Director                    February 12, 1999
______________________________________
          Michael D. Kennedy

                  *                     Director                    February 12, 1999
______________________________________
            Susan D. King

                  *                     Director                    February 12, 1999
______________________________________
         Michael Y. Marcussen

                  *                     Director                    February 12, 1999
______________________________________
          Barry L. Williams

By:  /s/ Samuel H. Iapalucci
______________________________________
  Samuel H. Iapalucci, as attorney-in-
fact

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
   *3.1  Form of Restated Articles of Incorporation of CH2M HILL Companies,
         Ltd.

   *3.2  Form of Restated Bylaws of CH2M HILL Companies, Ltd.

  **5.1 Opinion of Holme Roberts & Owen LLP with respect to legality of securities being registered

  **5.2 Opinion of Holland & Hart LLP with respect to compliance with ERISA for the CH2M HILL Employee Stock Plan and the CH2M HILL Retirement and
         Tax-Deferred Savings Plan

  *10.1  Form of CH2M HILL Retirement and Tax-Deferred Savings Plan

  *10.2  Form of CH2M HILL Employee Stock Plan

  *10.3  CH2M HILL Companies, Ltd. 1999 Stock Option Plan

  *10.4  Form of CH2M HILL Companies, Ltd. 1999 Payroll Deduction Stock
         Purchase Plan

  *10.5  Form of CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan

  *10.6  Form of Trust Under CH2M HILL Companies, Ltd. Pre-Tax Deferred
         Compensation Plan

  *10.7  Form of CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plan

  *10.8  Form of Trust Under CH2M HILL Companies, Ltd. After-Tax Deferred
         Compensation Plan

  *21    Subsidiaries of CH2M HILL Companies, Ltd.

  *23.1  Consent of Arthur Andersen LLP

  *23.2 Report of KPMG Peat Marwick LLP with respect to the financial statements of CH2M HILL Industrial Design Corporation

  *23.3  Consent of KPMG Peat Marwick LLP

 **23.4 Consent of Holme Roberts & Owen LLP with respect to the legality of the securities being registered (included in Exhibit 5.1)

 **23.5 Consent of Holland & Hart LLP with respect to compliance with ERISA for the CH2M HILL Employee Stock Plan and the CH2M HILL Retirement and
         Tax-Deferred Savings Plan (included in Exhibit 5.2)

  *24    Powers of Attorney (included on signature page)

  *27    Financial Data Schedule

  *99    Form of Internal Market Rules

--------
 *Filed herewith.
**To be filed by amendment.